     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         NEXTLINK COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

         WASHINGTON                        4813                        91-1738221
(State or Other Jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
             of                 Classification Code Number)        Identification No.)
      Incorporation or
        Organization)

                           --------------------------

  155 108TH AVENUE N.E., 8TH FLOOR, BELLEVUE, WASHINGTON 98004, (206) 519-8900 (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive offices)
                           --------------------------

                           R. BRUCE EASTER JR., ESQ.
                        155 108TH AVENUE N.E., 8TH FLOOR
                           BELLEVUE, WASHINGTON 98004
                                 (206) 519-8900
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000
                           --------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                                 PROPOSED
                                                                             PROPOSED            MAXIMUM
                                                          AMOUNT             MAXIMUM            AGGREGATE           AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES                 TO BE              OFFERING            OFFERING          REGISTRATION
                 TO BE REGISTERED                       REGISTERED      PRICE PER UNIT(1)         PRICE                FEE
14% Senior Exchangeable Redeemable Preferred
  Shares, par value $.01 per share................    11,341,797(2)           $48.07         $274,000,000(2)        $83,031(2)
14% Senior Subordinated Notes due 2009............     $274,000,000           (3)(4)              (3)(4)              (3)(4)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes 5,641,797 14% Senior Exchangeable Redeemable Preferred Shares, par value $.01 per share that may be issued as dividends on the 14% Senior Exchangeable Redeemable Preferred Shares. No additional registration fee is payable in respect thereof.

(3) The 14% Senior Exchangeable Redeemable Preferred Shares are exchangeable, in whole but not in part, upon the occurrence of certain events, at the option of the Company, for the 14% Senior Subordinated Notes due 2009. No additional registration fee is payable in respect thereof.

(4) Includes $272,114,826 principal amount of 14% Senior Subordinated Notes due 2009 that may be issued as interest payments on the 14% Senior Subordinated Notes due 2009.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         NEXTLINK COMMUNICATIONS, INC.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-4 ITEM NUMBER                                                             LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------

       1.  Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus.....................  Forepart of the Registration Statement and Outside
                                                                    Front Cover Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages of
                                                                    Prospectus

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
             Other Information..................................  Summary; Risk Factors; Business; Selected
                                                                    Consolidated Financial and Operating Data

       4.  Terms of the Transaction.............................  Summary; Risk Factors; The Exchange Offer;
                                                                    Description of the New Preferred Shares;
                                                                    Description of the Exchange Notes; Plan of
                                                                    Distribution

       5.  Pro Forma Financial Information......................  Summary; Selected Consolidated Financial and
                                                                    Operating Data

       6.  Material Contracts with the Company Being Acquired...  Not Applicable

       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be Underwriters......  Not Applicable

       8.  Interests of Named Experts and Counsel...............  Not Applicable

       9.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Not Applicable

      10.  Information with Respect to S-3 Registrants..........  Not Applicable

      11.  Incorporation of Certain Information by Reference....  Not Applicable

      12.  Information with Respect to S-2 or S-3 Registrants...  Not Applicable

      13.  Incorporation of Certain Information by Reference....  Not Applicable

      14.  Information with Respect to Registrants Other than
             S-3 or S-2 Registrants.............................  Summary; Risk Factors; Business; Capitalization;
                                                                    Selected Consolidated Financial and Operating Data;
                                                                    Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations

      15.  Information with Respect to S-3 Companies............  Not Applicable

FORM S-4 ITEM NUMBER                                                             LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
      16.  Information with Respect to S-2 or S-3 Companies.....  Not Applicable

      17.  Information with Respect to Companies Other Than S-3
             or S-2 Companies...................................  Not Applicable

      18.  Information if Proxies, Consents or Authorizations
             are to be Solicited................................  Not Applicable

      19.  Information if Proxies, Consents or Authorizations
             are not to be Solicited or in an Exchange Offer....  Summary; Management; Certain Relationships and
                                                                    Related Transactions; Security Ownership of Certain
                                                                    Beneficial Owners and Management; Description of
                                                                    Capital Stock

                  SUBJECT TO COMPLETION, DATED MARCH 14, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                         NEXTLINK COMMUNICATIONS, INC.

 OFFER TO EXCHANGE ALL OUTSTANDING 14% SENIOR EXCHANGEABLE REDEEMABLE PREFERRED
                                     SHARES
              ($285,000,000 AGGREGATE LIQUIDATION PREFERENCE) FOR
              14% SENIOR EXCHANGEABLE REDEEMABLE PREFERRED SHARES
                        OF NEXTLINK COMMUNICATIONS, INC.
      THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
                 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

    NEXTLINK Communications, Inc., a Washington corporation (the "Company" or "NEXTLINK"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal", and together with this Prospectus, the "Exchange Offer") to exchange one (1) 14% Senior Exchangeable Redeemable Preferred Share (collectively, the "New Preferred Shares"), which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each outstanding 14% Senior Exchangeable Redeemable Preferred Share (collectively, the "Old Preferred Shares") of the Company. The New Preferred Shares and the Old Preferred Shares are collectively referred to herein as the "Preferred Shares". There will be no cash proceeds to the Company from the Exchange Offer.

    The Exchange Offer is not conditioned upon any minimum number of Old Preferred Shares being tendered or accepted for exchange. The Exchange Offer
will expire at 5:00 p.m., New York City time, on       , 1997, unless extended
(the "Expiration Date"). The date of acceptance for exchange of the Old Preferred Shares (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Old Preferred Shares. Old Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable. The Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Preferred Registration Rights Agreement (as defined herein). See "The Exchange Offer".

    The terms of the New Preferred Shares are the same in all respects (liquidation preference, dividend rate, mandatory redemption and ranking) as the terms of the Old Preferred Shares for which they may be exchanged pursuant to the Exchange Offer, except that the New Preferred Shares have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Preferred Shares and will not be entitled to registration rights. Following the completion of the Exchange Offer, none of the Preferred Shares will be entitled to the benefits of the Preferred Registration Rights Agreement relating to contingent increases in the dividend rate provided for pursuant thereto. See "The Exchange Offer".

    Dividends on the New Preferred Shares are payable out of legally available funds and are cumulative from the most recent dividend payment date to which dividends on the Old Preferred Shares were paid (the "Accrual Date"). Holders of Old Preferred Shares whose shares of Old Preferred Shares are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on the Old Preferred Shares accumulated from the Accrual Date to the date of the issuance of the New Preferred Shares. Consequently, holders who exchange their Old Preferred Shares for New Preferred Shares will receive the same dividend payment on the next dividend payment date (expected to be May 1, 1997) that they would have received had they not accepted the Exchange Offer, except that if such dividend is not paid in cash, it will be paid in shares of New Preferred Shares instead of Old Preferred Shares. Dividends on the New Preferred Shares are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing May 1, 1997, accumulating from the Accrual Date at the annual rate of 14% per share of New Preferred Shares.

    Before February 1, 2002, dividends may, at the option of the Company, be paid in cash or by issuing fully paid and nonassessable New Preferred Shares with an aggregate liquidation preference equal to the amount of such dividends. After February 1, 2002, dividends must be paid in cash. The New Preferred Shares have a liquidation preference of $50 per share, plus accumulated and unpaid dividends thereon.

                                            (COVER CONTINUED ON FOLLOWING PAGE.)

    SEE "RISK FACTORS" ON PAGE        FOR A DESCRIPTION OF CERTAIN FACTORS THAT
SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1997

    The Old Preferred Shares were originally issued and sold on January 31, 1997 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of, and Rule 144A under, the Securities Act (the "Offering"). Accordingly, the Old Preferred Shares may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Preferred Shares issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who acquires such New Preferred Shares directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or (iii) broker-dealers who acquired Old Preferred Shares as a result of market-making or other trading activities), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Preferred Shares are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Preferred Shares. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Preferred Shares pursuant to the Exchange Offer in exchange for Old Preferred Shares acquired for its own account as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Preferred Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Old Preferred Shares where such Old Preferred Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date of this Prospectus, or such shorter period as will terminate when all Old Preferred Shares acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Preferred Shares and resold by such broker-dealers. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution".

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD PREFERRED SHARES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

    The Old Preferred Shares and the New Preferred Shares constitute new issues of securities with no established public trading market. If a market for the New Preferred Shares should develop, the New Preferred Shares could trade at a discount from their aggregate liquidation preference. The Company does not intend to list the New Preferred Shares on a national securities exchange or to apply for quotation of the New Preferred Shares through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the New Preferred Shares will develop.

    The Company has been advised by Merrill Lynch & Co. and Toronto Dominion Securities (USA) Inc. that they intend to make a market in the New Preferred Shares; however, such entities are under no obligation to do so and any market making activities with respect to the New Preferred Shares may be discontinued at any time.

    Any Old Preferred Shares not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Preferred Shares are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Old Preferred Shares could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Preferred Shares will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Preferred Shares except under certain limited circumstances. See "Description of the Preferred Shares -- Registration Covenant; Exchange Offer". No assurance can be given as to the liquidity of the trading market for either the Old Preferred Shares or the New Preferred Shares.

                                                                  (END OF COVER)

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement", which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Preferred Shares being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are necessarily summaries of those documents, and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    NEXTLINK has filed periodic reporting and other information pursuant to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, the Commission maintains a website that contains periodic reports and other information filed by the Company. This website can be accessed at www.sec.gov. Copies of such material can be also be obtained from the Company upon request.

    The Company is required by the terms of the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the Preferred Shares and Qualifications, Limitations and Restrictions Thereof (the "Certificate of Designations") to furnish the transfer agent and registrar for the Preferred Shares (the "Transfer Agent") with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NEW PREFERRED SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                     NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
SUMMARY....................................................................................................

RISK FACTORS...............................................................................................
  Consequences of Exchange and Failure to Exchange.........................................................
  Negative Cash Flow and Operating Losses; Limited History of Operations...................................
  Significant Future Capital Requirements; Substantial Indebtedness........................................
  Risk Associated with Implementation of Growth Strategy...................................................
  Need to Obtain and Maintain Permits and Rights-of-Way....................................................
  Competition..............................................................................................
  Regulation...............................................................................................
  Dependence on Large Customers............................................................................
  Rapid Technological Changes..............................................................................
  Dependence on Key Personnel..............................................................................
  Variability of Quarterly Operating Results...............................................................
  Control by Mr. Craig O. McCaw; Potential Conflicts of Interests..........................................
  Risks Associated with the Preferred Shares and the Exchange Notes........................................
  Forward Looking Statements...............................................................................

USE OF PROCEEDS............................................................................................

THE EXCHANGE OFFER.........................................................................................
  Purpose of the Exchange Offer............................................................................
  Terms of the Exchange....................................................................................
  Expiration Date; Extensions; Termination; Amendments.....................................................
  How to Tender............................................................................................
  Terms and Conditions of the Letter of Transmittal........................................................
  Withdrawal Rights........................................................................................
  Acceptance of Old Preferred Shares for Exchange; Delivery of New Preferred Shares........................
  Conditions to the Exchange Offer.........................................................................
  Exchange Agent...........................................................................................
  Solicitation of Tenders; Expenses........................................................................
  Appraisal Rights.........................................................................................
  Federal Income Tax Consequences..........................................................................
  Other....................................................................................................

CAPITALIZATION.............................................................................................

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA.........................................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................
  Overview.................................................................................................
  Results of Operations....................................................................................
  Liquidity and Capital Resources..........................................................................

BUSINESS...................................................................................................
  Overview.................................................................................................

                                                                                                                PAGE
                                                                                                                -----
  Market Opportunity.......................................................................................
  Business Strategy........................................................................................
  The Company's Telecommunications Services................................................................
  Sales and Customer Care..................................................................................
  Network Development......................................................................................
  Network Architecture.....................................................................................
  Implementation of Local Telecommunications...............................................................
  Regulatory Overview......................................................................................
  Competition..............................................................................................
  Purchasing and Distribution..............................................................................
  Properties...............................................................................................
  Employees................................................................................................
  Trademarks and Trade Names...............................................................................
  Legal Proceedings........................................................................................

MANAGEMENT.................................................................................................
  Employment Agreements....................................................................................
  NEXTLINK Communications, L.L.C. Equity Option Plan.......................................................
  NEXTLINK Communications, Inc. Stock Option Plan..........................................................

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................

DESCRIPTION OF CERTAIN INDEBTEDNESS........................................................................

DESCRIPTION OF CAPITAL STOCK...............................................................................
  Common Stock.............................................................................................
  Preferred Stock..........................................................................................
  Director and Officer Indemnification.....................................................................
  Provisions Affecting Acquisitions and Business Combinations..............................................

DESCRIPTION OF NEW PREFERRED SHARES........................................................................
  Ranking..................................................................................................
  Dividends................................................................................................
  Mandatory Redemption.....................................................................................
  Permitted Amendments Relating to Optional Redemption.....................................................
  Procedure for Redemption.................................................................................
  Exchange.................................................................................................
  Liquidation Preference...................................................................................
  Voting Rights............................................................................................
  Change of Control........................................................................................
  Certain Covenants........................................................................................
  Transfer Agent and Registrar.............................................................................

DESCRIPTION OF THE EXCHANGE NOTES..........................................................................
  General..................................................................................................
  Subordination............................................................................................
  Permitted Amendments Relating to Optional Redemption.....................................................
  Mandatory Redemption; Sinking Fund.......................................................................
  Covenants................................................................................................
  Mergers, Consolidations and Certain Sales of Assets......................................................

                                                                                                                PAGE
                                                                                                                -----
  Events of Default........................................................................................
  Satisfaction and Discharge of the Indenture..............................................................
  Defeasance...............................................................................................
  Modification and Waiver..................................................................................
  No Personal Liability of Members, Managers, Officers, Employees and Stockholders.........................
  Governing Law............................................................................................
  The Trustee..............................................................................................

DEFINITIONS................................................................................................

PLAN OF DISTRIBUTION.......................................................................................

LEGAL MATTERS..............................................................................................

EXPERTS....................................................................................................

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................         F-1

GLOSSARY...................................................................................................         A-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION, INCLUDING THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, CONTAINED HEREIN. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "NEXTLINK" OR THE "COMPANY" REFER TO NEXTLINK COMMUNICATIONS, INC., A WASHINGTON CORPORATION, ITS CONSOLIDATED SUBSIDIARIES AND 40% MEMBERSHIP INTEREST IN TELECOMMUNICATIONS OF NEVADA, LLC, WHICH OWNS A NETWORK THAT IS MANAGED BY THE COMPANY. THE COMPANY IS THE SUCCESSOR TO NEXTLINK COMMUNICATIONS, L.L.C., A WASHINGTON LIMITED LIABILITY COMPANY THAT MERGED WITH AND INTO THE COMPANY EFFECTIVE JANUARY 31, 1997. ALL FINANCIAL AND OPERATIONAL DATA PRESENTED FOR PERIODS PRIOR TO JANUARY 31, 1997 RELATE TO NEXTLINK COMMUNICATIONS, L.L.C. ALL OPERATIONAL STATISTICS OF THE COMPANY INCLUDED IN THIS PROSPECTUS INCLUDE 100% OF THE OPERATIONAL STATISTICS OF TELECOMMUNICATIONS OF NEVADA, LLC. CAPITALIZED TERMS USED IN THIS PROSPECTUS, WHICH ARE NOT OTHERWISE DEFINED HEREIN, HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM IN THE GLOSSARY INCLUDED AS ANNEX A HERETO. SEE "RISK FACTORS-- FORWARD LOOKING STATEMENTS" FOR CERTAIN INFORMATION RELATING TO STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACTS.

                                  THE COMPANY

    NEXTLINK was founded in 1994 by Mr. Craig O. McCaw, its Chief Executive Officer and principal equity owner, to provide local facilities-based telecommunications services with a focus on delivering switched services to commercial customers. In July 1996, NEXTLINK became one of the first competitive local exchange carriers ("CLECs") in the United States to provide facilities-based local dial tone services under the Telecommunications Act of 1996 (the "Telecom Act"), which opened the entire local exchange market to competition. In each of the markets it serves, NEXTLINK's goal is to become the principal competitor to the incumbent local exchange carrier ("ILEC") for its targeted customer base of small and medium sized businesses by offering a single source for local, long distance and enhanced communications services.

    The Company currently offers a bundled package of switched local dial tone and long distance services in eight markets and anticipates launching these services in an additional 14 markets, 13 of which are anticipated to be launched by the end of June 1997. In addition, the Company offers dedicated transmission and competitive access services to long distance carriers and end users in 18 of its markets, including those markets where the Company has not yet launched switched local dial tone and long distance services. NEXTLINK also offers enhanced communications services, including a series of interactive voice response ("IVR") products, a virtual communications center for mobile professionals and workgroups and an interactive communications tool for the World Wide Web and intranet applications called the Intermind Communicator.

    To date, NEXTLINK has acquired and constructed telecommunications networks in seven states, with operations currently active or under construction in 22 markets containing an aggregate of approximately four million addressable business lines. As of December 31, 1996, the Company's operations included approximately 1,080 route miles of installed and operational high capacity fiber optic cable with a combined total of approximately 66,000 fiber miles which connect to 403 buildings and an additional 400 route miles under construction. The Company seeks to encompass the significant business concentrations in each area it serves, focusing on direct connections to end-user locations and ILEC central offices. The Company constructs its networks utilizing high capacity fiber optic cable, with a backbone density generally ranging from 72 to 240 fibers, and self-healing SONET transmission equipment. In addition, the Company employs a uniform technology platform for each of its networks that is based on the Nortel DMS 500 digital local and long distance combination switching system and associated distribution technology. As of December 31, 1996, the Company had five operational Nortel DMS 500 switches serving eight markets, had installed three switches during the first quarter of 1997 and anticipates installing one switch in the second quarter 1997, allowing the Company to service in the aggregate 14 additional markets. The Company plans to install a tenth switch in its NEXTLAB facility, a fully functional model of one of the Company's networks, which will serve as the Company's network operations control center and a testing facility for switch software and the Company's products and services.

    NEXTLINK has interconnection agreements covering 15 markets and is currently negotiating two additional interconnection agreements that will cover its seven additional markets. These agreements provide the Company with the ability to exchange telecommunications traffic between its customers and the customers of the ILEC. The Company accelerated its offering of switched local dial tone services by establishing initial interconnection agreements while longer term agreements are negotiated. The operating experience gained by the Company under these agreements gives the Company critical knowledge for negotiating longer term arrangements, which the Company believes provides it with an advantage over other CLECs in modifying its ongoing relationships with the ILECs.

MARKET OPPORTUNITY

    Industry sources estimate that in 1995 the total revenues from local and long distance telecommunications services were approximately $175 billion, of which approximately $101 billion were derived from local exchange services and approximately $74 billion from long distance services. Although the Modified Final Judgment relating to the breakup of AT&T (the "MFJ") established the preconditions for competition in the market for long distance services in 1984, the market for local exchange services has until recently been virtually closed to competition and has largely been dominated by regulated monopolies. Efforts to open the local exchange market began in the late 1980s on a state-by-state basis when competitive access providers ("CAPs") began offering dedicated private line transmission and access services. These types of services together currently account for approximately 12% ($12 billion) of the total local exchange revenues. CAPs were restricted, often by state laws, from providing the other, more frequently used services such as basic dial tone and switched services, which today account for approximately 88% ($89 billion) of local exchange revenues.

    The Telecom Act and the FCC's issuance of rules for competition, particularly those requiring the interconnection of all networks and the interchange of traffic among the ILECs and the CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. Although the U.S. Court of Appeals for the Eighth Circuit has issued a partial stay of the FCC's rules implementing the local competition provisions of the Telecom Act, the stay is limited to issues relating to pricing of interconnection and a CLEC's ability to impose "most favored nation" requirements on ILECs. Both issues remain subject to scrutiny and oversight by state regulatory commissions. See "Business--Regulatory Overview."

    These developments create opportunities for new entrants offering local exchange services to capture a portion of the current monopolists' nearly 100% market share. The development of facilities-based switched local dial tone services competition, however, is in its early stages. Even though other CLECs have begun to offer on-network switched local services, the Company believes that to date less than 1% of the total business lines in the United States have changed from an ILEC to a CLEC for such switched services. As competition develops, the Company anticipates that the market will become increasingly segmented, with the ILECs and the CLECs focusing on particular customer and geographic segments.

BUSINESS STRATEGY

    The Company has built an end user-focused, locally oriented organization dedicated to providing a broad range of products and services at competitive prices primarily to small and medium sized businesses. The key components of the Company's strategy to maximize penetration of its targeted customer base are:

        FOCUS ON SMALL AND MEDIUM SIZED BUSINESSES. The Company primarily focuses marketing efforts for its switched local, long distance and enhanced communications services on small and medium sized businesses and professional groups with 10 to 50 business lines. The Company's market research indicates that these customers prefer a single source for all of their telecommunications requirements, including products, billing, installation, maintenance and customer service. The Company has chosen to focus on this segment, based on its expectations that higher gross margins will generally be available on services provided to these customers, as compared with larger businesses, and that ILECs may be less likely to apply significant resources towards retaining these customers. The Company expects to attract these customers through a direct sales effort by offering: (i) bundled facilities-based local dial tone and resold long distance services, as well as the Company's enhanced communications services; (ii) a 10% to 15% discount to comparable pricing by the ILEC, depending on the individual market; and (iii) responsive customer service and support provided on a local level.

        DEVELOP A DIRECT SALES FORCE AND A CUSTOMER CARE ORGANIZATION. NEXTLINK is building a highly motivated and experienced direct sales force and customer care organization that is designed to establish a direct and personal relationship with its customers. Salespeople are given incentives through a commission structure that targets 40% of a salesperson's compensation to be based on performance. To ensure customer satisfaction, each customer will have a single point of contact for customer care who is responsible for solving problems and responding to customer inquiries. Management believes that the quality of its sales force and the responsiveness of its customer care organization will help to attract and retain customers and provide a key competitive advantage in competing with the ILEC in the local exchange market.

        STANDARDIZE PROCESSES TO ACCELERATE REVENUE GROWTH. The Company believes that the immediate challenge for CLECs will be developing the ability to implement effective provisioning systems, which include the complex process of transitioning ILEC customers to the Company's switched local dial tone services. Accordingly, the Company has begun to identify and will focus, as a key competitive strategy, on implementing best provisioning practices in each of its markets that will provide for rapid and seamless transitions of customers from the ILEC to the Company. To support the provisioning of its services, the Company has begun a long-term development program relating to a comprehensive information technology platform geared toward delivering information and automated ordering and provisioning capability directly to the end-user as well as to the Company's internal staff. The Company believes that these practices and its comprehensive information technology platform, as developed, will provide the Company with a long-term competitive advantage and allow it to implement more rapidly switched local dial tone services in its markets and to shorten the time between the sale of its services and the generation of revenues.

        DEVELOP HIGH CAPACITY NETWORKS WITH BROAD MARKET COVERAGE. NEXTLINK has and intends to continue to approach network design with a long-term view focusing on three key elements. First, the Company designs and builds its networks to provide extensive coverage of principal business concentrations, featuring direct physical connection of the Company's network to a high percentage of the commercial buildings and a majority of the ILEC central offices. This broad coverage is expected to result in a higher proportion of traffic that is both originated and terminated on the Company's networks, which should provide higher long-term operating margins. Second, the Company constructs high capacity networks that utilize large fiber bundles capable of carrying high volumes of voice, data, video and Internet traffic as well as other high bandwidth services. This strategy should reduce potential "overbuild" costs and provide added network capacity as the Company adds high bandwidth services in the future. Third, the Company employs a uniform technology platform based on Nortel DMS 500 switches, associated distribution technology and other common transmission technologies enabling the Company to (i) deploy features and functions quickly in all of its networks, (ii) expand switching capacity in a cost effective manner and

    (iii) lower maintenance costs through reduced training and spare parts requirements. The Company also utilizes unbundled loops from the ILEC to connect the Company's switch and network to end user buildings and is evaluating other alternatives for building connectivity, including wireless connections, for the "last mile" of transport.

        OFFER ENHANCED COMMUNICATIONS SERVICES. NEXTLINK offers customers value-added services that are not dependent on the Company's local facilities. As a result, the Company believes it can establish a customer base in a market in advance of constructing network facilities as well as offer additional services in markets where the Company has constructed facilities. These enhanced communications services include: (i) IVR services, which provide an interface between NEXTLINK's clients and their customers for a variety of applications; (ii) Xpress (formerly Magic Number), NEXTLINK's virtual communications center that allows mobile professionals and workgroups to access a suite of commonly used communications services from any telephone in the public switched network; and (iii) the Intermind Communicator, an interactive communications tool for the World Wide Web and intranet applications. The Company plans to focus the marketing of its enhanced communications service offerings in all of its markets, as well as in areas of planned network expansion. This should increase the Company's visibility, develop customer relationships and assist the Company in attracting local exchange customers when it operates networks in these markets.

        CONTINUE MARKET EXPANSION. The Company currently operates or is constructing networks in 22 markets in seven states. These markets, in the aggregate, have approximately four million addressable business lines. The Company's goal is to add or expand markets and market clusters in order to increase its market potential to approximately 11 million addressable business lines by the end of 1998. NEXTLINK believes that its strategy of operating its networks in clusters (i) offers substantial advantages including economies of scale in management, marketing, sales and network operations, (ii) enables the Company to capture a greater percentage of regional traffic and to develop regional pricing plans, because the Company believes that a significant level of traffic terminates within 300 miles of its origination and (iii) provides opportunities in smaller markets and those markets that are too small to develop on a stand alone basis. The Company anticipates continuing to expand into new geographic areas as opportunities arise either through building new networks, acquiring existing networks or acquiring capacity. Most recently, the Company acquired an 80 mile fiber optic network located in Los Angeles and six adjacent markets and reached an agreement in principle to acquire an existing operational fiber optic network in downtown Philadelphia in order to extend its existing network in Pennsylvania.

    The Company believes that a critical factor in the successful implementation of the Company's strategy is the quality of its management team and their extensive experience in the telecommunications industry. The Company has built a management team that it believes is well suited to challenge the dominance of the ILECs in the local exchange market. Mr. Craig O. McCaw, the Company's Chief Executive Officer, and Mr. James F. Voelker, the Company's President, each has in excess of 17 years of experience in leading companies in competitive segments of the telecommunications industry. In addition, the Company has recruited experienced entrepreneurs and industry executives to head each of its operating subsidiaries, many of whom have previously built and led their own start-up telecommunications businesses. Many of the Company's mid-level and senior managers were associated with Mr. McCaw during the early years at McCaw Cellular Communications, Inc. (now known as AT&T Wireless Services, Inc.), where the organizational themes included an unyielding focus on the customer, developing a first-class, differentiated product offering, decentralized management decision-making and building a high capacity system.

                              RECENT DEVELOPMENTS

    Since the offering in April 1996 of the Company's 12 1/2% Senior Notes due
April 15, 2006, the Company has achieved the following:

    - launched switched on-network local dial tone services and long distance services in eight markets;

    - acquired substantially all of the assets of Linkatel Pacific, L.P.
      ("Linkatel"), an operator of an 80 mile fiber optic network in Los Angeles and six adjacent markets, and obtained access to rights-of-way for approximately 250 miles;

    - reached an agreement in principle to acquire an existing three mile operational fiber optic network in downtown Philadelphia in order to extend its existing network in Pennsylvania;

    - acquired the ITC Companies ("ITC"), a long distance reseller located in Salt Lake City, Utah with annual revenues for 1996 of approximately $11.4 million;

    - executed six interconnection agreements covering 15 markets;

    - acquired exclusive marketing rights to the Intermind Communicator in NEXTLINK's service areas; and

    - increased its property and equipment from approximately $56 million to approximately $112 million on a pro forma basis after giving effect to the acquisition of Linkatel.

                               THE EXCHANGE OFFER

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Issuer.......................  NEXTLINK Communications, Inc. The principal office of the
                               Company is located at 155 108th Avenue, N.E., 8th Floor,
                               Bellevue, Washington 98004, and its telephone number at that address is (206) 519-8900.

The Exchange Offer...........  The Company is offering to exchange up to 5,700,000 14%
                               Senior Exchangeable Redeemable Preferred Shares (the "New
                               Preferred Shares") for up to 5,700,000 14% Senior
                               Exchangeable Redeemable Preferred Shares that were issued
                               and sold on January 31, 1997 in a transaction (the
                               "Offering") exempt from registration under the Securities
                               Act (the "Old Preferred Shares" and, collectively with the
                               New Preferred Shares, the "Preferred Shares"). The terms of the New Preferred Shares are substantially identical in all respects (including liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old
                               Preferred Shares for which they may be exchanged pursuant to the Exchange Offer, except that the New Preferred Shares
                               have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer
                               except as provided herein (see "The Exchange Offer--Terms of the Exchange") and will not be entitled to registration
                               rights. In addition, following completion of the Exchange
                               Offer, none of the Preferred Shares will be entitled to the benefits of the Preferred Registration Rights Agreement (as defined), relating to contingent increases in the dividend rate provided pursuant thereto.

                               New Preferred Shares issued pursuant to the Exchange Offer in exchange for Old Preferred Shares may be offered for
                               resale, resold

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                               and otherwise transferred by holders thereof (other than any holder which is (i) an affiliate of the Company within the meaning of Rule 405 under the Securities Act (an
                               "Affiliate"), (ii) a broker-dealer who acquired Old
                               Preferred Shares directly from the Company or (iii)
                               broker-dealers who acquired Old Preferred Shares as a result of market-making or other trading activities) without
                               compliance with the registration and prospectus delivery
                               provisions of the Securities Act provided that such New
                               Preferred Shares are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or
                               understanding with any person to participate in, a
                               distribution of such New Preferred Shares.

Accrued Dividends on the New
  Preferred Shares and the
  Old Preferred Shares.......  Dividends on the New Preferred Shares will accumulate from the most recent dividend payment date to which dividends on the Old Preferred Shares were paid (the "Accrual Date").
                               Holders of Old Preferred Shares whose shares of Old
                               Preferred Shares are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on such Old Preferred Shares accumulated from the
                               Accrual Date to the date of the issuance of the New
                               Preferred Shares. Consequently, holders who exchange their
                               Old Preferred Shares for New Preferred Shares will receive the same dividend payment on the next dividend payment date
                               (expected to be May 1, 1997) that they would have received had they not accepted the Exchange Offer, except that if
                               such dividend is not paid in cash, it will be paid in shares of New Preferred Shares instead of Old Preferred Shares. See
                               "The Exchange Offer-- Dividends on the New Preferred
                               Shares".

Minimum Condition............  The Exchange Offer is not conditioned upon any minimum number of Old Preferred Shares being tendered for exchange.

Expiration Date..............  The Exchange Offer will expire at 5:00 p.m., New York City
                               time, on            , 1997 unless extended (the "Expiration
                               Date").

Exchange Date................  The first date of acceptance for exchange for the Old
                               Preferred Shares will be the first business day following
                               the Expiration Date (the "Exchange Date").

Conditions to the Exchange
  Offer......................  The obligation of the Company to consummate the Exchange
                               Offer is subject to certain conditions. See "The Exchange
                               Offer-- Conditions to the Exchange Offer". The Company
                               reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights............  Tenders may be withdrawn at any time prior to the Expiration
                               Date. Any Old Preferred Shares not accepted for any reason will be returned without expense to the tendering holders
                               thereof as promptly as practicable after the expiration or termination of the Exchange Offer.
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                                       6

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Procedures for Tendering Old
  Preferred Shares...........  See "The Exchange Offer--How to Tender".

Federal Income Tax
  Consequences...............  The exchange of Old Preferred Shares for New Preferred
                               Shares by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any
                               taxable gain or loss or any interest income as a result of such exchange. See "The Exchange Offer--Federal Income Tax
                               Consequences".

Effect on Holders of Old
  Preferred Shares...........  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Old
                               Preferred Shares pursuant to the terms of this Exchange
                               Offer, the Company will have fulfilled a covenant contained in the Preferred Exchange and Registration Rights Agreement
                               (the "Preferred Registration Rights Agreement") dated as of
                               January 31, 1997, among the Company, Merrill Lynch & Co. and
                               Toronto Dominion Securities (USA) Inc. (collectively, the
                               "Initial Purchasers") and, accordingly, the holders of the
                               Old Preferred Shares will have no further registration or
                               other rights under the Preferred Registration Rights
                               Agreement, except that under certain limited circumstances, the Company shall file with the Commission a shelf
                               registration statement on an appropriate form under Rule 415 under the Securities Act (the "Shelf Registration
                               Statement"). See "Description of Capital Stock--Preferred
                               Shares--Old Preferred Shares". Holders of the Old Preferred
                               Shares who do not tender their Old Preferred Shares in the
                               Exchange Offer will continue to hold such Old Preferred
                               Shares and will be entitled to all the rights and
                               limitations applicable thereto. All untendered, and tendered but unaccepted, Old Preferred Shares will continue to be
                               subject to the restrictions on transfer provided for in the
                               Certificate of Designations. To the extent that Old
                               Preferred Shares are tendered and accepted in the Exchange
                               Offer, the trading market, if any, for the Old Preferred
                               Shares could be adversely affected. See "Risk Factors--
                               Consequences of Failure to Exchange".

              TERMS OF THE NEW PREFERRED SHARES AND EXCHANGE NOTES

    The Exchange Offer applies to 5,700,000 Old Preferred Shares. The terms of the New Preferred Shares are the same as the terms of the Old Preferred Shares except that the New Preferred Shares have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. See "Description of the New Preferred Shares".

                            THE NEW PREFERRED SHARES

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Liquidation Preference.......  $50 per share.

Optional Redemption..........  In the event certain covenants relating to the Company's
                               12 1/2% Senior Notes due April 15, 2006 (the "Senior Notes")
                               shall have been defeased, extinguished or amended (a
                               "Covenant Amendment"), the Company may at its election and without the consent of any holder of New Preferred Shares
                               amend the Certificate of Designations to add provisions
                               making the New Preferred Shares redeemable at the option of the Company: (i) in whole or in part, at any time on or
                               after February 1, 2002 at the redemption prices set forth
                               herein, plus, without duplication, accumulated and unpaid
                               dividends to the date of redemption; and (ii) prior to
                               February 1, 2000, in part, out of the net cash proceeds of one or more Qualifying Events (as defined) in an amount not to exceed 35% of the aggregate liquidation preference of the
                               Old Preferred Shares originally issued in the Offering at a redemption price equal to 114.0% of the liquidation
                               preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided,
                               however, that after any such redemption, the New Preferred
                               Shares outstanding must equal at least 65% of the aggregate liquidation preference of the Old Preferred Shares
                               originally issued in the Offering.

Mandatory Redemption.........  The Company is required, subject to certain conditions, to redeem all of the New Preferred Shares outstanding on
                               February 1, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

Dividends....................  Dividends will accrue from the Accrual Date and will be payable quarterly commencing May 1, 1997 at a rate per annum of 14% of the liquidation preference thereof. Dividends may be paid, at the Company's option, on any dividend payment
                               date occurring on or before February 1, 2002 either in cash or by issuing additional fully paid and nonassessable New
                               Preferred Shares with an aggregate liquidation preference
                               equal to the amount of such dividends. After February 1,
                               2002 dividends are payable only in cash.

Voting.......................  The New Preferred Shares will be non-voting, except as otherwise required by law and except in certain
                               circumstances described herein, including (i) amending
                               certain rights of the holders of the New Preferred Shares
                               and (ii) the issuance of any class of equity securities that ranks senior to or, in certain circumstances, on a parity
                               with the New Preferred Shares. In addition, if: (i) the
                               Company
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                                       8

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                               fails to pay dividends in cash or, to the extent permitted by the Certificate of Designations, by the issuance of
                               additional New Preferred Shares in respect of six or more
                               quarters in the aggregate (whether or not consecutive); (ii)
                               the Company fails to make the mandatory redemption or an
                               Offer to Purchase (as defined) upon a Change of Control; or
                               (iii) the Company fails to comply with the covenants
                               contained in the Certificate of Designations or make certain payments on its indebtedness, holders of a majority of the outstanding Preferred Shares, voting as a class, will be
                               entitled to elect a number of directors of the Company equal to the lesser of two directors or that number of directors constituting at least 25% of the board of directors of the
                               Company.

Exchange Provision...........  The New Preferred Shares will be exchangeable for Exchange
                               Notes, at the Company's option, subject to certain
                               conditions, in whole, but not in part, on any scheduled
                               dividend payment date.

Ranking......................  The New Preferred Shares will, with respect to dividend rights and rights upon liquidation, winding-up and
                               dissolution of the Company, rank senior to all Junior Shares
                               (as defined) of the Company.

Change of Control............  Within 30 days following a Change of Control (as defined), the Company will be required to offer to purchase all
                               outstanding New Preferred Shares at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase. The Company does not currently have adequate
                               financial resources to effect a repurchase of the New
                               Preferred Shares upon a Change of Control and there can be no assurance that the Company will have such resources in
                               the future. In addition, there are currently and may be in the future restrictions contained in the instruments
                               evidencing indebtedness incurred by the Company or its
                               subsidiaries which restrict or prohibit the ability of the
                               Company to effect any repurchase of New Preferred Shares
                               required in connection with a Change of Control.

Certain Covenants............  The Certificate of Designations contains covenants that limit the ability of the Company and its subsidiaries to
                               incur indebtedness and the ability of the Company to merge or consolidate with or sell all or substantially all of its assets to any other person. The Certificate of Designations contains provisions that allow for the modification and
                               amendment of the covenants contained in the Certificate of
                               Designations by a vote of holders owning a majority of the outstanding Preferred Shares, including the covenant
                               relating to a Change of Control, except during the pendency of an Offer to Purchase. In addition, the holders of a
                               majority of the outstanding Preferred Shares, on behalf of all holders of New Preferred Shares, may waive compliance by the Company with certain provisions of the Certificate of
                               Designations.

                               THE EXCHANGE NOTES

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Issue........................  14% Senior Subordinated Notes due 2009 issuable in exchange

                                       9


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                               for the New Preferred Shares in an aggregate principal
                               amount equal to the then aggregate liquidation preference of the New Preferred Shares, plus, without duplication,
                               accumulated and unpaid dividends to the date fixed for the exchange thereof (the "Note Exchange Date"), plus any
                               additional Exchange Notes issued in lieu of cash interest.

Interest.....................  Interest on the Exchange Notes will be payable semi-annually in cash or, at the option of the Company, on or prior to
                               February 1, 2002, in additional Exchange Notes, in arrears on each February 1 and August 1, commencing on the first
                               such date.

Maturity.....................  February 1, 2009.

Ranking......................  The Exchange Notes will be subordinated to all existing and future Senior Debt (as defined) of the Company and
                               effectively subordinated to obligations of the Company's
                               subsidiaries. As of December 31, 1996, there was
                               approximately $374.9 million of Senior Debt outstanding and
                               $29.2 million of obligations of the Company's subsidiaries.

Optional Redemption..........  Following a Covenant Amendment, the Company may at its
                               election and without the consent of any holder of Exchange
                               Notes amend the Exchange Indenture (as defined) to add
                               provisions making the Exchange Notes redeemable at the
                               option of the Company: (i) in whole or in part, at any time on or after February 1, 2002 at the redemption prices set
                               forth herein, plus, without duplication, accrued and unpaid interest to the date of redemption; and (ii) prior to
                               February 1, 2000, in part, out of the net cash proceeds of one or more Qualifying Events in an amount up to $99.75
                               million of the aggregate principal amount of Exchange Notes at a redemption price equal to 114.0% of the principal
                               amount thereof, plus, without duplication, accrued and
                               unpaid interest to the date of redemption; provided,
                               however, that after any such redemption, the aggregate
                               principal amount of the Exchange Notes outstanding must
                               equal at least $185.25 million.

Change of Control............  Within 30 days following a Change of Control, the Company will be required to offer to purchase all outstanding
                               Exchange Notes at a purchase price equal to 101% of the
                               principal amount thereof, plus, without duplication, accrued and unpaid interest to the date of purchase. The Company
                               does not currently have adequate financial resources to
                               effect a repurchase of the Exchange Notes upon a Change of
                               Control and there can be no assurance that the Company will have such resources in the future. In addition, there are
                               currently and may be in the future restrictions contained in the instruments evidencing indebtedness incurred by the
                               Company or its subsidiaries which restrict or prohibit the ability of the Company to effect any repurchase of Exchange
                               Notes required in connection with a Change of Control.

Certain Covenants............  The Exchange Indenture will contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii)
                               permit restrictions on the ability of

                               subsidiaries to pay dividends or make certain payments to
                               the Company, (iv) sell assets, (v) create certain liens,
                               (vi) enter into certain transactions with affiliates or
                               (vii) merge or consolidate with or sell all or substantially all of its assets to any other person. The Exchange
                               Indenture will contain provisions that allow for the
                               modification and amendment of the covenants contained in the
                               Exchange Indenture by a vote of holders owning a majority of the Exchange Notes (as defined in the Exchange Indenture), including the covenant relating to a Change of Control,
                               except during the pendency of an Offer to Purchase. In
                               addition, the holders of a majority in aggregate principal amount of the Exchange Notes, on behalf of all holders of
                               Exchange Notes, may waive compliance by the Company with
                               certain restrictive provisions of the Exchange Indenture.
                               See "Description of the Exchange Notes--Modification and
                               Waiver".

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                                ($ IN THOUSANDS)

    The summary historical consolidated financial data presented below (other than the pro forma data) as of and for the period from inception (September 16,
1994) to December 31, 1994 and for the years ended December 31, 1995 and 1996 are derived from and qualified by reference to the audited Consolidated Financial Statements of the Company contained elsewhere in this Prospectus. The Company's Consolidated Financial Statements as of December 31, 1995 and 1996, for the period from inception (September 16, 1994) to December 31, 1994, and for the years ended December 31, 1995 and 1996, have been audited by Arthur Andersen LLP, independent public accountants. The unaudited pro forma consolidated statements of operations data for the years ended December 31, 1995 and 1996 give effect to certain acquisitions that are described in the Pro Forma Consolidated Financial Information using the purchase method of accounting and assuming that such transactions were consummated on January 1, 1995 and 1996, respectively. The operating data presented below are derived from the Company's records. All of the data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and notes thereto contained elsewhere in this Prospectus.

                                                  PERIOD FROM
                                                   INCEPTION
                                                (SEPTEMBER 16,                YEAR ENDED DECEMBER 31,
                                                   1994) TO       ------------------------------------------------
                                                 DECEMBER 31,                              PRO FORMA    PRO FORMA
                                                     1994            1995        1996       1995(1)      1996(2)
                                               -----------------  ----------  ----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenue......................................      $  --          $    7,552  $   25,686   $  25,620    $  36,277
Costs and expenses:
  Operating..................................            106           6,618      25,094      16,507       32,400
  Selling, general and administrative........            232           9,563      31,353      15,367       35,238
  Deferred compensation......................         --                 375       9,914         375        9,914
  Depreciation and amortization..............             14           3,458      10,340       8,663       14,966
                                                      ------      ----------  ----------  -----------  -----------

Loss from operations.........................           (352)        (12,462)    (51,015)    (15,292)     (56,241)
Interest expense, net........................         --                (499)    (20,430)       (814)     (22,851)
                                                      ------      ----------  ----------  -----------  -----------
Loss before minority interest................           (352)        (12,961)    (71,445)    (16,106)     (79,092)
Minority interest............................              3             230         344         114          344
                                                      ------      ----------  ----------  -----------  -----------
Net loss.....................................      $    (349)     $  (12,731) $  (71,101)  $ (15,992)   $ (78,748)
                                                      ------      ----------  ----------  -----------  -----------
                                                      ------      ----------  ----------  -----------  -----------

OTHER DATA:
EBITDA(3)....................................      $    (338)     $   (8,629) $  (30,761)  $  (6,254)   $ (31,361)
Summary Cash Flow Information:
  Net cash used in operating activities......           (396)         (9,180)    (40,563)     --           --
  Net cash used in investing activities......           (600)        (35,417)   (227,012)     --           --
  Net cash provided by financing
    activities...............................          1,021          45,922     343,032      --           --
Capital expenditures, including acquisitions
  of businesses (net of cash acquired) and
  investments in affiliates (4)..............            600          49,230      85,872      --           --
Ratio of earnings to combined fixed charges
  (5)........................................         --              --          --          --           --

                                             (FOOTNOTES BEGIN ON FOLLOWING PAGE)

                                                                                AS OF DECEMBER 31,
                                                                 -------------------------------------------------
                                                                                                       PRO FORMA
                                                                                          PRO FORMA   AS ADJUSTED
                                                                   1995        1996        1996(6)      1996(7)
                                                                 ---------  -----------  -----------  ------------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities...............  $   1,350  $   124,520   $  89,524    $  363,524
Working capital................................................     (6,232)     137,227     100,542       374,542
Property and equipment, net....................................     29,664       97,784     111,950       111,950
Total assets...................................................     53,461      390,683     392,753       666,753
Long-term debt and capital lease obligations, less current
  portion......................................................      1,590      356,262     356,262       356,262
Preferred Shares, net of issuance costs........................     --          --           --           274,000
Equity units subject to redemption.............................     --            4,950       4,950         4,950
Members' equity (deficit):
  Contributed capital..........................................     49,799       65,527      65,527        65,527
  Accumulated deficit..........................................    (13,080)     (84,181)    (84,181)      (84,181)
                                                                 ---------  -----------  -----------  ------------
    Total members' equity (deficit)............................     36,719      (18,654)    (18,654)      (18,654)

                                                                                                        PRO FORMA
                                              AS OF        AS OF          AS OF           AS OF           AS OF
                                            MARCH 31,    JUNE 30,     SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                              1996         1996           1996             1996          1996(8)
                                           -----------  -----------  ---------------  --------------  --------------
OPERATING DATA(9):
Route miles(10)..........................         496          801            900            1,080           1,160
Fiber miles(11)..........................      39,681       42,217         55,701           66,046          71,655
Buildings connected(12)..................         206          277            299              403             411
Switches installed(13)...................           6            6              6                7               7
Employees................................         255          387            456              568             580

------------------------

(1) Gives effect to the following transactions as if each had occurred on January 1, 1995: (i) the acquisitions of Tel-West Central Services, Inc. and Sound Response Corporation, which were completed during 1995, (ii) the recapitalization of the Company and four of the Company's operating subsidiaries which was completed effective January 1, 1996 (the "Recapitalization"), (iii) the acquisition of ITC which was completed in December 1996 and (iv) the acquisition of Linkatel which was completed in February 1997. See "Pro Forma Consolidated Financial Information."

(2) Gives effect to the acquisitions of ITC and Linkatel as if those transactions had occurred on January 1, 1996. See "Pro Forma Consolidated Financial Information."

(3) EBITDA consists of earnings (loss) before interest expense, minority interests, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements. See "Consolidated Statement of Cash Flows."

(4) Total capital expenditures, acquisitions, and investments in affiliates were funded as follows:

                                                                                  PERIOD FROM
                                                                                   INCEPTION
                                                                                (SEPTEMBER 16,     YEAR ENDED DECEMBER
                                                                                   1994) TO                31,
                                                                                 DECEMBER 31,     ----------------------
                                                                                     1994            1995        1996
                                                                               -----------------  ----------  ----------
    Cash expended............................................................      $     600      $   35,417  $   72,042
    Debt issued and assumed..................................................         --               6,554       8,228
    Equity issued............................................................         --               7,259       5,602
                                                                                       -----      ----------  ----------
    Total....................................................................      $     600      $   49,230  $   85,872
                                                                                       -----      ----------  ----------
                                                                                       -----      ----------  ----------

(5) For the period from inception (September 16, 1994) to December 31, 1994 and for the years ended December 31, 1995 and 1996, earnings were insufficient to cover fixed charges during the periods presented by the amount of loss before minority interests of $352, $12,961 and $71,445, respectively.

(6) Gives effect to the acquisition of Linkatel as if that transaction had occurred on December 31, 1996. See "Pro Forma Consolidated Financial Information."

(7) As adjusted to give effect to the Offering as if the Offering had occurred on December 31, 1996 and net of approximately $11,000 in estimated issuance costs.

(8) Gives effect to the acquisition of Linkatel.

(9) The operating data for all periods subsequent to March 1996 include the statistics of the Las Vegas network, which the Company manages and in which the Company has a 40% membership interest.

(10) Route miles refers to the number of miles of the telecommunications path in which the Company-owned or leased fiber optic cables are installed.

(11) Fiber miles refers to the number of route miles installed along a telecommunications path, multiplied by the Company's estimate of the number of fibers along that path.

(12) Represents on-net building connections.

(13) Represents four (five as of December 31, 1996) Nortel DMS 500 switches that are currently operational as well as two Siemens EWSD switches which were included as part of the Company's acquisition of its Ohio operations and are currently being replaced by the Company with Nortel DMS 500 switches.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE TENDERING THEIR OLD PREFERRED SHARES FOR THE NEW PREFERRED SHARES OFFERED HEREBY, HOLDERS OF OLD PREFERRED SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, WHICH (OTHER THAN "CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE" AND "ABSENCE OF PUBLIC MARKET") ARE GENERALLY APPLICABLE TO THE OLD PREFERRED SHARES AS WELL AS THE NEW PREFERRED SHARES. THIS PROSPECTUS CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS OR ITS OFFICERS PRIMARILY WITH RESPECT TO THE FUTURE OPERATING PERFORMANCE OF THE COMPANY. PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. THE ACCOMPANYING INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE INFORMATION SET FORTH BELOW, IDENTIFIES IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES. SEE "RISK FACTORS-- FORWARD LOOKING STATEMENTS."

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

    Holders of Old Preferred Shares who do not exchange their Old Preferred Shares for New Preferred Shares pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Preferred Shares as set forth in the legend thereon as a consequence of the issuance of the Old Preferred Shares pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Preferred Shares may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Old Preferred Shares under the Securities Act. In addition, any holder of Old Preferred Shares who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Shares may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Preferred Shares are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Preferred Shares could be adversely affected. See "The Exchange Offer" and "Description of Capital Stock--Preferred Shares--Old Preferred Shares".

NEGATIVE CASH FLOW AND OPERATING LOSSES; LIMITED HISTORY OF OPERATIONS

    The development of the Company's businesses and the installation and expansion of its networks require significant expenditures, a substantial portion of which must be made before any revenues may be realized. Certain of the expenditures are expensed as incurred, while certain other expenditures are capitalized. These expenditures, together with the associated early operating expenses, result in negative cash flow and operating losses until an adequate revenue base is established. There can be no assurance that an adequate revenue base will be established for any of the Company's networks. Since inception, the Company's operations have resulted in net losses of $0.3 million for the period from September 16, 1994 through December 31, 1994, $12.7 million for the year ended December 31, 1995 and $71.1 million for the year ended December 31, 1996. The Company will continue to incur significant expenditures in the future in connection with the acquisition, development and expansion of its networks, services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to service its debt and to pay cash dividends on the Preferred Shares.

    The Company was formed in September 1994. A significant portion of the Company's revenue for the years ended December 31, 1995 and 1996 was derived from the operations of the Company's IVR enhanced service offering, which was acquired by the Company in September 1995. Prospective investors, therefore, have very limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Although the Company generates revenues from its current operations, the Company has only recently commenced operations as a single source service provider of telecommunications services in eight markets and will not commence such operations in 14 additional markets until later in 1997. Given the Company's limited operating history, there can be no assurance that it will be able to compete successfully in the telecommunications business and to generate sufficient cash flow to service its debt and to pay cash dividends on the Preferred Shares.

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; SUBSTANTIAL INDEBTEDNESS

    Expansion of the Company's existing networks and services and the development and acquisition of new networks and services will require significant capital expenditures. The Company estimates that the cash required to fund its anticipated capital expenditures and operating losses (excluding acquisitions) for 1997 will approximate $200 million. The Company's planned growth subsequent to 1997 will require substantial additional capital. The Company will also continue to evaluate additional revenue opportunities in each of its markets and, as and when attractive additional opportunities develop, the Company plans to make capital investments in its networks that might be required to pursue such opportunities. The Company expects to meet its additional capital needs with the proceeds from credit facilities and other borrowings, the proceeds from sales of debt securities, the sale or issuance of equity securities and through joint ventures. There can be no assurance, however, that the Company will be successful in raising sufficient additional capital on terms that it will consider acceptable or that the Company's operations will produce positive cash flow in sufficient amounts to service its debt and to pay cash dividends on the Preferred Shares. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications services industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

    The Company expects to incur substantial additional indebtedness (including secured indebtedness) during the next few years to finance the acquisition, construction and expansion of networks, the purchase of additional switches, the offering of local dial tone and Centrex services, the introduction of other new service offerings and the development and implementation of a comprehensive information technology platform. The debt service requirements of any additional indebtedness could make it more difficult for the Company to service its debt and to pay cash dividends on the Preferred Shares.

    The future funding requirements discussed above are based on the Company's current estimates. There can be no assurance that actual expenditures and funding requirements will not be significantly higher or lower.

RISK ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY

    The expansion and development of the Company's operations (including the construction and acquisition of additional networks) will depend on, among other things, the Company's ability to assess markets, identify, finance and complete suitable acquisitions, design fiber optic network backbone routes, install fiber optic cable and facilities, including switches, and obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition, the Company has experienced rapid growth since its inception, and the Company believes that sustained growth places a strain on operational, human and financial resources. In order to manage its growth, NEXTLINK must continue to improve its operating and administrative systems including the continued development of effective systems relating to ordering, provisioning and billing for telecommunications services. NEXTLINK must also continue to attract and retain qualified managerial, professional and technical personnel. As a result, there can be no assurance that the Company will be able to implement and manage successfully its growth strategy. The Company's growth strategy also involves the following risks:

    QUALIFIED PERSONNEL. NEXTLINK believes that a critical component for its success will be the attraction and retention of qualified managerial, professional and technical personnel. During the last six months the Company has experienced significant competition in the attraction and retention of personnel that possess the skill sets that the Company is seeking. Although the Company has been successful in attracting and retaining qualified personnel, there can be no assurance that NEXTLINK will not experience a shortage of qualified personnel in the future.

    SWITCH AND EQUIPMENT INSTALLATION. An essential element of the Company's current strategy is the provision of switched local dial tone service. To provide dial tone service, the Company has installed eight Nortel DMS 500 switches and intends to install an additional two Nortel DMS 500 switches during the second quarter of 1997. There can be no assurance, however, that the installation of the required switches, fiber optic cable and associated electronics will be completed on time or that, during the testing of these switches and related equipment, the Company will not experience technological problems that cannot be resolved. The failure of the Company to have its switches and related equipment operational could have a material adverse effect upon the Company's ability to enter rapidly the telecommunications market as a single source provider of telecommunications services.

    INTERCONNECTION AGREEMENTS. The Company has executed agreements for the interconnection of its networks with the networks of the ILEC covering each market in which NEXTLINK either has or is constructing a network, with the exception of those markets in California. NEXTLINK may be required to negotiate new interconnection agreements as it enters new markets in the future. There can be no assurance that the Company will successfully negotiate such other agreements for interconnection with the ILEC or renewals of existing interconnection agreements. The failure to negotiate required interconnection agreements could have a material adverse effect upon the Company's ability to enter rapidly the telecommunications market as a single source provider of telecommunications services.

    ORDERING, PROVISIONING AND BILLING. The Company has developed processes and procedures and is working with external vendors in the implementation of customer orders for services, the provisioning, installation and delivery of such services and monthly billing for those services. In connection with its development of a comprehensive information technology platform, the Company is developing automated internal systems for processing customer orders, provisioning and billing. The failure to develop effective internal processes and systems for these service elements or the failure of the Company's current vendors to deliver effectively ordering, provisioning and billing services could have a material adverse effect upon the Company's ability to achieve its growth strategy.

    PRODUCTS AND SERVICES. The Company expects to continue to enhance its systems in order to offer its customers switched local dial tone and other enhanced products and services in all of its networks as quickly as practicable and as permitted by applicable regulations. The Company believes its ability to offer, market and sell these additional products and services will be important to the Company's ability to meet its long-term strategic growth objectives, but is dependent on the Company's ability to obtain the needed capital, additional favorable regulatory developments and the acceptance of such products and services by the Company's customers. No assurance can be given that the Company will be able to obtain such capital or that such developments or acceptance will occur.

    ACQUISITIONS. The Company intends to use the net proceeds of the Offering to expand its networks and service offerings through internal development and acquisitions. Such acquisitions, if made, could divert the resources and management time of the Company and would require integration with the Company's existing networks and services. There can be no assurance that any such acquisitions will occur or that any such acquisitions, if made, would be on terms favorable to the Company or would be successfully integrated into the Company's operations.

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

    In order to acquire and develop its networks the Company must obtain local franchises and other permits, as well as rights to utilize underground conduit and pole space and other rights-of-way and fiber capacity from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its business plan on acceptable terms. Although the Company does not believe that any of the existing arrangements will be canceled or will not be renewed as needed in the near future, cancellation or non-renewal of certain of such arrangements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under development, may affect the Company's ability to acquire or develop that network. See "Business--Company Network Architecture."

COMPETITION

    In each of the markets served by the Company's networks, the Company competes principally with the ILEC serving that area. ILECs are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as the Company, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to dial tone local exchange services) the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to the ILECs' networks, the income of competitors to the ILECs, including the Company, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILEC, including the Company.

    The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market place such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and from other CLECs, CAPs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. In addition, a continuing trend toward combinations and strategic alliances in the telecommunications industry could give rise to significant new competitors. The Telecom Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including competitors such as the Company, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecom Act are implemented and enforced could have an adverse effect on the Company's ability to successfully compete against ILECs and other telecommunications service providers. The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business. Many of the Company's current and potential competitors have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company.

REGULATION

    The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. Further, the FCC has determined that non-dominant carriers, such as the Company and its subsidiaries, are not required to file interstate tariffs for domestic long distance service on an ongoing basis. On February 13, 1997, the United States Court of Appeals for the District of Columbia granted motions for stay of the FCC detariffing order pending judicial review of that order. The result of this stay is that carriers must continue to file tariffs for interstate long distance services. The FCC requires the Company and its subsidiaries to file interstate tariffs on an ongoing basis for international traffic and access services. The Company's subsidiaries that provide or will provide intrastate services are also generally subject to certification and tariff or price list filing requirements by state regulators. Although passage of the Telecom Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on the Company. In addition, although the Telecom Act provides incentives to the ILECs that are subsidiaries of Regional Bell Operating Companies ("RBOCs") to enter the long distance service market, there can be no assurance that these ILECs will negotiate quickly with competitors such as the Company for the required interconnection of the competitor's networks with those of the ILEC. See "Business--Regulatory Overview."

    The Federal-State Joint Board on Universal Service consisting of FCC, state PUC commissioners and state consumer advocates (the "Joint Board") in its Recommended Decision that was issued on November 8, 1996 (the "Recommended Decision") recommended that the FCC establish a federal telecommunications subsidy regime for schools and libraries that would probably significantly expand the current subsidy program. The Joint Board recommended the adoption of a cap of $2.25 billion per year for the program. The Joint Board also recommended the expansion of federal subsidies to low-income consumers of telecommunications services. In addition, the Telecom Act requires the FCC to adopt a subsidy scheme for the provision of telecommunications services to rural health care providers. The Joint Board recommended that the FCC require all providers of interstate telecommunications services, including in all likelihood the Company, to pay for these and other subsidy programs based on their gross revenues from the sale of telecommunications services minus payments made to other telecommunications carriers. The FCC must establish final universal service rules by May 8, 1997. The Company cannot at this time predict the level of its mandatory contribution, but the Company believes that it will likely be a significant expenditure if the FCC adopts the Joint Board recommendations.

DEPENDENCE ON LARGE CUSTOMERS

    To date the Company has been dependent on certain large customers of its IVR enhanced communication service offerings, the loss of one or more of which could have a material adverse effect on the Company. The Company's 10 largest customers accounted for approximately 66% and 51% of the Company's revenues in 1995 and 1996, respectively. The Company does not have service contracts with all of these customers. The Company will continue to be dependent upon a small number of customers for the majority of its revenues until such time as the Company generates substantial revenues from the provision of switched local and long distance communications services, which there can be no assurance the Company will be able to do.

RAPID TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid and significant changes in technology. The effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the businesses of the Company cannot be predicted.

DEPENDENCE ON KEY PERSONNEL

    The Company's businesses are managed by a small number of key executive officers, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its ability to develop a large and sophisticated sales force and its ability to attract and retain highly skilled and qualified personnel. Most of the executive officers of the Company, including the presidents of its operating subsidiaries, do not have employment agreements. Although the Company has been successful in attracting and retaining qualified personnel, there can be no assurance that NEXTLINK will not experience a shortage of qualified personnel in the future.

VARIABILITY OF QUARTERLY OPERATING RESULTS

    As a result of the significant expenses associated with the expansion and development of its networks and services and the variability of the level of revenues generated through sales of NEXTLINK's IVR enhanced communications services, the Company anticipates that its operating results could vary significantly from period to period.

CONTROL BY MR. CRAIG O. MCCAW; POTENTIAL CONFLICTS OF INTERESTS

    Mr. Craig O. McCaw, primarily through his majority ownership and control of Eagle River Investments, L.L.C., a Washington limited liability company ("Eagle River"), controls approximately 88% of the Company's total voting power. As a result, Mr. McCaw will have the ability to control the direction and future operations of the Company. In addition to his investment in the Company through Eagle River, Mr. McCaw has significant investments in other communications companies, including Nextel Communications, Inc., Teledesic Corporation and AT&T, some of which could compete with the Company as a single source provider of telecommunications services or act as a supplier to the Company of certain telecommunications services. The Company does not have a noncompetition agreement with either Mr. McCaw or Eagle River. In addition, although Mr. McCaw is the Company's Chief Executive Officer, Mr. McCaw devotes only a portion of his time to the business of the Company.

RISKS ASSOCIATED WITH THE PREFERRED SHARES AND THE EXCHANGE NOTES

    HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF THE EXCHANGE NOTES.The Company is a holding company that derives substantially all of its revenues from its subsidiaries. The Company intends to lend or contribute substantially all of the net proceeds from the Offering to certain of its subsidiaries. The Company will be dependent upon payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of cash dividends on the Preferred Shares, the redemption price of the Preferred Shares, as well as principal of, and cash interest on, the Exchange Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, the availability of sufficient cash and may be subject to restrictive covenants in future debt agreements. The Company's subsidiaries are party to certain capital lease obligations and the Company may borrow funds at the subsidiary level in the future.

    RESTRICTIONS ON THE COMPANY'S ABILITY TO PAY DIVIDENDS ON THE PREFERRED SHARES. To date, the Company has not paid dividends on its shares of capital stock. In addition, the Indenture (the "Senior Indenture") pursuant to which the Company's Senior Notes were issued contains covenants that restrict the Company's ability to pay, or prevent the payment of, cash dividends on the Preferred Shares. In addition to the limitations imposed on the payment of dividends by the Senior Indenture, under Washington law the Company is permitted to pay dividends on its capital stock, including the Preferred Shares, only if after giving effect to the dividend, the Company would be able to pay its debts as they become due in the usual course of business or the Company's total assets would not be less than the sum of its total liabilities plus, unless the Company's Articles of Incorporation permit otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. There can be no assurance that the Company will be able to pay cash dividends on the Preferred Shares.

    SUBORDINATION OF EXCHANGE NOTES. The payment of principal, premium, if any, and interest on and any other amounts owing in respect of, the Exchange Notes, if issued, will be subordinated to the prior payment in full of all existing and future Senior Debt and effectively subordinated to obligations of the Company's subsidiaries insofar as the assets of that subsidiary are concerned. As of December 31, 1996, there was approximately $374.9 million of Senior Debt outstanding and $29.2 million of obligations of the Company's subsidiaries. The Senior Indenture and the Indenture pursuant to which the Exchange Notes would be issued permit the incurrence by the Company and its subsidiaries of additional indebtedness, all of which may constitute Senior Debt, under certain circumstances. In the event of the bankruptcy, liquidation, dissolution, reorganization or winding-up of the Company, the assets of the Company will be available to pay obligations of the Exchange Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the Exchange Notes, or purchase, redeem or otherwise retire the Exchange Notes, if a payment default or a non-payment default exists with respect to certain Senior Debt, including Senior Debt under the Senior Indenture and, in the case of non-payment default, if a payment blockage notice has been received by the Trustee (as defined).

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Dividends on the Preferred Shares that are paid to Non-U.S. Holders may be subject to a 30% withholding tax. Unless a Non-U.S. Holder provides the Company with appropriate documentation indicating its exemption from the withholding tax, such Non-U.S. Holder will be required to pay the Company the amount of this withholding tax and, in the event such payment is not timely made, the Company will withhold a number of Preferred Shares sufficient to reimburse it for the withholding tax obligation. For purposes of this Prospectus, a Non-U.S. Holder is any holder that is not an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created under the laws of the United States or any political subdivision thereof, an estate that is subject to United States federal income taxation without regard to the source of income, or a trust, the income of which is includible in gross income for United States federal income tax purposes, regardless of source or, for tax years beginning after December 31, 1996 (and, if the trustee so elects, for tax years beginning after August 20, 1996), a trust if a United States court is able to exercise primary supervision over the administration of that trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

    ABSENCE OF A PUBLIC MARKET FOR THE PREFERRED SHARES; POSSIBLE VOLATILITY OF PRICE. The Preferred Shares are new securities for which there is currently no market. The Company does not intend to apply for listing of Preferred Shares on any securities exchange or for the inclusion of the Preferred Shares in any automated quotation system. The Old Preferred Shares have been designated for trading in the PORTAL market as part of a unit. Although the Company has been advised by the Initial Purchasers that the Initial Purchasers intend to make a market in the Preferred Shares, they are not obligated to do so and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Shares. If a market for the Preferred Shares were to develop, the Preferred Shares could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for securities such as the Preferred Shares has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Preferred Shares. There can be no assurance that, if a market for the Preferred Shares were to develop, such a market would not be subject to similar disruptions.

FORWARD LOOKING STATEMENTS

    The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's plans to build and acquire networks in new areas, the market opportunity presented by larger metropolitan areas, its anticipation of installation of local exchange service lines and revenues from designated markets during 1997, and statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained above and herein in this Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to successfully market its services to current and new customers, access markets, identify, finance and complete suitable acquisitions, design and construct fiber optic networks, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

                                USE OF PROCEEDS

    There will be no proceeds to the Company from the Exchange Offer.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Preferred Registration Rights Agreement.

    The Old Preferred Shares were originally issued and sold on January 31, 1997 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of, and Rule 144A under, the Securities Act. In connection with the sale of the Old Preferred Shares, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which preferred shares of the Company covered by such registration statement and containing the same terms as the Old Preferred Shares, except as set forth in this Prospectus, would be offered in exchange for Old Preferred Shares tendered at the option of the holders thereof.

TERMS OF THE EXCHANGE

    The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Exchange Offer Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), one (1) New Preferred Share for each Old Preferred Share. The terms of the New Preferred Shares are identical in all respects to the terms of the Old Preferred Shares for which they may be exchanged pursuant to this Exchange Offer, except that (i) the New Preferred Shares will generally be freely transferable by holders thereof and (ii) the holders of the New Preferred Shares will not be entitled to registration rights under the Registration Rights Agreement. See "Description of Capital Stock--Preferred Shares--Old Preferred Shares".

    The Exchange Offer is not conditioned upon any minimum number of Old Preferred Shares being tendered or accepted for exchange.

    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Preferred Shares issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who acquires such New Preferred Shares directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (ii) a person that is an Affiliate or (iii) a broker-dealer who acquired Old Preferred Shares as a result of market-making or other trading activities), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Preferred Shares are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Preferred Shares. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Preferred Shares pursuant to the Exchange Offer in exchange for Old Preferred Shares acquired for its own account as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Preferred Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Shares received in exchange for Old Preferred Shares where such Old Preferred Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date of this Prospectus, or such shorter period as will terminate when all Old Preferred Shares acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Preferred Shares and resold by such broker-dealers. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

    Tendering holders of Old Preferred Shares will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Preferred Shares pursuant to the Exchange Offer.

    Dividends on the New Preferred Shares are payable out of legally available funds and are cumulative from the Accrual Date. Holders of Old Preferred Shares whose shares of Old Preferred Shares are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on the Old Preferred Shares accumulated from the Accrual Date to the date of the issuance of the New Preferred Shares. Consequently, holders who exchange their Old Preferred Shares for New Preferred Shares will receive the same dividend payment on the next dividend payment date (expected to be May 1, 1997) that they would have received had they not accepted the Exchange Offer, except that if such dividend is not paid in cash, it will be paid in shares of New Preferred Shares instead of Old Preferred Shares. Dividends on the New Preferred Shares are payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing May 1, 1997, if applicable, accumulating from the Accrual Date at the annual rate of 14% per share of New Preferred Shares.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

    THE EXCHANGE OFFER WILL EXPIRE ON THE EXPIRATION DATE. The term "Expiration
Date" means 5:00 p.m., New York City time, on       , 1997 unless the Company in
its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Continental Stock Transfer & Trust Company (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Preferred Shares previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

    The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Preferred Shares for any reason, including if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Old Preferred Shares. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Old Preferred Shares as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the New Preferred Shares for the Old Preferred Shares on the Exchange Date.

    If the Company waived any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Old Preferred Shares in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

    This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Old Preferred Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Preferred Shares.

HOW TO TENDER

    The tender to the Company of Old Preferred Shares by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    GENERAL PROCEDURES.

    A holder of an Old Preferred Share may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Old Preferred Shares being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Preferred Shares are registered in the name of the signer of the Letter of Transmittal and the New Preferred Shares to be issued in exchange therefor are to be issued (and any untendered Old Preferred Shares are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Old Preferred Shares must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the New Preferred Shares and/or Old Preferred Shares not exchanged are to be delivered to an address other than that of the registered holder appearing on the transfer books for the Old Preferred Shares, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

    Any beneficial owner whose Old Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Preferred Shares should contact such holder promptly and instruct such holder to tender Old Preferred Shares on such beneficial owner's behalf. If such beneficial owner wishes to tender such Old Preferred Shares himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Old Preferred Shares, either make appropriate arrangements to register ownership of the Old Preferred Shares in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

    BOOK-ENTRY TRANSFER.

    The Exchange Agent will make a request to establish an account with respect to the Old Preferred Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purpose of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Old Preferred Shares into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Preferred Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    THE METHOD OF DELIVERY OF OLD PREFERRED SHARES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    GUARANTEED DELIVERY PROCEDURES. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Preferred Shares to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Old Preferred Shares being tendered, the names in which the Old Preferred Shares are registered and, if possible, the certificate numbers of the Old Preferred Shares to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Old Preferred Shares, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Preferred Shares being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Preferred Shares (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of New Preferred Shares in exchange for Old Preferred Shares tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Preferred Shares (or a timely Book-Entry Confirmation).

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Preferred Shares will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Preferred Shares for exchange (the "Transferor") exchanges, assigns and transfers the Old Preferred Shares to the Company and irrevocably constitutes and appoints the

Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Preferred Shares to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Preferred Shares and to acquire New Preferred Shares issuable upon the exchange of such tendered Old Preferred Shares, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Preferred Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Preferred Shares. The Transferor further agrees that acceptance of any tendered Old Preferred Shares by the Company and the issuance of New Preferred Shares in exchange therefor shall constitute performance in full by the Company of its obligations under the Preferred Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By tendering Old Preferred Shares and executing the Letter of Transmittal, the Transferor certifies that it is not an Affiliate of the Company, that it is not a broker-dealer that owns Old Preferred Shares acquired directly from the Company or an Affiliate of the Company, that it is acquiring the New Preferred Shares offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such New Preferred Shares.

WITHDRAWAL RIGHTS

    Old Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Old Preferred Shares to be withdrawn, the certificate numbers of Old Preferred Shares to be withdrawn, the number of Old Preferred Shares to be withdrawn, a statement that such holder is withdrawing his election to have such Old Preferred Shares exchanged, and the name of the registered holder of such Old Preferred Shares, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Preferred Shares being withdrawn. The Exchange Agent will return the properly withdrawn Old Preferred Shares promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF OLD PREFERRED SHARES FOR EXCHANGE; DELIVERY OF NEW PREFERRED
  SHARES

    Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Old Preferred Shares validly tendered and not withdrawn and the issuance of the New Preferred Shares will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Preferred Shares when, as and if the Company has given written notice thereof to the Exchange Agent.

    The Exchange Agent will act as agent for the tendering holders of Old Preferred Shares for the purposes of receiving New Preferred Shares from the Company and causing the Old Preferred Shares to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange

Offer, delivery of New Preferred Shares to be issued in exchange for accepted Old Preferred Shares will be made by the Exchange Agent promptly after acceptance of the tendered Old Preferred Shares. Old Preferred Shares not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Old Preferred Shares tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Old Preferred Shares will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Preferred Shares in respect of any properly tendered Old Preferred Shares not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Preferred Shares pursuant to the Exchange Offer;
(b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Preferred Shares having obligations with respect to resales and transfers of New Preferred Shares which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

    Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

    In addition, the Company will not accept for exchange any Old Preferred Shares tendered and no New Preferred Shares will be issued in exchange for any such Old Preferred Shares, if at such time any stop order shall be threatened or in effect with respect to the Exchange Offer Registration Statement of which this Prospectus constitutes a part or qualification of the Exchange Note Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

    Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

    Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

    The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $500,000.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Preferred Shares in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Preferred Shares in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

    HOLDERS OF OLD PREFERRED SHARES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

    The exchange for New Preferred Shares by holders of Old Preferred Shares will not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss or any dividend income as a result of such exchange.

OTHER

    Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the Exchange Offer and tender their Old Preferred Shares. Holders of the Old Preferred Shares are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Old Preferred Shares pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the Preferred Registration Rights Agreement. Holders of the Old Preferred Shares who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and subject to all the limitations applicable thereto, under the Certificate of Designations, except for any such rights under the Preferred Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Capital Stock--Preferred Shares--Old Preferred Shares". All untendered Old Preferred Shares will continue to be subject to the restriction on transfer set forth in the Certificate of Designations. To the extent that Old Preferred Shares are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Preferred Shares could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange".

    The Company may in the future seek to acquire untendered Old Preferred Shares in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Old Preferred Shares which are not tendered in the Exchange Offer.

                                 CAPITALIZATION
                                ($ IN THOUSANDS)

    The following table sets forth at December 31, 1996 (i) the pro forma capitalization of the Company after giving effect to the merger of NEXTLINK Communications, L.L.C. with and into the Company and the acquisition of Linkatel, as if those transactions had occurred on December 31, 1996 and (ii) such pro forma capitalization as further adjusted to reflect the issuance of the Old Preferred Shares and the Contingent Warrants (as defined) pursuant to the Offering. This table should be read in conjunction with the Selected Consolidated Financial and Operating Data and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                                          AS OF DECEMBER 31, 1996
                                                                                         -------------------------
                                                                                                       PRO FORMA
                                                                                          PRO FORMA   AS ADJUSTED
                                                                                         -----------  ------------
Cash, cash equivalents and marketable securities(1)....................................  $    89,524   $  363,524
                                                                                         -----------  ------------
                                                                                         -----------  ------------

Current portion of long-term obligations and payable to affiliate......................        2,694        2,694
Capital lease obligations, less current portion........................................        6,262        6,262
12 1/2% Senior Notes due April 15, 2006................................................      350,000      350,000
                                                                                         -----------  ------------
  Total debt...........................................................................      358,956      358,956
                                                                                         -----------  ------------
Minority interests(2)..................................................................          308          308
Preferred Stock, par value $.01 per share, 25,000,000 authorized and 5,700,000 issued
  and outstanding, net of issuance costs(3)............................................      --           274,000
Class B Common Stock, par value $.01 per share subject to redemption by the
  Company(4)...........................................................................        4,950        4,950
Shareholder's equity (deficit):
  Class A Common Stock, par value $.01 per share, 250,000,000 authorized and 0 issued
    and outstanding....................................................................      --            --
  Class B Common Stock, par value $.01 per share, 100,000,000 authorized and
    83,123,084(5) issued and outstanding...............................................          831          831
  Additional paid in capital...........................................................       64,696       64,696
  Accumulated deficit..................................................................      (84,181)     (84,181)
                                                                                         -----------  ------------
  Total shareholders' equity (deficit).................................................      (18,654)     (18,654)
                                                                                         -----------  ------------
  Total capitalization.................................................................  $   345,560   $  619,560
                                                                                         -----------  ------------
                                                                                         -----------  ------------

--------------------------

(1) Does not include $101,438 of pledged securities.

(2) Minority interests primarily represent a nominal equity investment in substantially all of the Company's subsidiaries from a company that is wholly owned by Mr. Craig O. McCaw.

(3) The Company has not ascribed any value to the Contingent Warrants to purchase an aggregate of 5% of each class of Junior Shares of the Company on a fully diluted basis as of February 1, 1998 (the "Contingent Warrants"). Issuance costs in the Offering were estimated to be approximately $11,000.

(4) The Company issued 900,000 Class A Units valued at $5.50 per unit in connection with the acquisition of ITC, which were converted to 1,178,128 shares of Class B Common Stock, par value $.01 per share, of the Company as of January 31, 1997. The Company has provided the seller with the option to require the Company to repurchase such units at $11.50 per unit beginning three years from the date of closing of the acquisition in the event the Company has not completed a public offering of its equity securities prior to that time.

(5) Does not include 3,571,364 shares of Class B Common Stock issuable upon exercise of an option granted to Mr. James F. Voelker.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                                ($ IN THOUSANDS)

    The selected consolidated financial and operating data presented below (other than the pro forma data) as of and for the period from inception (September 16, 1994) to December 31, 1994 and for the years ended December 31, 1995 and 1996 are derived from and qualified by reference to the audited Consolidated Financial Statements of the Company contained elsewhere in this Prospectus. The Company's Consolidated Financial Statements as of December 31, 1995 and 1996, for the period from inception (September 16, 1994) to December 31, 1994, and for the years ended December 31, 1995 and 1996, have been audited by Arthur Andersen LLP, independent public accountants. The unaudited pro forma consolidated statements of operations data for the years ended December 31, 1995 and 1996 gives effect to certain acquisitions that are described in the Pro Forma Consolidated Financial Information using the purchase method of accounting and assuming that such transactions were consummated on January 1, 1995 and 1996, respectively. The operating data presented below are derived from the Company's records. All of the data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and notes thereto contained elsewhere in this Prospectus.

                                                          PERIOD FROM
                                                           INCEPTION
                                                        (SEPTEMBER 16,                YEAR ENDED DECEMBER 31,
                                                           1994) TO       ------------------------------------------------
                                                         DECEMBER 31,                              PRO FORMA    PRO FORMA
                                                             1994            1995        1996       1995(1)      1996(2)
                                                       -----------------  ----------  ----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenue..............................................      $  --          $    7,552  $   25,686   $  25,620    $  36,277
Costs and expenses:
  Operating..........................................            106           6,618      25,094      16,507       32,400
  Selling, general and administrative................            232           9,563      31,353      15,367       35,238
  Deferred compensation..............................         --                 375       9,914         375        9,914
  Depreciation and amortization......................             14           3,458      10,340       8,663       14,966
                                                              ------      ----------  ----------  -----------  -----------
Loss from operations.................................           (352)        (12,462)    (51,045)    (15,292)     (56,241)
Interest expense, net................................         --                (499)    (20,430)       (814)     (22,851)
                                                              ------      ----------  ----------  -----------  -----------
Loss before minority interest........................           (352)        (12,961)    (71,445)    (16,106)     (79,092)
Minority interest....................................              3             230         344         114          344
                                                              ------      ----------  ----------  -----------  -----------
Net loss.............................................      $    (349)     $  (12,731) $  (71,101)  $ (15,992)   $ (78,748)
                                                              ------      ----------  ----------  -----------  -----------
                                                              ------      ----------  ----------  -----------  -----------

OTHER DATA:
EBITDA(3)............................................      $    (338)     $   (8,629) $  (30,761)  $  (6,254)   $ (31,361)
Summary Cash Flow Information:
  Net cash used in operating activities..............           (396)         (9,180)    (40,563)     --           --
  Net cash used in investing activities..............           (600)        (35,417)   (227,012)     --           --
  Net cash provided by financing activities..........          1,021          45,922     343,032      --           --
Capital expenditures, including acquisitions of
  businesses (net of cash acquired) and investments
  in affiliates (4)..................................            600          49,230      85,872      --           --
Ratio of earnings to combined fixed
  charges (5)........................................         --              --          --          --           --

                                             (FOOTNOTES BEGIN ON FOLLOWING PAGE)

                                                                               AS OF DECEMBER 31,
                                                               --------------------------------------------------
                                                                                                      PRO FORMA
                                                                                         PRO FORMA   AS ADJUSTED
                                                                  1995        1996        1996(6)      1996(7)
                                                               ----------  -----------  -----------  ------------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities.............  $    1,350  $   124,520  $    89,524   $  363,524
Working capital..............................................      (6,232)     137,227      100,542      374,542
Property and equipment, net..................................      29,664       97,784      111,950      111,950
Total assets.................................................      53,461      390,683      392,753      666,753
Long-term debt and capital lease obligations, less current
  portion....................................................       1,590      356,262      356,262      356,262
Preferred Shares, net of issuance costs......................      --          --           --           274,000
Equity units subject to redemption...........................      --            4,950        4,950        4,950
Members' equity (deficit):
  Contributed capital........................................      49,799       65,527       65,527       65,527
  Accumulated deficit........................................     (13,080)     (84,181)     (84,181)     (84,181)
                                                               ----------  -----------  -----------  ------------
    Total members' equity (deficit)..........................      36,719      (18,654)     (18,654)     (18,654)

                                                                                                        PRO FORMA
                                              AS OF        AS OF          AS OF           AS OF           AS OF
                                            MARCH 31,    JUNE 30,     SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                              1996         1996           1996             1996          1996(8)
                                           -----------  -----------  ---------------  --------------  --------------
OPERATING DATA(9):
Route miles(10)..........................         496          801            900            1,080           1,160
Fiber miles(11)..........................      39,681       42,217         55,701           66,046          71,655
Buildings connected(12)..................         206          277            299              403             411
Switches installed(13)...................           6            6              6                7               7
Employees................................         255          387            456              568             580

--------------------------

(1) Gives effect to the following transactions as if each had occurred on January 1, 1995: (i) the acquisitions of Tel-West Central Services, Inc. and Sound Response Corporation, which were completed during 1995, (ii) the recapitalization of the Company and four of the Company's operating subsidiaries which was completed effective January 1, 1996 (the "Recapitalization"), (iii) the acquisition of ITC which was completed in December 1996 and (iv) the acquisition of Linkatel, which was completed in February 1997. See "Pro Forma Consolidated Financial Information."

(2) Gives effect to the acquisitions of ITC and Linkatel as if those transactions had occurred on January 1, 1996. See "Pro Forma Consolidated Financial Information."

(3) EBITDA consists of earnings (loss) before interest expense, minority interests, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements. See "Consolidated Statement of Cash Flows."

(4) Total capital expenditures, acquisitions, and investments in affiliates were funded as follows:

                                                          PERIOD FROM
                                                           INCEPTION
                                                        (SEPTEMBER 16,    YEAR ENDED DECEMBER
                                                           1994) TO               31,
                                                         DECEMBER 31,     --------------------
                                                             1994           1995       1996
                                                       -----------------  ---------  ---------
Cash expended........................................      $     600      $  35,417  $  72,042
Debt issued and assumed..............................         --              6,554      8,228
Equity issued........................................         --              7,259      5,602
                                                               -----      ---------  ---------
Total................................................      $     600      $  49,230  $  85,872
                                                               -----      ---------  ---------
                                                               -----      ---------  ---------

(5) For the period from inception (September 16, 1994) to December 31, 1994 and for the years ended December 31, 1995 and 1996, earnings were insufficient to cover fixed charges during the periods presented by the amount of loss before minority interests of $352, $12,961 and $71,445, respectively.

(6) Gives effect to the acquisition of Linkatel as if that transaction had occurred on December 31, 1996. See "Pro Forma Consolidated Financial Information."

(7) As adjusted to give effect to the Offering as if the Offering had occurred on December 31, 1996 and net of approximately $11,000 in estimated issuance costs.

(8) Gives effect to the acquisition of Linkatel.

(9) The operating data for all periods subsequent to March 1996 include the statistics of the Las Vegas network, which the Company manages and in which the Company has a 40% membership interest.

(10) Route miles refers to the number of miles of the telecommunications path in which the Company-owned or leased fiber optic cables are installed.

(11) Fiber miles refers to the number of route miles installed along a telecommunications path, multiplied by the Company's estimate of the number of fibers along that path.

(12) Represents on-net building connections.

(13) Represents four (five as of December 31, 1996) Nortel DMS 500 switches that are currently operational as well as two Siemens EWSD switches which were included as part of the Company's acquisition of its Ohio operations and are currently being replaced by the Company with Nortel DMS 500 switches.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    Since its inception in 1994, the Company has executed a strategy of constructing and acquiring fiber optic networks and acquiring related telecommunications businesses. Over this period, the Company has begun construction of, acquired, or entered into agreements to acquire telecommunications networks in 22 markets in seven states.

    The Company commenced the offering of switched local dial tone telecommunications services in seven of its markets on July 4, 1996 and in an eighth market on January 1, 1997. The Company expects to commence the offering of switched local dial tone and long distance services in its remaining 14 markets later in 1997. See "Business--Network Development; --The Company's Networks."

    In addition, the Company offers enhanced communications services including:
(i) interactive voice response services, which provide an interface between the Company's clients and their customers for a variety of applications; (ii) Xpress, the Company's virtual communications center that allows mobile professionals and workgroups to access a suite of commonly used communications services from any telephone in the public switched telephone network; and (iii) the Intermind Communicator, an interactive communications tool for the World Wide Web and intranet applications.

    The Company plans to acquire and build networks in new areas, expand its current networks, and also explore the acquisition or licensing of additional enhanced communications services and other telecommunications service providers. These efforts should allow the Company to increase its presence in the marketplace, and facilitate providing a single source solution for the telecommunications needs of its customers.

    The development of the Company's businesses and the construction, acquisition and expansion of its systems require significant expenditures, a substantial portion of which is incurred before the realization of revenues. These expenditures, together with the associated early operating expenses, result in negative cash flow until an adequate customer base is established. However, as the customer base grows, the Company expects that incremental revenues can be generated with decreasing incremental operating expenses, which may provide positive contributions to cash flow. The Company has made the strategic decision to build high capacity networks with broad market coverage, which initially increases its level of capital expenditures and operating losses. The Company believes that over the long term this will enhance the Company's financial performance by increasing the traffic flow over the Company's networks. See "Risk Factors--Significant Future Capital Requirements; Substantial Indebtedness."

    Prior to January 31, 1997, the Company was a limited liability company that was classified and taxed as a partnership for federal and state income tax purposes. On January 31, 1997, the Company was merged with and into NEXTLINK Communications, Inc., a Washington corporation, and will be subject to federal and state income tax. See Note 12 to Consolidated Financial Statements.

RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 1996 VS. YEAR ENDED DECEMBER 31, 1995

    Revenue increased 240% to $25.7 million for 1996, compared to $7.6 million in 1995. The increase was due to recording a full year of revenue during 1996 for acquisitions completed during 1995 as well as growth in dedicated and enhanced communications services revenues. The 1996 revenues included $15.3 million derived from enhanced communications services, $6.4 million from competitive access and dedicated line services, $3.8 million from local and long distance resale services and $0.2 million from switched local dial tone and other services. This compares to $3.4 million derived from enhanced communications services, $3.2 million from competitive access and dedicated line services and $1.0 million from local exchange resale services during 1995. The Company's interactive voice response subsidiary, which was acquired in September 1995, provided 52% of the Company's revenues during 1996, including one customer who accounted for 23% of the Company's total revenues. The revenues generated by this subsidiary, while generally increasing over time, have tended to fluctuate on a quarter to quarter basis as a substantial portion of the revenues are derived from a small number of customers and the revenues are generally nonrecurring in nature. The Company began offering switched local dial tone services in seven of its markets in July 1996. Revenues from the provision of local dial tone services, while not material during 1996, are expected to represent an increasing component of total revenues in future periods.

    Operating expenses consist of costs directly related to providing facilities-based network and enhanced communications services and include salaries and benefits, right-of-way fees and local and long distance service costs. Operating expenses increased 279% due to the effect of acquisitions and the Company's continued addition of employees as well as other related costs in order to expand the Company's switched local dial tone service businesses in its existing and planned markets. In addition, the Company experienced increased network costs related to the provision of local and long distance services.

    SG&A includes salaries and benefits, sales and marketing, consulting and legal fees, property taxes, facilities expense and billing and systems development costs. Selling, general and administrative expenses ("SG&A") increased 228% due to acquisitions completed during 1995, the Company's continued addition of employees as well as other related costs in order to expand the Company's switched local dial tone service businesses in its existing and planned markets and to a lesser degree due to activities associated with the marketing of the Company's enhanced communications service offerings.

    Deferred compensation expenses are recorded in connection with the Company's Equity Option Plan. The option grants under this plan are considered compensatory and are accounted for similar to stock appreciation rights. The Company recorded noncash charges of $9.9 million and $0.4 million during 1996 and 1995, respectively, resulting from an increase in value of the options as well as the grant of additional options. See Note 10 to Consolidated Financial Statements.

    Depreciation expense increased during 1996 primarily due to placement in service of additional telecommunications network assets, including switches, fiber optic cable, network electronics and related equipment as well as due to acquisitions completed during 1995 and early 1996. Amortization of intangible assets increased as a result of acquisitions completed during 1995 and 1996.

    Interest expense during 1996 (net of $0.9 million capitalized) primarily reflects the interest expense associated with the Senior Notes. See "Liquidity and Capital Resources." Pursuant to Statement of Financial Accounting Standards No. 34, the Company capitalizes a portion of its interest costs as part of the construction cost of its communications networks. Interest income results from certain securities that have been pledged as collateral for interest payments on the Senior Notes and investment of excess cash.

    PERIOD FROM INCEPTION (SEPTEMBER 16, 1994) TO DECEMBER 31, 1994 VS. DECEMBER
     31, 1995

    From inception through December 31, 1995, the Company acquired certain operating assets and one company. These acquisitions have been accounted for utilizing the purchase method of accounting, and accordingly, the Company's Consolidated Financial Statements include the results of operations of these acquisitions from the dates of acquisition. The acquired assets and liabilities were recorded at their estimated fair value on the acquisition dates, and appropriate amounts were allocated to intangible assets, including goodwill.

    The Company generated its first revenues, a total of $7.6 million, in 1995. Of these revenues, $3.2 million were derived from competitive access and dedicated line services, $1.0 million from local exchange resale services and $3.4 million from interactive voice response services.

    As reflected in the Consolidated Financial Statements, operating expenses increased from $106,000 in 1994 to $6.6 million in 1995. This increase is due to the acquisitions described above and expansion of the business.

    SG&A increased from $232,000 in 1994 to $9.6 million in 1995. SG&A increased substantially as a result of acquisitions and the development of the Company's systems and structure to support the anticipated growth of its business.

    Depreciation increased from $6,500 in 1994 to $1.1 million in 1995 due to the added property, plant and equipment as a result of the acquisitions and expansion of the networks completed in 1995. Amortization of intangible assets increased from $7,000 in 1994 to $2.3 million in 1995 due to the acquisitions and the resulting increase in intangible assets.

    Interest expense was $499,000 in 1995 and related primarily to a note to Eagle River that was subsequently converted to contributed capital on December 1, 1995.

    Minority interest in net losses increased from $3,000 in 1994 to $230,000 in 1995, due to increases in losses and the addition of minority members' interest in certain of the Company's acquired subsidiaries. The net loss before minority interest was $13.0 million and the net loss was $12.7 million in 1995 compared to $352,000 and $349,000, respectively for 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The competitive local telecommunications service business is a capital intensive business. The Company's existing operations have required and will continue to require substantial capital investment for the acquisition and installation of fiber, electronics and related equipment in order to provide switched services in the Company's networks and the funding of operating losses during the start-up phase of each market. In addition, the Company's strategic plan calls for expansion into additional market areas. Such expansion will require significant additional capital for: potential acquisitions of businesses or assets; design, development and construction of new networks; and the funding of operating losses during the start-up phase of each market. During 1996, the Company used $40.6 million in cash for operating activities, compared to $9.2 million in 1995. The increase was primarily due to a substantial increase in the Company's activities associated with the development and initiation of competitive switched local dial tone services and to a lesser degree due to the activities associated with the marketing of the Company's enhanced communications service offerings. During 1996, the Company also invested an additional $72.0 million in property and equipment, acquisitions of telecommunications assets and equity investments in telecommunications businesses. During 1995, the Company invested $35.4 million in capital equipment and acquisitions of telecommunications assets and businesses.

    On February 4, 1997 the Company completed the acquisition of substantially all of the assets of Linkatel, a Los Angeles-based competitive access telecommunications provider. At the time of acquisition, Linkatel operated an 80 mile fiber optic telecommunications network covering several markets in the Orange and Los Angeles county areas. The total purchase price of $42.5 million consisted of a cash payment of $36.1 million (including the release of $6.0 million which was deposited into escrow during 1996) plus the payoff of debt of $5.6 million and the assumption of net liabilities totaling $0.8 million.

    In December 1996, the Company completed the acquisition of ITC, a switched-based long distance reseller based in Salt Lake City, Utah with operations in Utah, Colorado, Arizona, New Mexico and Idaho. ITC has approximately 9,000 long distance customers and recorded 1996 revenues of $11.4 million. The purchase price for ITC consisted of a cash payment of $4.0 million (of which $2.6 million was placed into escrow to be paid during 1998) plus the issuance of 900,000 Class A Units of the Company, which were valued at $5.50 per unit. The Company has granted the seller an option to require the Company to repurchase such units at $11.50 per unit beginning three years from the date of closing of the acquisition in the event that the Company has not completed a public offering of its equity securities prior to that time.

    In January 1997, the Company obtained rights-of-way to expand its existing Salt Lake City network into Provo and Orem, Utah. In December 1996, the Company reached an agreement in principle to acquire an existing fiber optic network in downtown Philadelphia in order to extend its existing network in Pennsylvania, which acquisition is anticipated to be consummated during the second quarter of 1997.

    Since inception, the Company has funded its expenditures with approximately $55.0 million of cash equity investments from two entities that are controlled by Mr. Craig O. McCaw and with the proceeds from the issuance of long-term debt and redeemable preferred stock. On April 25, 1996, the Company raised net proceeds of approximately $190 million through the issuance of $350 million in Senior Notes. The Company used $117.7 million of the gross proceeds to purchase U.S. government securities, representing funds sufficient to provide for payment in full of interest on the Senior Notes through April 15, 1999 and used an additional $32.2 million to repay certain advances and accrued interest from Eagle River. In addition, the Company incurred costs of $9.8 million in connection with the financing. Interest payments on the Senior Notes are due semi-annually. On January 31, 1997, the Company completed the sale of $285 million of Old Preferred Shares which after deducting issuance costs, resulted in net proceeds to the Company of approximately $274 million. The Old Preferred Shares will accrue dividends at the rate of 14% per annum. Before February 1, 2002, dividends may, at the option of the Company, be paid in cash or by issuing additional Old Preferred Shares with an aggregate liquidation preference equal to the amount of such dividends. After February 1, 2002, dividends must be paid in cash. Since inception, the Company also has issued $15.5 million of Class A Units primarily for the acquisition of certain telecommunications assets and the stock of ITC, which Units were converted to shares of Class B Common Stock of the Company on January 31, 1997.

    The Company will continue to use the remaining proceeds from the sale of the Senior Notes and the Old Preferred Shares for expenditures relating to the construction, acquisition and operation of telecommunications networks and service providers and the offering of telecommunications services in those areas where the Company currently operates or intends to operate. Expenditures for the construction and operation of networks include (i) the purchase and installation of switches and related electronics in existing networks and in networks to be constructed or acquired in new or adjacent markets, (ii) the purchase and installation of fiber optic cable and electronics to expand existing networks and develop new networks, including the connection of new buildings, (iii) the development of its comprehensive information technology platform and (iv) the funding of operating losses and working capital. The Company may also acquire or invest in businesses that consist of existing networks or companies engaged in businesses similar to those engaged in by the Company and its subsidiaries or other complementary businesses.

    As of December 31, 1996, the Company had unrestricted cash and investments of $124.5 million. On a pro forma basis, after giving effect to the Linkatel acquisition and the Offering, the Company would have had $363.5 million of unrestricted cash and investments. The Company estimates that the cash required to fund its anticipated capital expenditures and operating losses (excluding acquisitions) for 1997 will approximate $200 million.

    The Company's planned growth subsequent to 1997 will require substantial additional capital to fund capital expenditures, acquisition opportunities, working capital and any future operating losses. The Company will continue to evaluate additional revenue opportunities in each of its markets and, as and when attractive additional opportunities develop, the Company plans to make additional capital investments in its networks to pursue such opportunities. The Company expects to meet its additional capital needs with the proceeds from sales or issuance of equity securities, credit facilities and other borrowings, sales of additional debt securities, and through joint ventures. There can be no assurance, however, that the Company will be successful in raising sufficient additional capital on terms that it will consider acceptable or that the Company's operations will produce positive consolidated cash flow in sufficient amounts to service the Senior Notes and to pay cash dividends on the Preferred Shares. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications services industry.

    In addition, the Company's operating flexibility with respect to certain business matters is, and will continue to be, limited by covenants associated with the Senior Notes and the Exchange Notes, if issued. Among other things, these covenants limit the ability of the Company and its subsidiaries to incur additional indebtedness, create liens upon assets, apply the proceeds from the disposal of assets, make dividend payments and other distributions on capital stock and redeem capital stock. In addition, the terms of the Old Preferred Shares contain certain covenants that may limit the Company's operating flexibility with respect to the incurrence of indebtedness and issuance of additional preferred shares. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The Company was in compliance with all covenants associated with the Senior Notes as of December 31, 1996.

                                    BUSINESS

OVERVIEW

    NEXTLINK was founded in 1994 by Mr. Craig O. McCaw, its Chief Executive Officer and principal equity owner, to provide local facilities-based telecommunications services with a focus on delivering switched services to commercial customers. In July 1996, NEXTLINK became one of the first CLECs in the United States to provide facilities-based local dial tone services under the Telecom Act, which opened the entire local exchange market to competition. In each of the markets it serves, NEXTLINK's goal is to become the principal competitor to the ILEC for its targeted customer base of small and medium sized businesses by offering a single source for local, long distance and enhanced communications services.

    The Company currently offers a bundled package of switched local dial tone and long distance services in eight markets and anticipates launching these services in an additional 14 markets, 13 of which are anticipated to be launched by the end of June 1997. In addition, the Company offers dedicated transmission and competitive access services to long distance carriers and end users in 18 of its markets, including those markets where the Company has not yet launched switched local dial tone and long distance services. NEXTLINK also offers enhanced communications services, including a series of IVR products, a virtual communications center for mobile professionals and workgroups and an interactive communications tool for the World Wide Web and intranet applications called the Intermind Communicator.

    To date, NEXTLINK has acquired and constructed telecommunications networks in seven states, with operations currently active or under construction in 22 markets containing an aggregate of approximately four million addressable business lines. As of December 31, 1996, the Company's operations included approximately 1,080 route miles of installed and operational high capacity fiber optic cable with a combined total of approximately 66,000 fiber miles which connect to 403 buildings and an additional 400 route miles under construction. The Company seeks to encompass the significant business concentrations in each area it serves, focusing on direct connections to end-user locations and ILEC central offices. The Company constructs its networks utilizing high capacity fiber optic cable, with a backbone density generally ranging from 72 to 240 fibers, and self-healing SONET transmission equipment. In addition, the Company employs a uniform technology platform for each of its networks that is based on the Nortel DMS 500 digital local and long distance combination switching system and associated distribution technology. As of December 31, 1996, the Company had five operational Nortel DMS 500 switches serving eight markets, had installed three switches during the first quarter of 1997 and anticipates installing one switch in the second quarter 1997, allowing the Company to service in the aggregate 14 additional markets. The Company plans to install a tenth switch in its NEXTLAB facility, a fully functional model of one of the Company's networks, which will serve as the Company's network operations control center and a testing facility for switch software and the Company's products and services.

    NEXTLINK has interconnection agreements covering 15 markets and is currently negotiating two additional interconnection agreements that will cover its seven additional markets. These agreements provide the Company with the ability to exchange telecommunications traffic between its customers and the customers of the ILEC. The Company accelerated its offering of switched local dial tone services by establishing initial interconnection agreements while longer term agreements are negotiated. The operating experience gained by the Company under these agreements gives the Company critical knowledge for negotiating longer term arrangements, which the Company believes provides it with an advantage over other CLECs in modifying its ongoing relationships with the ILECs.

MARKET OPPORTUNITY

    Prior to 1984, AT&T dominated both the local exchange and long distance marketplace by owning the operating entities that provided both local exchange and long distance services to most of the U.S. population. While long distance competition began to emerge in the late 1970s, the critical event triggering the growth of long distance competition was the breakup of AT&T and the separation of its local and long distance businesses as mandated by the MFJ in 1984. To foster competition in the long distance market, the MFJ prohibited AT&T's divested local exchange businesses, the RBOCs, from acting as a single source provider of telecommunications services.

    The Company believes that a similarly critical event occurred in 1996 with the passage of the Telecom Act. In most locations throughout the United States, the ILEC has operated with a virtual monopoly over the provision of most local exchange services. However, just as competition slowly emerged in the long distance business prior to the MFJ, competitive opportunities also have slowly emerged over the last 10 years at the local level.

    Industry sources estimate that in 1995 the total revenues from local and long distance telecommunications services were approximately $175 billion, of which approximately $101 billion were derived from local exchange services and approximately $74 billion from long distance services. Although the MFJ relating to the breakup of AT&T established the preconditions for competition in the market for long distance services in 1984, the market for local exchange services has until recently been virtually closed to competition and has largely been dominated by regulated monopolies. Efforts to open the local exchange market began in the late 1980s on a state-by-state basis when CAPs began offering dedicated private line transmission and access services. These types of services together currently account for approximately 12% ($12 billion) of the total local exchange revenues. CAPs were restricted, often by state laws, from providing the other, more frequently used services such as basic dial tone and switched services, which today account for approximately 88% ($89 billion) of local exchange revenues.

    The Telecom Act and the FCC's issuance of rules for competition, particularly those requiring the interconnection of all networks and the interchange of traffic among the ILECs and the CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. Although the U.S. Court of Appeals for the Eighth Circuit has issued a partial stay of the FCC's rules implementing the local competition provisions of the Telecom Act, the stay is limited to issues relating to pricing of interconnection and a CLEC's ability to impose "most favored nation" requirements on ILECs. Both issues remain subject to scrutiny and oversight by state regulatory commissions. See "--Regulatory Overview."

    These developments create opportunities for new entrants offering local exchange services to capture a portion of the current monopolists' nearly 100% market share. The development of facilities-based switched local dial tone services competition, however, is in its early stages. Even though other CLECs have begun to offer on-network switched local services, the Company believes that to date less than 1% of the total business lines in the United States have changed from an ILEC to a CLEC for such switched services. As competition develops, the Company anticipates that the market will become increasingly segmented, with the ILECs and the CLECs focusing on particular customer and geographic segments.

    NEXTLINK believes that the provisions of the Telecom Act requiring the ILECs to cooperate on a technical level with competitors are as significant as the Telecom Act's provisions eliminating state laws barring competitors from entering the local exchange services market. Under the Telecom Act, the FCC and state regulators are required to ensure that ILECs implement:

    - Interconnection--provides competitors the right to connect to the ILECs' networks at any technically feasible point and to obtain access to its rights-of-way;

    - Unbundling of the Local Network--allows competitors to purchase and utilize components of the ILECs' network selectively;

    - Reciprocal Compensation--establishes the framework for pricing between the CLEC and the ILEC; and

    - Number Portability--allows ILEC customers to retain their current telephone numbers when they switch to a CLEC.

    In addition, the Telecom Act provides that ILECs that are subsidiaries of RBOCs cannot combine in-region, long distance services across local access and transport areas ("LATAs") with the local services they offer until they have demonstrated that they have complied with certain regulatory requirements relating to local competition. See "--Regulatory Overview." The Company believes it will have an opportunity to gain market share in certain markets by combining local and long distance services in a single offering to its customers before that market's ILEC, if it is a subsidiary of a RBOC, is permitted to do so.

BUSINESS STRATEGY

    The Company has built an end user-focused, locally oriented organization dedicated to providing a broad range of products and services at competitive prices primarily to small and medium sized businesses. The key components of the Company's strategy to maximize penetration of its targeted customer base are:

        FOCUS ON SMALL AND MEDIUM SIZED BUSINESSES. The Company primarily focuses marketing efforts for its switched local, long distance and enhanced communications services on small and medium sized businesses and professional groups with 10 to 50 business lines. The Company's market research indicates that these customers prefer a single source for all of their telecommunications requirements, including products, billing, installation, maintenance and customer service. The Company has chosen to focus on this segment, based on its expectations that higher gross margins will generally be available on services provided to these customers, as compared with larger businesses, and that ILECs may be less likely to apply significant resources towards retaining these customers. The Company expects to attract these customers through a direct sales effort by offering: (i) bundled facilities-based local dial tone and resold long distance services, as well as the Company's enhanced communications services; (ii) a 10% to 15% discount to comparable pricing by the ILEC, depending on the individual market; and (iii) responsive customer service and support provided on a local level.

        DEVELOP A DIRECT SALES FORCE AND A CUSTOMER CARE ORGANIZATION. NEXTLINK is building a highly motivated and experienced direct sales force and customer care organization that is designed to establish a direct and personal relationship with its customers. Salespeople are given incentives through a commission structure that targets 40% of a salesperson's compensation to be based on performance. To ensure customer satisfaction, each customer will have a single point of contact for customer care who is responsible for solving problems and responding to customer inquiries. Management believes that the quality of its sales force and the responsiveness of its customer care organization will help to attract and retain customers and provide a key competitive advantage in competing with the ILEC in the local exchange market.

        STANDARDIZE PROCESSES TO ACCELERATE REVENUE GROWTH. The Company believes that the immediate challenge for CLECs will be developing the ability to implement effective provisioning systems, which include the complex process of transitioning ILEC customers to the Company's switched local dial tone services. Accordingly, the Company has begun to identify and will focus, as a key competitive strategy, on implementing best provisioning practices in each of its markets that will provide for rapid and seamless transitions of customers from the ILEC to the Company. To support the provisioning of its services, the Company has begun a long-term development program relating to a comprehensive information technology platform geared toward delivering information and automated ordering and provisioning capability directly to the end-user as well as to the Company's internal staff. The Company believes that these practices and its comprehensive information technology platform, as developed, will provide the Company with a long-term competitive advantage and allow it to implement more rapidly switched local dial tone services in its markets and to shorten the time between the sale of its services and the generation of revenues.

        DEVELOP HIGH CAPACITY NETWORKS WITH BROAD MARKET COVERAGE. NEXTLINK has and intends to continue to approach network design with a long-term view focusing on three key elements. First, the Company designs and builds its networks to provide extensive coverage of principal business concentrations, featuring direct physical connection of the Company's network to a high percentage of the commercial buildings and a majority of the ILEC central offices. This broad coverage is expected to result in a higher proportion of traffic that is both originated and terminated on the Company's networks, which should provide higher long-term operating margins. Second, the Company constructs high capacity networks that utilize large fiber bundles capable of carrying high volumes of voice, data, video and Internet traffic as well as other high bandwidth services. This strategy should reduce potential "overbuild" costs and provide added network capacity as the Company adds high bandwidth services in the future. Third, the Company employs a uniform technology platform based on Nortel DMS 500 switches, associated distribution technology and other common transmission technologies enabling the Company to (i) deploy features and functions quickly in all of its networks, (ii) expand switching capacity in a cost effective manner and
    (iii) lower maintenance costs through reduced training and spare parts requirements. The Company also utilizes unbundled loops from the ILEC to connect the Company's switch and network to end user buildings and is evaluating other alternatives for building connectivity, including wireless connections, for the "last mile" of transport.

        OFFER ENHANCED COMMUNICATIONS SERVICES. NEXTLINK offers customers value-added services that are not dependent on the Company's local facilities. As a result, the Company believes it can establish a customer base in a market in advance of constructing network facilities as well as offer additional services in markets where the Company has constructed facilities. These enhanced communications service offerings include: (i) IVR services, which provide an interface between NEXTLINK's clients and their customers for a variety of applications; (ii) Xpress, NEXTLINK's virtual communications center that allows mobile professionals and workgroups to access a suite of commonly used communications services from any telephone in the public switched network; and (iii) the Intermind Communicator, an interactive communications tool for the World Wide Web and intranet applications. The Company plans to focus the marketing of its enhanced communications services in all of its markets, as well as in areas of planned network expansion. This should increase the Company's visibility, develop customer relationships and assist the Company in attracting local exchange customers when it operates networks in these markets.

        CONTINUE MARKET EXPANSION. The Company currently operates or is constructing networks in 22 markets in seven states. These markets, in the aggregate, have approximately four million addressable business lines. The Company's goal is to add or expand markets and market clusters in order to increase its market potential to approximately 11 million addressable business lines by the end of 1998. NEXTLINK believes that its strategy of operating its networks in clusters (i) offers substantial advantages including economies of scale in management, marketing, sales and network operations, (ii) enables the Company to capture a greater percentage of regional traffic and to develop regional pricing plans, because the Company believes that a significant level of traffic terminates within 300 miles of its origination and (iii) provides opportunities in smaller markets and those markets that are too small to develop on a stand alone basis. The Company anticipates continuing to expand into new geographic areas as opportunities arise either through building new networks, acquiring existing networks or acquiring capacity. Most recently the Company acquired an 80 mile fiber optic network located in Los Angeles and six adjacent markets and reached an agreement in principle to acquire an existing operational fiber optic network in downtown Philadelphia in order to extend its existing network in Pennsylvania.

    The Company believes that a critical factor in the successful implementation of the Company's strategy is the quality of its management team and their extensive experience in the telecommunications industry. The Company has built a management team that it believes is well suited to challenge the dominance of the ILECs in the local exchange market. Mr. Craig O. McCaw, the Company's Chief Executive Officer, and Mr. James F. Voelker, the Company's President, each has in excess of 17 years of experience in leading companies in competitive segments of the telecommunications industry. In addition, the Company has recruited experienced entrepreneurs and industry executives to head each of its operating subsidiaries, many of whom have previously built and led their own start-up telecommunications businesses. Many of the Company's mid-level and senior managers were associated with Mr. McCaw during the early years at McCaw Cellular Communications, Inc. (now known as AT&T Wireless Services, Inc.), where the organizational themes included an unyielding focus on the customer, developing a first-class, differentiated product offering, decentralized management decision-making and building a high capacity system.

THE COMPANY'S TELECOMMUNICATIONS SERVICES

    LOCAL AND LONG DISTANCE SERVICES

    The Company commenced the offering of switched local dial tone and long distance services in seven markets on July 4, 1996, and in an eighth market on January 1, 1997. The Company expects to commence the offering of switched local dial tone and long distance services in its remaining 14 markets later in 1997. The Company focuses its product offering on basic telecommunications services, which it believes are the core of local exchange services. Pricing, which is determined and implemented by the Company's operating subsidiary in each local market, has been generally 10% to 15% lower than the pricing for comparable local services from the ILEC. The Company's current product offering includes:

    - Standard dial tone, including touch tone dialing, 911, and operator assisted calling;

    - Multi-trunk services, including direct inward dialing (DID) and direct outward dialing (DOD);

    - Long distance service, including 1+, 800/888 and operator services;

    - Voice messaging with personalized greetings, send, transfer, reply and remote retrieval capabilities; and

    - Directory listings and assistance.

    Currently, the Company offers CAP services in 18 of its markets, focusing on long distance carriers and the private line needs of high volume customers. In addition, data services that are currently offered by the Company include Ethernet, TOKEN rings, and Fiber Distributed Data Interface (FDDI).

    The Company's CAP services, which are used as both primary and back-up circuits, fall into three principal categories: (i) special access circuits that connect end-users to long distance carriers; (ii) special access circuits that connect long distance carriers' facilities to one another; and (iii) private line circuits that connect several facilities owned by the same end-user.

    ENHANCED COMMUNICATIONS SERVICES

    NEXTLINK's IVR platform allows a consumer to dial into a computer-based system using a toll-free number and a touch tone phone, and, by following a customized menu, to access a variety of information and to leave simultaneously a profile of the caller behind for use by either NEXTLINK or its clients. Currently, NEXTLINK provides four types of IVR services:

    - LeaveWord--prompts the consumer to leave messages of any length or complexity, ranging from catalog requests and contest entries to specific product questions and surveys;

    - Dealer Locator--helps a consumer to locate the nearest dealer of the client's products by instantly identifying the consumer's area and responding with the names, addresses and phone numbers of the client's locations within any desired mileage radius;

    - Automated Order Entry--allows consumers to purchase products using the interactive phone service 24-hours a day, with real-time order and credit card confirmation as well as arranging for delivery of the new item to the consumer's desired address; and

    - Interactive Call Center--provides the consumer with a menu of selections that include Dealer Locator, Automated Order Entry and other functions, including receiving a catalog, registering the warranty of a product, contest entry and an option for callers to be forwarded to a live operator.

    NEXTLINK also provides a virtual communications center for mobile professionals and workgroups through its Xpress service, which offers a suite of personal communications services. These services are made available through a specialized personal telephone number. The key services provided by this center are the following:

    - Follow-Me--instructs the communications center to forward any calls to an Xpress number to a particular local telephone number;

    - Voice Messaging--allows subscribers to receive, send, keep, transfer, instantly reply to or request future delivery for voice messages;

    - Call-out---enables subscribers to make calls from the communications center without hanging up between calls or dialing another PIN number;

    - Paging--notifies subscribers via pager of new and urgent messages;

    - Caller ID--provides the ability to capture the telephone number of anyone who calls the subscriber, which is also displayed on the subscriber's pager;

    - Fax Messaging--stores an incoming fax and delivers it to the nearest fax machine designated by the subscriber when the subscriber calls in to retrieve it; and

    - Teleconferencing--handles all teleconferencing needs through a teleconferencing operator.

    The Intermind Communicator is a new category of interactive communications software for the World Wide Web and intranet applications. The Intermind Communicator provides functions similar to the Company's IVR services for use on the Internet. The Intermind Communicator utilizes hypercommunications, which is a special type of publish/subscribe application. The Company markets the Intermind Communicator to businesses that are seeking to deliver and receive (that is, "push and pull") information over the Internet. The Intermind Communicator allows these businesses to interact with end users by providing requested information and simultaneously receiving specific communications anonymously from that end user.

    The Company has developed its enhanced communications service offerings through acquisitions, marketing agreements and equity investment. In June 1995, the Company acquired certain enhanced communications services assets from City Signal, Inc. These assets are used by the Company to offer its

Xpress service. In September 1995, the Company acquired a fully operational interactive voice response business through which the Company offers its IVR services. In June 1996, the Company invested in the preferred stock of Intermind Corporation, an Internet communications tool software developer. Simultaneously, the Company executed an exclusive marketing agreement, which provides that the Company is the exclusive telecommunications company authorized to market the Intermind Communicator in each of the Company's current geographic service areas. The Company anticipates that it will continue to explore other enhanced communications services opportunities and may acquire, invest in or establish marketing relationships with, additional service providers in the future that support its overall business and marketing strategies.

SALES AND CUSTOMER CARE

    OVERVIEW

    The Company utilizes a two-pronged sales strategy in each of its markets. The initial sales efforts in the Company's markets are for switched local dial tone and long distance services focusing on small and medium sized businesses and professional groups with 10 to 15 business lines. The Company's market research indicates that these customers prefer a single source for all of their telecommunications requirements, including products, billing, installation, maintenance and customer service. The Company utilizes a direct sales effort offering combined local and long distance services with prices that are generally at a 10% to 15% discount from the ILEC. Providing a combination of local and long distance services provides the Company's customers a level of convenience that has been generally unavailable since the break-up of AT&T. The Company is also marketing its enhanced communications services through a separate direct sales force in each market, which is expected to increase the number of customers for all of NEXTLINK's telecommunications services in that market at a faster rate. In addition, the Company is continuing its sales efforts for traditional CAP services to long distance carriers and large commercial users.

    SALES FORCE

    The Company is building a highly motivated and experienced direct sales force and customer care organization that is designed to establish a direct and personal relationship with its customers. The Company seeks to recruit salespeople with strong sales backgrounds, including salespeople from long distance companies, telecommunications equipment manufacturers and the ILECs. Salespeople are given incentives through a commission structure that targets 40% of a salesperson's compensation to be based on performance. With respect to traditional CAP services, the Company currently utilizes a national sales force to establish and expand long distance company access service sales. Sales efforts for long distance carriers are centralized in order to provide a single point of contact for these customers.

    The Company anticipates that its enhanced communications service offerings will continue to be sold across the country by its existing national sales force for these services. The Company has also augmented these efforts with a separate, targeted, locally based sales force in each of its markets. The Company believes that this two-pronged approach to each market will provide revenues that are incremental to its local exchange operations.

    CUSTOMER CARE

    The Company is augmenting its direct sales approach with superior customer care and support through locally based customer care representatives. The Company is structuring its customer care organization in such a manner that each customer will have a single point of contact for customer care who is responsible for solving problems and responding to customer inquiries. The Company seeks to provide a customer care group that has the ability and resources to respond to and resolve customer problems as they arise. The Company believes that customer care representatives will be the most effective if they are based in the community in which the Company is offering services.

NETWORK DEVELOPMENT

    GENERAL

    In developing its networks, the Company has executed a strategy of (i) acquiring fully or partially constructed fiber optic networks and (ii) designing and constructing high capacity fiber optic networks with broad coverage. The Company is constantly evaluating markets as locations for expansion of the Company's current networks and the development of additional networks. The decision to build, acquire or utilize capacity of an existing network is not based on any single factor, but on a combination of a number of factors including:

    - demographic, economic, competitive and telecommunications demand characteristics of the market and the surrounding markets;

    - availability of rights-of-way;

    - actual and potential competitors; and

    - potential for the Company to cluster additional networks in the region.

    If a particular market targeted for development is deemed to present an attractive market opportunity, the Company determines whether acquisition opportunities are available. In some cases a large network can be acquired, and in other cases a small existing network can serve as a starting point for market entry. If the Company decides to build a new network, or substantially expand a small acquired system, the Company designs a proposed new or expanded network that can connect a large number of businesses, long distance carriers points of presence and the ILEC's principal central offices in the area to be served, utilizing existing rights-of-way and/or rights-of-way that the Company will construct. Concurrently, the Company's market development personnel visit the location of the proposed network to begin discussions with city officials, right-of-way providers, potential end-users and long distance companies.

    Based on the data developed during these preliminary studies and visits, the Company develops detailed financial estimates of the costs of constructing a network, including the cost of fiber optic cable, transmission and other electronic equipment, as well as costs related to switching, engineering, building entrance requirements and right-of-way acquisition. If the financial estimates are satisfactory to the Company, the Company's market development personnel prepare a detailed business and financial plan for the proposed network, including competitive, regulatory and right-of-way analyses. Based upon its review of these analyses the Company determines whether to proceed. The Company anticipates continuing the expansion of its networks into new markets utilizing the market development analysis described above. The Company will seek to continue to expand its operations in states where it has established one or more networks, by continuing to construct or acquire networks in adjacent areas to leverage its existing networks, switches and telecommunications equipment, thereby establishing a cost effective and operationally efficient cluster of networks in various geographic regions.

THE COMPANY'S NETWORKS

    The Company currently operates or is constructing networks in 22 markets in seven states. The following table provides certain information on the Company's networks.

                                                                                         AS OF DECEMBER 31, 1996
                                                                               -------------------------------------------
                                                                                  ROUTE        FIBER         BUILDINGS
STATE/MARKET                                                LAUNCH DATE(1)      MILES(2)     MILES(3)      CONNECTED(4)
--------------------------------------------------------  -------------------  -----------  -----------  -----------------
Tennessee...............................................                              384       32,342             260
  MEMPHIS...............................................  July 1996
  NASHVILLE.............................................  July 1996
Pennsylvania............................................                              357       20,219              37
  ALLENTOWN.............................................  July 1996
  HARRISBURG............................................  July 1996
  LANCASTER.............................................  July 1996
  READING...............................................  July 1996
  SCRANTON/WILKES BARRE.................................  June 1997
  PHILADELPHIA(5).......................................  June 1997
Washington..............................................                                1          152              16
  SPOKANE...............................................  July 1996
Ohio....................................................                               17        2,499               2
  CLEVELAND.............................................  April 1997
  COLUMBUS..............................................  April 1997
  AKRON.................................................  December 1997
Utah....................................................                               10        1,440              10
  SALT LAKE CITY........................................  January 1997
  PROVO/OREM............................................  April 1997
Nevada..................................................                              311        9,394              78
  LAS VEGAS.............................................  April 1997
California(6)...........................................                               80        5,609               8
  LOS ANGELES...........................................  June 1997
  ANAHEIM...............................................  June 1997
  COSTA MESA............................................  June 1997
  GARDEN GROVE..........................................  June 1997
  IRVINE................................................  June 1997
  ORANGE................................................  June 1997
  SANTA ANA.............................................  June 1997
                                                                                    -----   -----------            ---
    Total...............................................                            1,160       71,655             411
                                                                                    -----   -----------            ---
                                                                                    -----   -----------            ---

------------------------

(1) Actual/Anticipated launch date of local dial tone services.

(2) Route miles refers to the number of miles of the telecommunications path in which the Company-owned or leased fiber optic cables are installed.

(3) Fiber miles refers to the number of route miles installed along a telecommunications path, multiplied by the Company's estimate of the number of fibers along that path.

(4) Represents on-net building connections.

(5) Acquisition anticipated to be completed during the second quarter of 1997.

(6) Acquisition completed in February 1997.

    TENNESSEE. In January 1995, the Company acquired from City Signal, Inc. an extensive, fully operational network in Memphis, Tennessee and another network then under development in Nashville, Tennessee. Since the date of acquisition, the Memphis network has provided dedicated private line services, long distance carrier access services, high speed data transmission, and video conferencing and, beginning in July 1996, local dial tone and long distance services. The Company's Memphis network currently is the most mature and extensive of the Company's networks and provides a model for the route design of the networks the Company envisions for the other areas it serves. In Nashville, the initial backbone network was completed in December 1995, and the Company also began providing local dial tone and long distance services to customers in this area in July 1996.

    PENNSYLVANIA. In April 1995, the Company began construction of an extensive regional fiber optic network connecting Harrisburg, Reading, Lancaster, and Allentown, Pennsylvania. The backbone network connecting these four areas and covering 21 counties was completed in the first quarter of 1996. The Company believes that this network provides it with the foundation for significant regional service offerings. The Company commenced offering switched local dial tone services to customers utilizing its Pennsylvania networks in July 1996. The Company recently completed an extension of the network to the Scranton/Wilkes Barre market. The Company recently entered into an agreement in principle which will enable it to extend this network into downtown Philadelphia during 1997.

    WASHINGTON. In April 1995, the Company acquired a local exchange service reseller located in Spokane, Washington. Currently serving approximately 880 business customers with approximately 7,300 lines serving the central business district of Spokane, the Company completed the construction of a fiber optic ring in the downtown area to provide facilities-based local telecommunications services directly to these customers. The Company commenced offering switched local dial tone services to customers utilizing its Spokane network in July 1996. The Company is in the process of migrating its current resale customers to the fiber optic network as portions of that network are completed.

    OHIO. In January 1996, the Company acquired existing fiber optic networks and switching facilities in the downtown business centers of Cleveland, Columbus and Akron, Ohio. The Company's networks in Ohio currently are limited to the downtown cores, but the Company will be expanding the route and fiber miles of each of these networks during 1997. In addition, the Company is currently replacing the switches that were acquired in Ohio with two Nortel DMS 500 switches, the Company's standard switching platform. The Company anticipates that it will begin offering switched local and long distance services in Cleveland and Columbus during the second quarter of 1997 and in Akron during the fourth quarter of 1997.

    UTAH. In March 1996, the Company admitted a 10% member to the subsidiary conducting the Company's operations in Utah, which member provided access to its rights-of-way, franchises, and other valuable services in order for the Company to commence the construction of a fiber optic network in Salt Lake City and the Wasatch Valley, which the Company believes is among the fastest growing areas in the United States. Construction of the downtown fiber optic ring began in the second quarter of 1996. The switching facilities were installed during the fourth quarter of 1996 with switched local and long distance service starting January 1, 1997. The Company recently executed a right-of-way agreement which will enable the expansion of this network to Provo and Orem during the first quarter of 1997.

    NEVADA. In April 1996, the Company became a 40% member in, and manager of, a joint venture that will provide local telecommunications services in Las Vegas, which the Company believes is one of the fastest growing areas in the United States. The Company has provided a license to the joint venture to operate under the name NEXTLINK Nevada. The joint venture currently provides competitive access services over a fiber optic network covering approximately 300 route miles throughout Las Vegas. The Company will provide strategic planning and management of the business for a ten year period through one of its subsidiaries. The Company anticipates that it will begin offering switched local and long distance services in this market during the second quarter of 1997.

    CALIFORNIA. On February 4, 1997, the Company acquired substantially all the assets of Linkatel, a Los Angeles-based competitive access telecommunications provider. At the time of the acquisition, Linkatel operated an 80 mile fiber optic telecommunications network covering several markets from the downtown Los Angeles area to the City of Irvine in Orange County. The Los Angeles/Orange County area represents one of the largest telecommunications markets in the United States, with over 2 million addressable business lines. The Company assumed management of this operation in November 1996. As part of the assets acquired, the Company obtained access to approximately 250 route miles of right-of-way, of which 80 miles have been completed, and the Company is currently constructing an additional 110 miles. The network is currently providing competitive access services with the launch of switched local and long distance services scheduled for June 1997.

NETWORK ARCHITECTURE

    DESIGN

    The Company builds or acquires its own fiber optic networks because it believes that facilities-based full service telecommunications companies whose networks are directly connected to their customers will have the ability to respond more quickly to customer needs for capacity and services. Moreover, the Company believes that facilities-based carriers develop a more knowledgeable, cooperative relationship with their customers, improving their ability to provide new services and other telecommunications solutions, which should result in higher long-term operating margins.

    The Company believes that the future telecommunications market will be an interconnected network of networks. The Company believes that calls will flow between local networks, with customers selecting their service provider based on high quality and differentiated products, responsive customer service and price. In some circumstances, depending in part upon regulatory conditions, the Company will utilize its own network for one portion of a call and resell the services of another carrier for the remaining portion of a call. In other instances, both the origination and termination of calls will take place on the Company's networks. The Company's networks are designed to maximize connectivity directly with significant numbers of business end-users, and to easily interconnect and provide a least-cost routing flow of traffic between the Company's network and other networks in the marketplace.

    In general, the Company seeks to build wide, expansive networks, rather than a simple core ring in a downtown metropolitan area. This construction focus is one factor that distinguishes the Company from traditional CAPs, which primarily focus on connecting high volume long distance users with their selected long distance carrier. Because the Company's product focus is much broader than traditional CAPs, its construction efforts reflect the Company's goal of connecting to a greater number of customers, including those without particularly high long distance traffic volumes. The Company believes that this type of broad coverage of the markets in which it operates will result in the following advantages:

    - an increased number of buildings that can be directly connected to the Company's network, which should maximize the number of businesses to which the Company can offer its services;

    - a higher volume of telecommunications traffic both originating and terminating on the Company's network, which should result in improved operating margins;

    - the ability to leverage its investment in high capacity switching equipment and electronics; and

    - the opportunity for the Company's network to provide backhaul carriage for other telecommunications service providers such as long distance and wireless carriers.

    The Company seeks to build high capacity networks using a backbone density ranging between 72 and 240 strands. A single pair of glass fibers on the Company's networks can currently transmit 32,256 simultaneous voice conversations, whereas a typical pair of copper wires can currently carry a maximum of 24 digitized simultaneous voice conversations. Although the ILECs commonly use copper wire in their networks, the ILECs are currently deploying fiber optic cable to upgrade portions of their copper-based networks. The Company believes that installing high count fiber strands will allow the Company to offer a higher volume of voice and broadband services without incurring significant additional construction costs.

    CONSTRUCTION

    The construction period of a new network varies depending upon the scope of the activities, such as the number of backbone route miles to be installed, whether the construction is underground or aerial, whether the conduit is in place or requires construction, the initial number of buildings targeted for connection to the network backbone and the general configuration for its deployment. After installing the network backbone, extensions to additional buildings and expansions to other areas of a market are evaluated, based on detailed assessments of market potential.

    The Company's network backbones are installed in conduits that are either owned by the Company or leased from third parties. The Company leases conduit or pole space from entities such as utilities, railroads, long distance carriers, state highway authorities, local governments and transit authorities. These arrangements are generally for multi-year terms with renewal options, and are nonexclusive. The availability of these arrangements is an important part of the Company's evaluation of a market. Cancellation of any of the Company's material right-of-way agreements could have an adverse effect on the Company's business in that area and could have a material adverse effect on the Company.

    Office buildings are connected primarily by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Company's central node. Alternatively, the Company may access an end-user's location through interconnection with the ILEC's central office. The Company is also evaluating other alternatives for building connectivity, including wireless connections, for the "last mile" of transport. Signals are generally sent through a network backbone to the central node simultaneously on both primary and alternate protection paths. Most buildings served have a discrete Company presence (referred to as a "remote hub") located in the building. Within each building, Company-owned internal wiring connects the remote hub to the customer premises. Customer equipment is connected to Company-provided electronic equipment generally located in the remote hub, where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Company's central node where originating traffic is reconfigured for routing to its ultimate destination. After completion of network construction, the Company employs maintenance and line crews that are responsible for responding to outages and routine maintenance of the network.

    UNIFORM TECHNOLOGY PLATFORM

    The Company is implementing a consistent technology platform based on the Nortel DMS 500 switch throughout its networks. Unlike a traditional long distance or local switch, the Nortel DMS 500 switch will enable the Company to provide local and long distance services from a single platform. The Company believes that having a standardized switch platform will enable it to (i) deploy features and functions quickly in all of its networks, (ii) expand switch capacity in a cost effective manner and (iii) lower maintenance costs through reduced training and spare parts requirements. In addition, the scalability and capacity of these switches will allow the Company to switch calls from more than one market, which enhances the Company's ability to use a clustered approach to the building of its networks.

    The Company also is establishing a uniform transmission technology utilizing SONET design and standardized digital access and cross connect systems ("DACCS") and other ancillary transmission equipment. DACCS provide the ability to aggregate and disaggregate capacity along the fiber optic network. Using the DACCS, the capacity of 24 DS-0s can be aggregated to form a DS-1 and, again through the DACCS, 28 DS-1s can be aggregated to form a DS-3.

    The Company has begun construction of a test site that will house a fully functional Nortel DMS 500 switch in a configuration that simulates the working environment of the Company's operational switches, distribution and ancillary equipment. Located in Dallas, Texas, this site, which will be referred to as NEXTLAB, will operate separate and apart from the Company's operational switches as both the Company's network operations control center (NOCC) and as a testing facility. NEXTLAB will provide the Company with a means to test switch software and service configurations prior to their release on the Company's networks. The Company believes that this process should: (i) minimize network outages; (ii) save network operating and training costs; and (iii) improve levels of customer service.

IMPLEMENTATION OF LOCAL TELECOMMUNICATIONS

    A company preparing to offer local exchange services not only requires an installed switch, but also must have numerous network and routing arrangements in place. NEXTLINK has established all of these arrangements for Pennsylvania, Tennessee, Washington, Utah, and Ohio. These key elements include:

    INTERCONNECTION. The Company has executed interconnection agreements for all of its current operating networks: in Nashville and Memphis, Tennessee, with BellSouth; in Harrisburg, Reading, Lancaster and Allentown, Pennsylvania, with Bell Atlantic; and in Spokane, Washington, and Salt Lake City and Provo/Orem, Utah with US West. In each of the Tennessee, Pennsylvania and Washington markets, the Company began providing switched local dial tone services on July 4, 1996, and the Company was the first CLEC to interconnect with the ILEC for local traffic. The Company began providing local switched dial tone services in Salt Lake City on January 1, 1997. The Company has executed interconnection agreements with Ameritech for Cleveland, Columbus and Akron, Ohio, with Sprint/Centel for Las Vegas, Nevada. The Company anticipates executing two interconnection agreements with the ILECs for Los Angeles and the surrounding cluster of markets in the second quarter of 1997. In addition, the Company believes that interconnection arrangements between the ILECs and other CLECs or the Company will be in place in other markets that the Company may enter. The Company likely will initially "piggy-back" on these other arrangements while pursuing more favorable long-term arrangements.

    The Company's approach to interconnection has been a two-step process. To accelerate its launch of switched local dial tone services, the Company has entered into initial interconnection arrangements that allow for the immediate exchange of local traffic with the ILEC. These arrangements allow the Company to commence service immediately and then work to optimize its arrangements with the ILEC. The Company's ILEC agreements are now being re-negotiated under Sections 251 and 252 of the Telecom Act. The actual operating experience gained through the Company's initial interconnection agreements gives the Company critical knowledge for negotiating longer term arrangements, and the Company believes this knowledge provides it with an advantage over other CLECs in modifying these relationships with the ILEC. In some cases, where agreement on a long-term arrangement cannot be reached, the Company will pursue binding arbitration before the state utility commissions as provided under the Telecom Act. Should it choose to do so, the Company has the right to initiate arbitration in its four initial operating markets in the first quarter of 1997. There can be no assurance, however, that the Company will be able to negotiate longer term relationships on terms and conditions satisfactory to the Company or that the arbitrations will result in rates, terms and conditions satisfactory to the Company.

    TELEPHONE NUMBERS. The Company has been offered interim number portability arrangements by the ILEC in each of its markets, and the Company also is engaged in industry negotiations to establish permanent number portability. Number portability arrangements will allow ILEC customers to retain their telephone numbers when changing local exchange service carriers. In addition, the Company has been allocated multiple blocks of 10,000 telephone numbers for each of its Tennessee, Washington, Pennsylvania, Ohio, Utah and Las Vegas networks for use in assigning new numbers to its customers. These numbers, known as NXX numbers, are the first three digits of a customer's seven digit local phone number. In each of these cases, the NXX is fully loaded into the Local Exchange Routing Guide or LERG, which instructs ILECs and other carriers to send a call using a NEXTLINK NXX to the appropriate NEXTLINK switch, for delivery to the NEXTLINK customer.

    SS7 POINT CODES. For each of the Company's switches, the Company has been assigned Point Codes for use with the advanced signaling system known as SS7 which is a separate or "out of band" communications channel used between telecommunications carriers to set up and control traffic on and between networks. The Company has designed its network to fully utilize SS7 signaling, which improves call processing times and frees capacity for voice, data, and video transmissions. The Company has entered into an agreement with a national SS7 service provider that will allow the Company to utilize SS7 signaling in its current and new markets nationwide.

REGULATORY OVERVIEW

    OVERVIEW

    The Company's services are subject to varying degrees of federal, state and local regulation. The FCC generally exercises jurisdiction over the facilities of, and services offered by, telecommunications common carriers that provide interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they are used to provide intrastate communications. Local governments sometimes impose franchise or licensing requirements on CAPs and local exchange carriers and regulate street opening and construction activities.

    The Telecom Act imposes on ILECs certain interconnection obligations that, taken together, grant competitive entrants such as the Company what is commonly referred to as "co-carrier status." In addition, the Telecom Act generally preempts state or local legal requirements that prohibit or have the effect of prohibiting any entity from providing telecommunications service. The Telecom Act allows state regulatory authorities to continue to impose competitively neutral requirements designed to promote universal service, protect public safety and welfare, maintain quality of service and safeguard the rights of consumers. The Telecom Act also preserves the ability of state and local authorities to manage and require compensation for the use of public rights-of-way by telecommunications providers including CAPs and other competitors of the ILECs in the local market.

    It is anticipated that co-carrier status and the preemption of state and local prohibitions on entry could permit the Company to become a full service provider of switched telecommunications services anywhere in the United States. The following table summarizes the interconnection rights granted by the Telecom Act that are most important to the achievement of this goal and the Company's belief as to the anticipated effect of the new requirements, if properly implemented.

ISSUE                                   DEFINITION                                ANTICIPATED EFFECT
---------------------  --------------------------------------------  --------------------------------------------

Interconnection        Efficient network interconnection to          Allows competitive telecommunications
                       transfer calls back and forth between ILECs   provider to service and terminate calls to
                       and competitive networks (including 911, 0+,  customers not directly connected to its
                       directory assistance, etc.)                   networks

Local Loop             Allows competitors to selectively gain        Reduces the capital and operating costs of a
  Unbundling           access at cost-based rates to ILEC wires      competitive telecommunications provider to
                       from central offices to customer premises     serve customers not directly connected to
                                                                     its networks

Reciprocal             Mandates reciprocal compensation for local    Improves the competitive telecommunications
  Compensation         traffic exchange between ILECs and            provider's margins for local service
                       competitors

ISSUE                                   DEFINITION                                ANTICIPATED EFFECT
---------------------  --------------------------------------------  --------------------------------------------
Number Portability     Allows customers to change local carriers     Allows customers to switch to competitive
                       without changing numbers; true portability    telecommunications provider's local service
                       allows incoming calls to be routed directly   without changing phone numbers
                       to a competitor. Interim portability allows
                       incoming calls to be routed through the ILEC
                       to a competitor at the economic equivalent
                       of true portability

Access to Phone        Mandates assignment of new telephone numbers  Allows competitive telecommunications
  Numbers              to competitive telecommunications provider's  providers to provide telephone numbers to
                       customers                                     new customers on the same basis as the ILEC

    While the interconnection rights established in the Telecom Act are a necessary prerequisite to the introduction of full local competition, they must be properly implemented to be effective. Significant implementation issues remain to be resolved before the barriers to entry into the local telephone business are sufficiently lowered to permit widespread competitive entry. See "Federal Legislation" below for a more complete explanation of the potential effect of the Telecom Act on the Company's business.

    FEDERAL LEGISLATION

    The Telecom Act, enacted on February 8, 1996, substantially revised the Communications Act of 1934. The Telecom Act establishes a regulatory framework for the introduction of local competition throughout the United States. Among other things, the Telecom Act preempts any state or local government from prohibiting any entity from providing telecommunications service. This provision sweeps away prohibitions on entry found in almost half of the states in the country at the time the Telecom Act was passed.

    The Telecom Act also establishes a dual federal-state regulatory scheme for eliminating other barriers to competition faced by competitors to the ILECs and other new entrants into the local telephone market. Specifically, the Telecom Act imposes on ILECs certain interconnection obligations to be implemented by FCC regulations. The Telecom Act contemplates that states will apply the federal regulations as they oversee interconnection negotiations between ILECs and their new competitors.

    The FCC has significant responsibility in the manner in which the Telecom Act will be implemented. The details of the rules adopted by the FCC implementing the Telecom Act's requirements will have a significant effect in determining the extent to which barriers to competition in local services are removed, as well as the time frame within which such barriers are eliminated. The FCC may also grant ILECs increased pricing flexibility to enable them to respond to competition. To the extent such pricing flexibility is granted, the Company's ability to compete for certain services may be adversely affected.

    The state PUCs also have significant responsibility in implementing the Telecom Act. Specifically, the states have authority to establish interconnection pricing, including unbundled loop charges, reciprocal compensation and wholesale pricing. The states are also charged under the Telecom Act with overseeing the arbitration process for resolving interconnection negotiation disputes between CLECs and the ILECs.

    In addition, the Telecom Act provides that ILECs that are subsidiaries of RBOCs cannot combine in-region, long distance services across local access and transport areas ("LATAs") with the local services they offer until they have demonstrated that (i) they have entered into an approved interconnection agreement with a facilities-based CLEC or that no such CLEC has requested interconnection as of a statutorily determined deadline, (ii) they have satisfied a 14-element checklist designed to ensure that the ILEC is offering access and interconnection to all local exchange carriers on competitive terms and (iii) the FCC has determined that in-region, inter-LATA approval is consistent with the public interest, convenience and necessity.

    FEDERAL REGULATION

    The FCC was granted authority to eliminate tariff and reporting requirements for non-dominant carriers such as the Company. Acting under that authority, the FCC has eliminated tariff filing requirements for such carriers providing interstate long distance services. On February 13, 1997, the United States Court of Appeals for the District of Columbia granted motions for stay of the FCC detariffing order pending judicial review of that order. The result of this stay is that carriers must continue to file tariffs for interstate long distance services. Regulatory compliance measures remain in place for international traffic and for access services. In addition, the Telecom Act now requires that ILECs provide CLECs with physical collocation on rates, terms and conditions that are just and reasonable, unless the ILEC can demonstrate to state regulators that physical collocation is not practical. The Company believes that either physical or virtual collocation of its facilities in a timely fashion for appropriate rates and terms will accommodate its purposes.

    The FCC has taken two actions related to the assignment of telephone numbers, first in July 1995 mandating that over the course of the next year responsibility for administering and assigning local telephone numbers be transferred from the RBOCs and a few other ILECs to a neutral entity, and second in July 1996 adopting a regulatory structure under which a wide range of number portability issues would be resolved.

    On August 8, 1996, the FCC issued an order containing rules providing guidance to the ILECs, CLECs, long distance companies and state PUCs regarding several provisions of the Telecom Act. The rules include, among other things, FCC guidance on: (1) discounts for end-to-end resale of ILEC local exchange services (which the FCC has suggested should be in the range of 17%-25%); (2) availability of unbundled local loops and other unbundled ILEC network elements;
(3) the use of Total Element Long Run Incremental Costs ("TELRIC") in the pricing of these unbundled network elements; (4) average default proxy prices for unbundled local loops in each state; (5) mutual compensation proxy rates for termination of ILEC/CLEC local calls; (6) an access charge transition plan that:
(a) leaves access charges in place with respect to situations involving resale of ILEC local exchange services; (b) leaves access charges in place with respect to situations involving use of ILEC unbundled switching to provide local exchange access services except for 25% of the transport interconnection charge ("TIC"); and (c) permits avoidance of access charges only when the ILEC switch is not utilized; and (7) the ability of CLECs and other interconnectors to opt into portions of interconnection agreements negotiated by the ILECs with other parties on a most favored nation (or a "pick and choose") basis.

    In a combined Report and Order and Notice of Proposed Rulemaking released on December 24, 1996, the FCC made changes and proposed further changes in the interstate access charge structure. In the Report and Order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the Company's ability to compete in providing interstate access services. In the Notice of Proposed Rulemaking, the FCC proposed rules to reform the interstate access charge rate structure. The FCC also proposed to bring interstate access rate levels more in line with costs either by granting ILECs levels of increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets or by mandating lower rates regardless of the level of competition (or through some combination of the two approaches).

    In its Recommended Decision, the Joint Board recommended that the FCC establish a federal telecommunications subsidy regime that would probably significantly expand the current subsidy program. For example, the Recommended Decision proposes a new subsidy regime for services provided to qualifying schools and libraries. The Joint Board recommended the adoption of a cap of $2.25 billion per year for the program. The Joint Board also recommended the expansion of federal subsidies to low-income consumers of telecommunications services. In addition, the Telecom Act requires the FCC to adopt a subsidy scheme for the provision of telecommunications services to rural health care providers. The Joint Board recommended that the FCC require all providers of interstate telecommunications services, including in all likelihood the Company, to pay for these and other subsidy programs based on their gross revenues from the sale of telecommunications services minus payments made to other telecommunications carriers. The FCC must establish final universal service rules by May 8, 1997. The Company cannot at this time predict the level of its mandatory contribution, but the Company believes that it will likely be a significant expenditure if the FCC adopts the Joint Board recommendations.

    The Company anticipates that the FCC will initiate a number of additional proceedings, of its own volition and as a result of requests from CLECs and others, as a result of the Telecom Act. Such proceedings will further define and construe the Telecom Act's terms.

    COURT OF APPEALS DECISION

    Various parties, including ILECs and state PUCs, filed appeals of the FCC's August 8, 1996 order in various U.S. Courts of Appeal, and several parties petitioned the FCC and the courts to stay the effectiveness of the FCC's rules included in the FCC's order, pending a ruling on the appeals. Many of the appeals were consolidated and transferred to the U.S. Court of Appeals for the Eight Circuit. On October 15, 1996, the Eighth Circuit issued a partial stay of the FCC's rules until the full appeal on the FCC's rules could be heard. The stay was limited to two areas of the FCC's rules: (1) the pricing rules other than those dealing with commercial mobile radio service providers; and (2) the CLECs' ability to utilize a most favored nation procedure to select favorable provisions from other interconnectors' agreements.

    The Company believes that the stay will not have a material adverse effect on it, because the Company already has interconnection agreements in place, or expects to have such agreements in place after state PUC arbitration proceedings, under the provisions of the FCC's order and the Telecom Act which have not been stayed by the Court. The stay does not delay the implementation of the Telecom Act by the parties and by the state PUCs, but rather suspends the guidance on pricing and most favored nation procedures that the FCC sought to provide to the parties and the state PUCs.

    STATE REGULATION

    The Company expects that as it offers local exchange and other intrastate services in an increasing number of states, it will be subject to direct state PUC regulation in most if not all such states. In all states where certification as a common carrier is currently required, the Company's operating subsidiaries are certificated.

    In most states, the Company is required to file tariffs or price lists setting forth the terms, conditions and prices for services which are classified as intrastate. In some states, the Company's tariff can list a range of prices for particular services, and in others, such prices can be set on an individual customer basis. The Company is not subject to price cap or to rate of return regulation in any state in which it currently provides services.

    As noted above, states retain a significant regulatory role under the Telecom Act. The Telecom Act allows state regulatory authorities to continue to impose competitively neutral requirements designed to promote universal service, protect public safety and welfare, maintain quality of service and safeguard the rights of consumers. The Company anticipates that state PUCs will play a major role in determining the specific charges for local network interconnection. In some states, those charges are being determined by generic cost proceedings and in other states they are being established through arbitration proceedings.

    LOCAL GOVERNMENT AUTHORIZATIONS

    In certain locations, the Company is required to obtain local franchises, licenses or other operating rights and street opening and construction permits to install and expand its fiber-optic networks. In some of the areas where the Company provides network services, the Company's subsidiaries pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. There is no assurance that certain cities that do not currently impose fees will not seek to impose such fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. Under the Telecom Act, state and local governments retain the right to manage the public rights-of-way and to require fair and reasonable compensation from telecommunications providers, on a competitively neutral and nondiscriminatory basis, for use of public rights-of-way.

    If any of the Company's existing franchise or license agreements were terminated prior to its expiration date and the Company were forced to remove its fiber from the streets or abandon its network in place, such termination would have a material adverse effect on the Company's subsidiary in that area and could have a material adverse effect on the Company. The Company believes that the provisions of the Telecom Act barring state and local requirements that prohibit or have the effect of prohibiting any entity from providing telecommunications service should be construed to preclude any such action. However, there can be no assurance that one or more local authorities will not attempt to take such action. Nor is it clear that the Company would prevail in any judicial or regulatory proceeding to resolve such a dispute.

COMPETITION

    As noted above, the regulatory environment in which the Company operates is changing rapidly. The passage of the Telecom Act combined with other actions by the FCC and state regulatory authorities continues to promote competition in the provision of telecommunications services.

    ILECS

    In each market served by its networks, the Company faces, and expects to continue to face, significant competition from the ILECs, which currently dominate their local telecommunications markets.

    The Company competes with the ILECs in its markets for local exchange services on the basis of product offerings, reliability, state-of-the-art technology, price, route diversity, ease of ordering and customer service. However, the ILECs have long-standing relationships with their customers and provide those customers with various transmission and switching services that the Company, in many cases, does not currently offer. The Company has sought, and will continue to seek, to achieve parity with the ILECs in order to become able to provide a full range of local telecommunications services. See "Regulatory Overview" for additional information concerning the regulatory environment in which the Company operates. Existing competition for private line and special access services is based primarily on quality, capacity and reliability of network facilities, customer service, response to customer needs, service features and price, and is not based on any proprietary technology. As a result of the comparatively recent installation of the Company's fiber optic networks, its dual path architectures and the state-of-the-art technology used in its networks, the Company may have cost and service quality advantages over some currently available ILEC networks.

    OTHER COMPETITORS

    The Company also faces, and expects to continue to face, competition from other potential competitors in certain of the markets in which the Company offers its services. In addition to the ILECs and CAPs, potential competitors capable of offering private line and special access services include long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users.

    The Company believes that the Telecom Act as well as a recent series of completed and proposed transactions between ILECs and long distance companies and cable companies increase the likelihood that barriers to local exchange competition will be removed. The Telecom Act states that entry barriers must be lowered in the areas served by ILECs that are subsidiaries of RBOCs before such ILECs are permitted to provide in-region, interLATA services. When ILECs that are RBOC subsidiaries are permitted to provide such services, they will be in a position to offer single source service. ILECs that are not RBOC subsidiaries may offer single source service presently.

    In some cases, cable television companies are upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. In addition, under the Telecom Act, electric utilities may install fiber optic telecommunications cable and may facilitate provision of telecommunications services by electric utilities over those networks if granted regulatory authority to do so.

    Cellular and PCS providers may also be a source of competitive local telephone service. However, the Company believes these operators will be large users of CAP access services to transport their calls among their radio transmitter/receiver sites through networks that avoid the ILECs with whom they compete.

    The Company also competes with equipment vendors and installers, and telecommunications management companies, with respect to certain portions of its business.

    A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. In addition, many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

    With respect to the Company's enhanced communications service offerings, each is subject to competition. For example, there are several competitors that offer IVR services, such as Call Interactive, which the Company believes focuses its sales efforts on large volume IVR service users. Another competitor, Telemedia, which is owned by Sprint, also offers significant call volume capacity. With respect to Xpress, the Company's virtual communications center, there are numerous competitors with product offerings that include some or all of the services offered by Xpress. Similarly, the Company's Intermind offering faces competition from the services and products offered by such companies and Netscape, Marimba, Backweb and others.

PURCHASING AND DISTRIBUTION

    With respect to the Company's fiber optic networks, which constitute the Company's most significant capital investments, the Company has entered into general purchase agreements with key equipment suppliers for fiber and fiber optic transmission equipment, with Nortel for telecommunications switches, and with other suppliers for various other components of each system. These agreements provide the basic framework under which purchase orders for these system components will be made. The specific purchases made for each network depend upon the configuration and other factors related to the network, such as the prospective customer base and location and the services to be offered over the network. Once these decisions are made, purchase orders for the appropriate fiber and selected equipment types are placed under the general purchase agreements.

PROPERTIES

    Neither the Company nor any of its subsidiaries owns any real property. The Company leases space for, among other things, offices, equipment rooms, collocation sites and general storage space.

EMPLOYEES

    As of December 31, 1996, the Company employed 568 people, including full-time and part-time employees. The Company considers its employee relations to be good. None of the employees of the Company is covered by a collective bargaining agreement.

TRADEMARKS AND TRADE NAMES

    The Company uses the name "NEXTLINK" as its primary business name. In July 1995, the Company filed for federal trademark protection of this name. In addition, filings have been made to register the distinctive floating X and related marks as protected trademarks under federal law. These filings all are pending. The Company has no assurance that they will be granted.

LEGAL PROCEEDINGS

    The Company is not currently the party to any legal proceedings, other than regulatory and other proceedings that are in the normal course of its business.

                                   MANAGEMENT

    The following table sets forth the names, ages and positions of the executive officers and members of the Company's board of directors. Their respective backgrounds are described following the table.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Craig O. McCaw.......................................          47   Chief Executive Officer and Director
James F. Voelker(1)..................................          46   President and Director
Jan Loichle..........................................          48   Vice President, Chief of Local Exchange Operations
Kathleen H. Iskra....................................          40   Vice President, Chief Financial Officer and Treasurer
R. Bruce Easter, Jr..................................          39   Vice President, General Counsel and Secretary
Charles P. Daniels...................................          40   Vice President, Chief Marketing Officer
Gordon Sileo.........................................          46   Vice President, Chief Information Officer
J. Scott Bonney......................................          40   Vice President, Regulatory and External Affairs
Dennis Weibling(2)...................................          45   Director
Scot Jarvis(1).......................................          35   Director
C. James Judson(2)...................................          52   Director
William A. Hoglund(1)................................          42   Director

--------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    The following persons are the presidents of the Company's operating subsidiaries:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Hugh C. Cathey.......................................          46   President of NEXTLINK Ohio, L.L.C.
Greg Green...........................................          33   President of NEXTLINK Washington, L.L.C.
Don Hillenmeyer......................................          50   President of NEXTLINK Tennessee, L.L.C.
Robert Kingery.......................................          42   President of NEXTLINK Interactive, L.L.C.
Dwayne Nielson.......................................          41   President of NEXTLINK Utah, L.L.C.
Gary Rawding.........................................          45   President of NEXTLINK Pennsylvania, L.P.
Donald W. Sessamen...................................          64   President of NEXTLINK California, L.L.C.

    All of the officers identified above serve at the discretion of the Board of Directors of the Company. There are no family relationships between any person identified above. The following are brief biographies of persons identified above.

    CRAIG O. MCCAW has been Chief Executive Officer of NEXTLINK since September 1994. Mr. McCaw is also Chairman and Chief Executive Officer of Eagle River, a company formed and owned by Mr. McCaw to make strategic investments in telecommunications ventures. Mr. McCaw was the founder, chairman and chief executive officer of McCaw Cellular Communications, Inc. ("McCaw Cellular"), the nation's leading provider of wireless communications services, until the company was sold to AT&T in August 1994. Prior to entering the cellular telephone business in 1973, Mr. McCaw took over daily operation of a small cable television operation in Centralia, Washington, that he and his three brothers owned. Under his leadership, this one-system operation serving 4,000 subscribers eventually grew to be the nation's 20th largest cable operator serving 450,000 subscribers. In 1974, he expanded the cable company's services by entering the paging and conventional mobile telephone industries and eventually became the fifth largest paging operator in the country, serving approximately 320,000 subscribers in 13 states. In 1981, Mr. McCaw saw the revolutionary potential of wireless communications and committed the company to developing broad-based cellular telephone services. Later, McCaw Cellular became the nation's largest cellular telephone operator, with cellular system positions in more than 100 U.S. cities, representing more than 100 million potential customers. The company also had interests in wireless data transmissions, personal communications services, air-to-ground phone systems and satellite communications at the time of its sale to AT&T. Mr. McCaw is one of the two principal owners of Teledesic Corporation, which in March 1994 announced plans for a worldwide satellite-based telecommunications system. Mr. McCaw is indirectly a significant stockholder, a director and Chairman of the Operating Committee of Nextel Communications, Inc., a provider of wireless telecommunications services.

    JAMES F. VOELKER has been the President of NEXTLINK since April 1995 and is responsible for developing the company vision and guiding overall operations. He is recognized as one of the early entrepreneurs in the business of building and delivering competitive local exchange service. Mr. Voelker's career in telecommunications spans almost two decades and includes experience in very different segments of the industry in a variety of executive positions. From 1981 to 1984 he served as vice president of sales, marketing and customer service for Lexitel Corporation, the forerunner of Allnet Communications. Mr. Voelker co-founded Digital Signal Inc. and served as chief operating officer and chief executive officer from 1985 through the company's sale to SP Telecom in 1990. Digital Signal operated a nation wide fiber optic network supplying capacity, engineering, provisioning and operational support to over one hundred interexchange carriers. In the CAP arena, Mr. Voelker became vice chairman of City Signal Inc. in 1992, which constructed and operated networks in six markets. Subsequently, he served as its chief executive officer after the company merged with its sister company Teledial America to form U S Signal. Based in Grand Rapids, Michigan, U S Signal was one of the first fully certified CLECs in the country. Mr. Voelker has served as vice chairman of ALTS, the industry Association of Local Telephone Service providers and as a director of Phoenix Network Inc., a publicly held long distance company. Mr. Voelker is also a member of the Compensation Committee of the Board of Directors.

    JAN LOICHLE has been Vice President, Chief of Local Exchange Operations of NEXTLINK since October 1996. Prior to that, Ms. Loichle was the President of NEXTLINK Solutions (the virtual communications center) from July 1995. Prior to joining NEXTLINK, Ms. Loichle was Executive Vice President at U.S. Signal in Detroit and Grand Rapids, Michigan from April 1993 to July 1995. At U.S. Signal Ms. Loichle led the development of an enhanced service platform (Magic Number) from concept through production system and implementation. From 1990 to 1993, Ms. Loichle was Assistant Vice President of Finance for SP Telecom in San Francisco. Prior to that, Ms. Loichle was Vice President of Financial Operations for Lexitel/Allnet/ALC in Birmingham, Michigan from December 1980 to October 1989.

    KATHLEEN H. ISKRA has been Vice President, Chief Financial Officer and Treasurer of NEXTLINK since January 1996. Prior to that, she was President and Chief Executive Officer of Horizon Air, a wholly owned subsidiary of Alaska Air Group. Prior to her appointment at Horizon Air, Ms. Iskra served as staff vice president of finance and controller of Alaska Airlines and Alaska Air Group. Ms. Iskra's service with Alaska began in 1987, when she was appointed Controller. Prior to joining Alaska, she was an audit manager with Arthur Andersen.

    R. BRUCE EASTER, JR. has been Vice President, General Counsel and Secretary of NEXTLINK since January 1995. From 1986 to December 1994, Mr. Easter was an associate and then partner in the law firm of Davis Wright Tremaine in Seattle, Washington, where he focused on communications law and media matters. Prior to joining Davis Wright Tremaine, Mr. Easter was a legal assistant at Home Box Office, Inc. from 1980 through 1986.

    CHARLES P. DANIELS has been Vice President, Chief Marketing Officer of NEXTLINK since November 1995. Mr. Daniels is responsible for Marketing, Market Development, Product Development, and Engineering. From 1992 to 1995, Mr. Daniels worked for MCI where he was the founder and Program Manager of the network MCI Developers Lab. Mr. Daniels was also a founding member of MCI's Advanced Technology Group. Prior to joining MCI, Mr. Daniels worked for Manufacturers Hanover Trust from 1989 to 1992 as Vice President/Strategic Technology & Research, where he was responsible for evaluating and implementing new technologies that either reduced costs or generated new revenue.

    GORDON SILEO has been Vice President, Chief Information Officer of NEXTLINK since August 1995. Mr. Sileo is responsible for designing and implementing the NEXTLINK information technology, corporate communications and infrastructure. Prior to joining NEXTLINK, Mr. Sileo was Vice President of Information Services for US Signal from June 1994 to July 1995. From September 1991 to July 1993, Mr. Sileo was Vice President of Management Information Services for SP Telecom.

    J. SCOTT BONNEY has been Vice President, Regulatory and External Affairs for NEXTLINK since November 1994. He is responsible for implementing NEXTLINK's regulatory and industry affairs initiatives. Prior to joining NEXTLINK, from November 1992 to November 1994, Mr. Bonney was Vice President of Regulatory and External Affairs for Ameritech in Illinois, where he was responsible for implementing Ameritech's competitive network unbundling plan. Prior to joining Ameritech, from 1988 through November 1992, Mr. Bonney served as Director of Regulatory Affairs for Teleport Communications Group, one of the original competitors for local phone service.

    DENNIS WEIBLING has been a director of the Company since January 1997 and had been Executive Vice President of NEXTLINK since September 1994. Mr. Weibling is also President of Eagle River, Inc., since October 1993. Mr. Weibling is a director and member of Nextel Communications, Inc.'s board, operations, audit and compensation committees. Nextel is a leading provider of integrated wireless communications services for teams of mobile workers. Mr. Weibling serves on the board and executive committee of Teledesic Corporation, a satellite telecommunications company backed by Mr. McCaw and Microsoft founder Mr. William Gates. Mr. Weibling is a director of Cable Plus, one of the leading providers of private cable television and telephony service to residential apartment complexes. A licensed certified public accountant in Washington, Mr. Weibling is a member of the American Society of Certified Public Accountants and the Washington Society of Certified Public Accountants. In addition, Mr. Weibling is a licensed attorney in Ohio and a member of the American Bar Association and Ohio State Bar Association. Mr. Weibling is also a member of the Audit Committee of the Board of Directors.

    SCOT JARVIS has been a director of the Company since January 1997 and had been Executive Vice President of NEXTLINK since September 1994, was a Vice President of Eagle River, Inc. from October 1994 through April 1996. Mr. Jarvis is the co-founder and since March 1997 has been a member of Cedar Grove Partners, LLC. Prior to that, Mr. Jarvis was the acting President of the Company from September 1994 to April 1995. Prior to joining Eagle River, Inc., Mr. Jarvis served as Vice President of McCaw Development Corporation from 1993 to 1994 and of McCaw Cellular from 1985 through 1994. During his tenure at McCaw Cellular, Mr. Jarvis served in the positions of General Manager from 1990 to 1993, Vice President of Acquisitions and Development from 1988 to 1990 and Assistant Vice President from 1985 to 1988. Mr. Jarvis also recently served on the Board of Directors or executive committees of: NEXTEL Communications, Inc., PriCellular Corporation, Horizon Cellular Group, Los Angeles Cellular Telephone Company, Cellular 2000 Partnership, Cybertel Cellular Telephone Company (St. Louis), Northwest Cellular Partnership, and Movitel del Noroeste (Mexico Region). Mr. Jarvis has also served as the President of the Iberia Cellular Telephone Company from 1991 to 1994. Mr. Jarvis is also a member of the Compensation Committee of the Board of Directors.

    C. JAMES JUDSON has been a director of the Company since January 1997 and had been Executive Vice President of NEXTLINK since February 1995. Mr. Judson is also Vice President and General Counsel of Eagle River, Inc. since January 1995. Prior to joining Eagle River, Inc., from January 1, 1975 through January 1995, Mr. Judson was a partner in the Seattle law firm of Davis Wright Tremaine where he focused his practice primarily in the areas of corporation law and taxation. Mr. Judson is also a member of the Audit Committee of the Board of Directors.

    WILLIAM A. HOGLUND has been a director of the Company since January 1997 and had been Executive Vice President of NEXTLINK since February 1996. Mr. Hoglund is also Vice President and Chief Financial Officer of Eagle River, Inc. since January 1996. Prior to joining Eagle River, Inc., Mr. Hoglund was a Managing Director of J.P. Morgan & Co. in its investment banking group. Mr. Hoglund was employed by J.P. Morgan & Co. from 1977 through 1995, focusing for the past nine years on clients in the telecommunications, cable and media industries. Mr. Hoglund is also a member of the Compensation Committee of the Board of Directors.

    The following individuals are the senior management of the Company's subsidiaries.

    HUGH C. CATHEY has been the President of NEXTLINK Ohio since August 1996. Prior to joining NEXTLINK, Mr. Cathey had nearly 20 years of experience in the telecommunications industry. From 1993 to 1996, Mr. Cathey was president and chief executive officer of Digital Network, Inc., a publicly traded, facilities-based long distance company based in Dallas, Texas. From 1989 to 1993, Mr. Cathey served as president and chief executive officer of United Telemanagement, Inc. Prior to that, Mr. Cathey held sales and product management positions of increasing responsibility with AT&T, culminating as the senior executive of a business unit of AT&T with annual revenues of approximately $100 million. During Mr. Cathey's tenure at United Telemanagement, Inc., that company filed a petition under the Federal bankruptcy laws.

    GREG GREEN has been the President of NEXTLINK Washington since March 1995. Prior to that, from 1985 through March 1995, Mr. Green was the founder and former President of Tel-West Communications, Inc. ("Tel-West") until the Company's acquisition of certain assets of that company. At Tel-West, Mr. Green provided overall management of business development, sales and customer service. Mr. Green successfully negotiated with the Washington State Utilities and Transportation Commission to become the second competitive local exchange carrier in Washington State's history and the first in the city of Spokane.

    DON HILLENMEYER has been the President of NEXTLINK Tennessee since March 1995. Prior to joining NEXTLINK in March of 1995, Mr. Hillenmeyer was president of MCMG, Inc., a Nashville-based wireless communications management consulting and operations firm specializing in running Rural Service Areas for independent cellular telephone owners. Before founding MCMG, Inc., Mr. Hillenmeyer held various senior management positions at McCaw Cellular and was responsible for 13 southern states from August 1986 to February 1990.

    ROBERT KINGERY has been the President of NEXTLINK Interactive (the interactive voice response provider) since joining the Company in August 1995. Prior to joining NEXTLINK, Mr. Kingery was the President and Chief Executive Officer of Sound Response Corporation, an interactive voice services business he co-founded in 1991.

    DWAYNE NIELSON has been President of NEXTLINK Utah since February 1996. Prior to joining NEXTLINK, Mr. Nielson was Assistant Vice President, Consumer and Small Business Market, at Sprint Corporation from October 1994 to February 1996. Prior to that, from August 1985 through October 1994, Mr. Nielson held a variety of sales and marketing positions at Sprint and United Telephone.

    GARY RAWDING has been President of NEXTLINK Pennsylvania since September 1994. Prior to founding Penns Light Communications, Inc., certain assets of which were acquired by the Company in September 1994, he served as Vice President of Sales & Marketing at Eastern TeleLogic Corporation from 1989 until 1993. Prior to joining Eastern TeleLogic, Mr. Rawding held various positions with Bell Atlantic Corporation.

    DONALD W. SESSAMEN has been President of NEXTLINK California since November 1996. Prior to that, Mr. Sessamen acted as a consultant to NEXTLINK. Prior to acting as a consultant to the Company, Mr. Sessamen joined Brooks Fiber California in 1994 as president, after the company acquired Phoenix Fiberlink. At Brooks Fiber California, Mr. Sessamen completed the installation of the San Jose system and managed the entry into switched services in the Sacramento market. From 1991 to 1994, Mr. Sessamen was executive vice president of operations, engineering and MIS at SP Telecom, a fiber optic systems construction and wholesale transmission company using Southern Pacific Railroad rights-of-way east of the Mississippi River. At SP Telecom, Mr. Sessamen led SP Telecom's entry into switch-based products utilizing the Northern Telecom DMS 250 Super Node, introducing innovative switch-based products.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth, for the fiscal year ended December 31, 1996, individual compensation information for the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1996 (the "Named Executive Officers").

                                                                      ANNUAL COMPENSATION
                                ------------------------------------------------------------------------------------------------
                                                                               OTHER           SECURITIES         ALL OTHER
      NAME AND PRINCIPAL                                                       ANNUAL          UNDERLYING       COMPENSATION
           POSITION              FISCAL YEAR   SALARY ($)    BONUS ($)    COMPENSATION ($)   OPTIONS(#)(1)         ($)(2)
------------------------------  -------------  -----------  -----------  ------------------  --------------  -------------------

McCaw, Craig O................         1995           -0-          -0-              -0-                -0-              -0-
  CEO                                  1996           -0-          -0-              -0-                -0-              -0-

Voelker, James J..............         1995        89,405       87,000           11,542(3)       1,000,000              -0-
  President                            1996       160,609          -0-              -0-             15,000            6,523

Kingery, Robert...............         1995        65,589       88,082              -0-             98,347(4)            -0-
  President of NEXTLINK                1996       225,000       30,000              -0-              5,000            5,625
  Interactive

Iskra, Kathleen H.............         1995           -0-          -0-              -0-                -0-              -0-
  Vice President, Chief                1996       121,233       65,250              -0-            153,500            1,575
  Financial Officer and
  Treasurer

Daniels, Charles P............         1995        14,423       25,000              -0-            100,000              -0-
  Vice President, Chief                1996       100,000       84,750              -0-              7,500            2,512
  Marketing Officer

--------------------------

(1) Represents Class B membership units granted in connection with the Company's equity option plan during 1995 and 1996, respectively.

(2) Represents contributions made by the Company on behalf of the executive officer under the Company's 401(k) Plan.

(3) Of this amount, $11,238 was allocated to temporary housing expenses.

(4) This represents the number of options to acquire Class B units granted in connection with the Recapitalization of the Company and its subsidiaries. Prior to the Recapitalization, this executive held options to acquire membership interests in Nextlink Interactive.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                               POTENTIAL REALIZABLE VALUE
                                                 INDIVIDUAL GRANTS                               AT ASSUMED ANNUAL RATES
                                              -----------------------                                OF SHARES PRICE
                              NUMBER OF         % OF TOTAL OPTIONS                           APPRECIATION FOR OPTION TERM(2)
                             SECURITIES             GRANTED TO           EXERCISE OR    -----------------------------------------
  NAME AND PRINCIPAL     UNDERLYING OPTIONS     EMPLOYEES IN FISCAL      BASE PRICE         EXPIRATION          5%         10%
       POSITION              GRANTED(#)               YEAR(%)              ($/SH)             DATE(3)           ($)        ($)
-----------------------  -------------------  -----------------------  ---------------  -------------------  ---------  ---------

McCaw, Craig O.,                    -0-                    -0-                  -0-             N/A

Voelker, James F.                15,000                   1.79                  .44       August 19, 2011          600     46,200

Kingery, Robert                   5,000                   0.60                  .44       August 19, 2011          200     15,400

Iskra, Kathleen H.               75,000                   8.96                  .01       January 2, 2011          -0-    122,250
                                 75,000                   8.96                  .44       January 2, 2011        3,000    231,000
                                  3,500                    .42                  .44       August 19, 2011          140     10,780

Daniels, Charles P.               7,500                    .90                  .44       August 19, 2011          300     23,100

--------------------------
(1) Effective on January 31, 1997, NEXTLINK Communications, L.L.C. was merged with and into NEXTLINK Communications, Inc. The information presented in this table reflects the grant of options pursuant to the Amended and Restated Equity Option Plan of NEXTLINK Communications, L.L.C. (the "EOP"). The Company has adopted a Stock Option Plan and is currently preparing documentation to cause the options to be options to purchase the Company's Class A Common Stock. See Note 12 to the Consolidated Financial Statements.

(2) The value of the Company's Class B Units is determined in accordance with the EOP. Although Class B Units, when exercised, would constitute an ownership interest in the Company, the interest is limited to the appreciation in value of the Company, that is the distributable profits interests, if any, of the Company. Pursuant to the EOP, the Administrative Committee, which is comprised of two representatives from Eagle River and the President of the Company, determines the appreciation interest value of the options. During 1995, the members of the Administrative Committee were Messrs. Weibling, Jarvis and Voelker. During the period in which theses options were granted, the EOP provided that the valuation would be based upon financial data dated as of the close of the most recent tax year. Because of the small amount of capital invested at December 31, 1994, and because there had been no appreciation in the value of Class A Units at December 31, 1994, there was no fair market value ascribed to the unit options in excess of the $0.01 exercise price at the time of their grants during 1994 and 1995. Further, and consistent with the EOP, no separate determination of value was made for the grants until the end of 1995. The appreciation value was determined by the Administrative Committee by applying a rate of return to the capital invested based on expected rates of return for similar investments in comparable telecommunications businesses and accounting for payment of the preferred return described above and the return of capital to the Class A unit holders, and dividing that amount by the total Class A Units issued at December 31, 1996 and 1995. Based upon this valuation process, the appreciation interest per unit at years ended 1996 and 1995 for Class B Units was determined to be $3.50 and $0.44, respectively, and for Class A Units was determined to be $4.36 and $1.45, respectively. A compensation expense was then booked accordingly for the Class B Units to reflect the difference between the appreciation interest value and the exercise price at year end for the vested portion of the options granted during 1995. Commencing July 1, 1995, the EOP was revised to provide that the Administrative Committee could revalue the Company based on such financial data as the Administrative Committee deemed appropriate.

   The dollar amounts under the 5% and 10% columns are the result of calculations required by the rules of the Securities and Exchange Commission ("SEC") and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Class B Units. The amounts shown reflect the difference between (a) the appreciation of each unit at the SEC's assumed annual rates of appreciation through the fifteenth anniversary of the date of the grant based on the per unit valuation at the time of the grant and (b) the sum of (i) payment of the exercise price, (ii) the return of capital to the Class A unit holders, and (iii) the payment of a preferred return to the Class A unit holders. Pursuant to the Company's limited liability company agreement, the Class A unit holders are entitled to a preferred return on their capital contributions equal to the prime rate plus 2%. The Company utilized a prime rate of 8.25% in calculating the above returns under the SEC's assumed rates of return.

(3) Options granted during 1996 vest either 20% at employment and 20% at the end of each subsequent year or 25% at the end of each of the next four years after grant.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING               VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                           DECEMBER 31, 1996          AT DECEMBER 31, 1996 (1)
                                                      ----------------------------  -----------------------------
NAME                                                  EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------------------------------------  ------------  --------------  -------------  --------------

McCaw, Craig O......................................          -0-            -0-              -0-            -0-

Voelker, James F....................................      400,000        615,000    $   1,400,000   $  2,152,500

Kingery, Robert.....................................       39,339         64,008          137,687        224,028

Iskra, Kathleen H...................................       60,000         93,500          210,000        327,250

Daniels, Charles P..................................       40,000         67,500          140,000        236,250

--------------------------

(1) Reflects the difference between the exercise price and a valuation of $3.50 per unit. Because there is no public market for the Company's membership units, pursuant to the Equity Option Plan, the Plan's Administrative Committee determines the value of the Class B options at least as often as the end of each fiscal year. The valuation set forth above reflects the Administrative Committee's determination of per unit valuation at December 31, 1996.

EMPLOYMENT AGREEMENTS

    NEXTLINK Pennsylvania, L.P., an operating subsidiary of the Company, has entered into an employment agreement with Gary A. Rawding, its President, for a term expiring on September 15, 1997, subject to automatic month-to-month extensions unless either party gives 30 days notice not to renew. The agreement provides for a base salary of $110,000, with a total bonus of $50,000 for the five-quarter period ended December 31, 1995 based on the attainment of goals and milestones outlined in the agreement and $10,000 per quarter thereafter. If NEXTLINK Pennsylvania, L.P. fails to renew the agreement or if employment is terminated due to the cessation of its business, NEXTLINK Pennsylvania, L.P. must pay Mr. Rawding his then-current monthly salary until one year after termination. The agreement also contains non-compete, non-solicitation and confidentiality provisions.

    NEXTLINK Interactive, L.L.C. ("NEXTLINK Interactive"), an operating subsidiary of the Company, has entered into an employment agreement with Robert Kingery, its President, for a term expiring on August 31, 1998, subject to earlier termination. The agreement provides for a base salary of $225,000, with a bonus based on the attainment of goals and milestones to be agreed to by NEXTLINK Interactive and Mr. Kingery. If NEXTLINK Interactive terminates Mr. Kingery's employment on 30 days notice, Mr. Kingery is entitled to receive a bonus as if he had been employed for each year of the initial term of the agreement. The agreement also contains non-compete, non-solicitation and confidentiality provisions.

    NEXTLINK Washington, L.L.C. ("NEXTLINK Washington"), an operating subsidiary of the Company, has entered into an employment agreement with Gregory Green as its President for a term expiring March 28, 1998, subject to earlier termination. The agreement provides for a base salary of $100,000 with a bonus of $30,000 during the first year, $35,000 during the second year and $40,000 during the third year, in each case upon the achievement of objectives. The agreement also contains non-compete, non-solicitation and confidentiality provisions.

NEXTLINK COMMUNICATIONS, L.L.C. EQUITY OPTION PLAN

    The Company adopted an Amended and Restated Equity Option Plan (the "EOP"). Pursuant to the EOP, the Company could grant any employee of the Company or its Affiliates (as defined in the EOP) the right to acquire Class B membership interests ("Equity Interests") in the Company (an "Option"). The

EOP has been superseded by the NEXTLINK Communications, Inc. Stock Option Plan, described below, which was adopted in connection with the incorporation of the Company on January 31, 1997. The Company anticipates granting replacement options under the NEXTLINK Communications, Inc. Stock Option Plan to the holders of options granted under the EOP. The Option Plan is administered by a committee comprised of three members (the "Administrative Committee"). Two of the members were appointed by Eagle River, the primary member of the Company, and the third was the President of the Company. The Administrative Committee had sole and unfettered discretionary authority to administer the EOP and to alter, modify, change or terminate the EOP at any time.

    An Option granted under the EOP must be evidenced by a written agreement between the Company and the employee. Such agreement set forth the quantity of Equity Interests with respect to which the Option is granted, the Option price, the date the Option was granted, and such other terms, conditions, and restrictions as the Company deemed advisable and which were not inconsistent with the terms of the EOP. The holder of an Option (an "Option Holder") did not acquire any voting or other rights in the Company or in management of the Company upon the grant of an Option. In addition, the holder of an Equity Interest obtained upon exercise of an Option would not have voting or other management rights in the Company.

    An Option could have been exercised, in whole or in part, at any time after December 31, 1996 and within a 15-year period following the date the Option was granted, subject to ratable vesting of the Option over four Years of Service (as defined in the EOP) and provisions in the EOP relating to early termination of the Option in the case of termination of employment. Any portion of an Option that was not exercised by the end of the 15-year term would terminate unless extended by the Company.

    Under the EOP, the Company had the right to purchase an Option from an Option Holder (or his or her trustee, personal representative, guardian, executor or administrator) (collectively the "Transferee") at a purchase price equal to the then Fair Market Value (as defined in the EOP) of the Option upon the occurrence of (a) the bankruptcy of the Transferee (b) an adjudication by a court that the Transferee is insane or incompetent; (c) any general assignment by the Transferee for the benefit of his creditors; (d) the death of the Transferee; (e) the termination, for any reason, of the Transferee's employment with the Company or an Affiliate (as defined in the EOP); or (f) any other event which would cause an interest in the Company to be sold, assigned, awarded, confirmed, or otherwise transferred, for consideration or otherwise, to any person, whether voluntarily, involuntarily or by operation of law.

NEXTLINK COMMUNICATIONS, INC. STOCK OPTION PLAN

    The Company established the NEXTLINK Communications, Inc. Stock Option Plan (the "Plan") to replace the EOP and to provide a performance incentive for certain officers, employees, and individuals who provide services to the Company, and to enable these individuals to acquire or increase proprietary interest in the success of the Company.

    Pursuant to the terms of the Plan, the Company's Board of Directors (the "Board") has reserved the right to terminate, modify, or amend the Plan subject to the following restriction: The Board must obtain shareholder approval for any amendment that (1) increases the number of shares of Class A Common Stock available under the Plan, (2) changes the Plan's eligibility provisions, or (3) requires shareholder approval under applicable law.

    The Plan Administrator may modify or amend outstanding options granted under the Plan, provided modification or amendment of an outstanding option shall not, without the consent of the optionee, impair or diminish any of the optionee's rights or any of the obligations of the Company. Except as otherwise provided in the Plan, no outstanding option shall be terminated without the consent of the optionee. Unless the optionee agrees otherwise, any change or adjustment to an outstanding incentive stock option shall be made so as not to constitute a "modification," as defined in Section 424(h) of the

Internal Revenue Code of 1986, as amended (the "Code"), and so as not to cause the option to cease qualifying as an incentive stock option, as defined in Code
Section 422(b).

    The "Plan Administrator" is the Compensation Committee of the Board, and its members are Messrs. Voelker, Jarvis and Hoglund. The Board may from time to time remove members from, or add members to, the Compensation Committee. Vacancies on the committee, however caused, may be filled by the Board.

    The Plan Administrator acts as the manager of the Plan, possessing discretionary authority to determine all matters relating to the options to be granted. The Plan Administrator has the sole authority to interpret the provisions of the Plan, any option issued under the Plan, and any rule or regulation applicable to the Plan. The Plan Administrator's interpretation is conclusive and binding on all interested parties, so long as the interpretation and construction with respect to incentive stock options corresponds to the requirements of Code Section 422, the regulations thereunder, and any amendments thereto.

    The stock available under the stock options granted under the Plan are shares of the Company's authorized but unissued Class A Common Stock, par value $.01 per share ("Class A Common Stock"). The total number of shares that may be issued pursuant to options under the Plan, including both incentive and non-statutory options, shall not exceed an aggregate of 10,000,000 shares.

    Incentive stock options may be granted only to officers and other employees of the Company (or a parent or subsidiary corporation of the Company), including Board members who are also employees of the Company (or employees of a parent or subsidiary corporation of the Company). Non-statutory options may be granted to both employees and non-employees of the Company (or a corporate or non-corporate parent or subsidiary), including non-employee Board members. Certain limitations apply to 10% shareholders.

    Within the parameters established by the Plan, the Plan Administrator has the sole discretion to determine the options to be granted under the Plan, including selection of the individuals receiving option grants, the number of shares available under each option, the exercise price, and all other terms and conditions of the options. Separate option grants under the Plan need not be identical in any respect, even when made simultaneously. The Plan Administrator shall issue each optionee an individual "option agreement," which describes the relevant terms of the option.

    The purchase price per share of Class A Common Stock under each incentive stock option shall be not less than the fair market value of the Class A Common Stock on the date the option is granted, except where the option is a substituted or assumed option from another plan, and the exercise price relates to the original exercise price, in accordance with applicable provisions of the Code. Certain additional limitations apply to 10% shareholders. The purchase price per share of Class A Common Stock under each non-statutory stock option shall be not less than 85% of the fair market value of the Class A Common Stock on the date the option is granted, except where the option is a substituted or assumed option from another plan, and the exercise price relates to the option's original exercise price.

    The aggregate shares of Class A Common Stock available to an optionee through incentive stock options, which are exercisable for the first time during a calendar year, shall not exceed $100,000 in value. For purposes of this limit, the Class A Common Stock shall be valued at its fair market value as of the option grant date. To the extent an incentive stock option exceeds this limitation, it shall be considered a non-statutory stock option.

    An optionee must exercise his or her option, if at all, before it expires. Each option shall expire on the date specified in the individual option agreement, which date shall not be later than the tenth anniversary of the date on which the option was granted with respect to incentive stock options, the 15th anniversary with respect to non-statutory options and the fifth anniversary in the case of a 10% stockholder.

    Options granted under the Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise), other than by will or applicable laws of descent and distribution; provided that non- statutory stock options may be transferred to a revocable trust established by the optionee for his or her descendants, to an immediate family member, or to a partnership in which only immediate family members or such estate-planning trusts are partners. Options shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any option under the Plan, or any rights or privilege conferred by the Plan, contrary to the provisions of the Plan, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred by the Plan, such option shall thereupon terminate and become void. No person may create a lien on any funds, securities, or other property held under the Plan.

    Options granted under the Plan shall generally expire on the earlier of the following two events: (i) the date of expiration expressed in the individual option agreement, or (ii) three months after termination of employment (unless the termination is for cause, in which case the option shall immediately expire). Special rules apply in the event of an optionee's death or disability. In addition, options shall terminate if the shareholders of the Company receive cash, stock, or other property in exchange for or in connection with their shares of Class A Common Stock as a result of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of the Company (other than a mere reincorporation, creation of a holding company, or merger in which the Company's shareholders receive a corresponding number of shares of Class A Common Stock in the survivor corporation). Prior to such an event, the optionee shall have the right to exercise his or her option, in whole or in part, to the extent vested.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    From the inception of NEXTLINK through the end of 1995, NEXTLINK's capital and operational funding was provided on an as needed basis, primarily by Eagle River. During this period, under NEXTLINK's limited liability company agreement, one equity unit was issued for each dollar in cash or assets contributed to NEXTLINK. The equity ownership units issued from time to time during the course of this period thus reflect this one dollar to one equity unit equivalency. As of December 31, 1996, Eagle River had contributed approximately $53.9 million to NEXTLINK and had received approximately 53.9 million Class A Units in NEXTLINK Communications, L.L.C., which were converted to approximately 72.3 million shares of Class B Common Stock of the Company on January 31, 1997, including certain issuances described below.

    On September 15, 1994, NEXTLINK lent $100,000 to Gary A. Rawding, President of NEXTLINK Pennsylvania, L.P. This loan is unsecured and is due September 15, 2004, or upon the sale of more than one-half of his interest in NEXTLINK Pennsylvania, L.P. This loan bears interest at the prime rate and requires annual interest payments on September 15.

    On August 18, 1995, NEXTLINK lent $93,141 to James F. Voelker, NEXTLINK's President, in connection with his relocation to Washington. This loan bears interest at the prime rate and principal and interest are due on the earlier of December 31, 1998 or the sale of Mr. Voelker's former residence.

    On September 1, 1995, NEXTLINK agreed to pay $3.0 million to BWP, Inc. in connection with the acquisition of certain assets of Sound Response Corporation. A payment of $1.5 million was made on September 1, 1996 and an additional payment of $1.5 million is due September 1, 1997. In addition, NEXTLINK issued approximately 4.4 million Class A Units in NEXTLINK Communications, L.L.C., which were converted to approximately 5.9 million shares of Class B Common Stock of the Company on January 31, 1997, to BWP, Inc. in connection with this asset acquisition.

    On January 31, 1995, Eagle River lent NEXTLINK $3.3 million in connection with the acquisition of certain assets from City Signal, Inc. The note was unsecured and bore interest at the prime rate plus 2%. The note plus accrued interest was repaid with a portion of the net proceeds of NEXTLINK's offering of Senior Notes. NEXTLINK's principal equity owner, Mr. Craig O. McCaw, through Eagle River made advances to NEXTLINK primarily to fund NEXTLINK's capital expenditures (excluding acquisitions) and operating losses between January 1996 and April 1996. These advances of approximately $32.2 million, including accrued interest, were repaid using a portion of the net proceeds of the offering of the Senior Notes.

    During 1995, Eagle River lent NEXTLINK $7.3 million in connection with asset acquisitions and operating expenses. The note bore interest at the prime rate plus 2% and, on December 1, 1995, was converted to equity and approximately 7.3 million Class A Units in NEXTLINK Communications, L.L.C., which, along with the other Units owned by Eagle River, were converted to shares of Class B Common Stock of the Company on January 31, 1997.

    During 1995, NEXTLINK incurred expenses for administrative services provided by U.S. Signal, a minority member of NEXTLINK, pursuant to temporary agreements related to the acquisitions of certain assets from City Signal, Inc. NEXTLINK recorded expenses in connection with fees to this affiliate of $1.5 million in 1995.

    Each share of the Company's Class B Common Stock is convertible at the option of the holder thereof, at any time, into one share of Class A Common Stock. The Company and the current holders of the Company's Class B Common Stock and the holders of options to purchase Class B Common Stock will enter into a Registration Rights Agreement (the "Company Registration Rights Agreement") as of the consummation of the Incorporation, which, among other things, will provide that at any time after a Qualifying IPO (as defined) and upon the request of holders of at least 4% of the outstanding Class B Common Stock that is subject to the Company Registration Rights Agreement, the Company will register under the Securities Act any of the shares of Class A Common Stock currently held by, or to be acquired in the future by, such holders, for sale in accordance with such holders' intended method of disposition thereof (a "Demand Registration"). The holders of the Class B Common Stock will have the right to request two Demand Registrations. The holders of the Class B Common Stock also will have the right, at any time after the Qualifying IPO, to include the shares of Class A Common Stock held by them in certain other registrations of common equity securities of the Company initiated by the Company on its own behalf or on behalf of its shareholders. The holders' rights under the Company Registration Rights Agreement are not transferable. In addition, the holders of Class B Common Stock and options to purchase Class B Common Stock have agreed to pay their pro rata share of all costs and expenses incurred in connection with each registration of their respective shares of Class A Common Stock. For purposes of the Company Registration Rights Agreement, "Qualifying IPO" means a public offering of Class A Common Stock that results in net proceeds to the Company of not less than $75,000,000 or such lesser amount as the Board of Directors of the Company may, in their discretion, determine to be adequate to commence the rights of the holders under the Company Registration Rights Agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    THE COMPANY. The following table sets forth certain information as of January 31, 1997, with respect to the beneficial ownership of NEXTLINK's capital stock by (i) each person known by the Company to own beneficially 5% or more of the outstanding shares of capital stock, (ii) the Company's Board of Directors,
(iii) the Company's Chief Executive Officer and each of the Named Executive Officers and (iv) all directors and executive officers as a group.

    CLASS A COMMON STOCK

                                                                     AMOUNT AND NATURE OF    PERCENTAGE OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                                      OWNERSHIP                  (%)
------------------------------------------------------------------  ----------------------  ---------------------
James F. Voelker..................................................            400,000(1)              21.66
  155 108th Avenue, N.E., Suite 810
  Bellevue, WA 98004
Don Hillenmeyer...................................................            136,943(1)               7.42
  105 Molloy Street
  Suite 300
  Nashville, TN 37201
Greg Breetz.......................................................            136,943(1)               7.42
  105 Molloy Street
  Suite 300
  Nashville, TN 37201
Russ Land.........................................................            136,943(1)               7.42
  105 Molloy Street
  Suite 300
  Nashville, TN 37201
Craig O. McCaw....................................................                  0                --
Dennis Weibling...................................................                  0                --
Scot Jarvis.......................................................                  0                --
C. James Judson...................................................                  0                --
William A. Hoglund................................................                  0                --
Robert Kingery....................................................             39,339(1)               2.13
Kathleen H. Iskra.................................................             60,000(1)               3.25
Charles P. Daniels................................................             40,000(1)               2.17
All directors and executive officers as a group (19 persons)......          1,020,050(1)              56.86

------------------------

(1) Represents shares that are anticipated to be eligible for acquisition upon exercise of stock options during the next 60 days from January 31, 1997, which the Company anticipates granting as replacement options for options granted under the NEXTLINK Communications, L.L.C. EOP.

    CLASS B COMMON STOCK

                                                                       AMOUNT AND NATURE OF    PERCENTAGE OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                                        OWNERSHIP                  (%)
--------------------------------------------------------------------  ----------------------  ---------------------
Eagle River, LLC....................................................          72,307,914                83.41
  2300 Carillon Point
  Kirkland, WA 98033
BWP, Inc............................................................           5,914,497(1)              6.82
  707 S.W. Washington, 8th Floor
  Portland, OR 97205
Craig O. McCaw......................................................          72,911,686(2)             84.10
  2300 Carillon Point
  Kirkland, WA 98033
Dennis Weibling.....................................................          72,307,914(3)             83.41
  2300 Carillon Point
  Kirkland, WA 98033
James F. Voelker....................................................           3,571,364(4)              4.12
Scot Jarvis.........................................................             670,283(5)             *
C. James Judson.....................................................                   0               --
William A. Hoglund..................................................                   0               --
Robert Kingery......................................................           2,081,312(6)              2.50
Kathleen H. Iskra...................................................                   0               --
Charles P. Daniels..................................................                   0               --
All directors and executive officers as a group (19 persons)........          80,110,582(7)             92.41

------------------------

(1) Represents shares of Class B Common Stock held beneficially by Douglas Bean and Robert F. Kingery, who own 39.88% and 35.19%, respectively of the total shares held by BWP, Inc.

(2) Represents shares of Class B Common Stock held beneficially by Mr. McCaw as a result of his ownership interests in Eagle River and NEXTLINK, Inc.

(3) Mr. Weibling, who is President of Eagle River, Inc., an affiliate of Eagle River, disclaims beneficial ownership in all securities held by Eagle River, except to the extent of his pecuniary interest therein.

(4) Represents shares of Class B Common Stock that are eligible for acquisition upon exercise of a stock option during the next 60 days from January 31, 1997.

(5) Includes 134,057 shares of Class B Common Stock held by the Rowena Family Limited Liability Company, of which Mr. Jarvis is the sole managing member.

(6) Represents shares of Class B Common Stock held beneficially by Mr. Kingery as a result of his ownership in BWP, Inc.

(7) See notes (2), (3), (4) and (6) above.

*   Less than 1%.

    EAGLE RIVER. The following table sets forth certain information as of January 31, 1997, with respect to the beneficial ownership of Eagle River's member interests by (i) each person known by Eagle River to own beneficially 5% or more of the outstanding member interests, (ii) the Company's Board of Directors, (iii) the Company's Chief Executive Officer and each of the Named Executive Officers and (iv) all directors and executive officers as a group.

                                                                       AMOUNT AND NATURE OF    PERCENTAGE OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                                       OWNERSHIP(1)                (%)
--------------------------------------------------------------------  ----------------------  ---------------------
Craig O. McCaw......................................................            31,122(2)               97.07
  2300 Carillon Point
  Kirkland, WA 98033
Dennis Weibling.....................................................               940                   2.93
  2300 Carillon Point
  Kirkland, WA 98033
James F. Voelker....................................................                 0                 --
Scot Jarvis.........................................................                 0                 --
C. James Judson.....................................................                 0                 --
William A. Hoglund..................................................                 0                 --
Robert Kingery......................................................                 0                 --
Kathleen H. Iskra...................................................                 0                 --
Charles P. Daniels..................................................                 0                 --
All directors and executive officers as a group                                                              %
  (19 persons)......................................................            32,062                    100

------------------------

(1) Represents Class A Units.

(2) Represents Class A Units held beneficially by Mr. McCaw as a result of his ownership interests in Eagle River and Eagle River, Inc.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The Company and NEXTLINK Capital, Inc. ("Capital") have issued $350,000,000 aggregate principal amount of Senior Notes, pursuant to an Indenture, dated as of April 25, 1996, by and among the Company, Capital and The United States Trust Company of New York, as trustee (the "Senior Indenture"), all of which are still outstanding. The Senior Notes accrue interest at the rate of 12 1/2% per annum, payable semi-annually in arrears on October 15 and April 15 of each year, commencing on October 15, 1996.

    The Senior Notes are senior obligations of the Company, rank PARI PASSU in right of payment with all existing and future senior obligations of the Company and will rank senior in right of payment to any future subordinated obligations of the Company, including the Exchange Notes, if issued. Holders of secured obligations of the Company will, however, have claims that are prior to the claims of the holders of the Senior Notes with respect to the assets securing such obligations. The Senior Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of the Company's subsidiaries. In connection with the issuance of the Senior Notes, the Company used $117.7 million of the net proceeds to purchase a portfolio of securities, initially consisting of U.S. government securities (including any securities substituted in respect thereof, the "Pledged Securities"), that was pledged as security for payment of interest on the Senior Notes through April 15, 1999 and, under certain circumstances, as security for repayment of the principal of the Senior Notes. Proceeds from the Pledged Securities may be used by the Company to make interest payments on the Senior Notes through April 15, 1999.

    The Senior Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after April 15, 2001 at the redemption prices set forth in the Senior Indenture plus accrued and unpaid interest, if any, to the date of redemption. In the event that, on or before April 15, 1999, the Company receives net proceeds from a sale of its Common Equity (as defined in the Senior Indenture), up to a maximum of 33 1/3% of the aggregate principal amount of the Senior Notes originally issued may, at the option of the Company, be redeemed from the net cash proceeds of such sale at a redemption price equal to 112.50% of the stated principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided, however, that Senior Notes in an aggregate principal amount equal to at least $175.0 million remain outstanding after such redemption.

    The Senior Indenture contains a change of control repurchase requirement which is substantially identical to that of the Exchange Indenture. See "Description of the Exchange Notes--Change of Control." The Senior Indenture also contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company and its subsidiaries, and enter into certain mergers and consolidations. The Senior Indenture contains provisions that allow for the modification and amendment of the covenants contained in the Senior Indenture by a vote of holders owning a majority of the Outstanding Notes (as defined in the Senior Indenture), including the covenant relating to a change of control, except during the pendency of an Offer to Purchase (as defined in the Senior Indenture). In addition, the holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all holders of Senior Notes, may waive compliance by the Company and Capital with certain restrictive provisions of the Senior Indenture.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of: (i) 350,000,000 shares of common stock, $.01 par value per share, which is divided into two classes, consisting of 250,000,000 shares of Class A Common Stock and 100,000,000 shares of Class B Common Stock (together the "Common Stock"); and
(ii) 25,000,000 shares of preferred stock, $.01 par value per share (the "Serial Preferred Stock").

COMMON STOCK

    Except as outlined below, the Class A Common Stock and Class B Common Stock are identical in all respects. Each share of Class B Common Stock may be converted, at any time and at the option of the holder thereof, into one share of Class A Common Stock. The Class A Common Stock and the Class B Common Stock are entitled to vote on all matters which come before the shareholders, voting together as a single class. Each share of Class A Common Stock has one (1) vote and each share of Class B Common Stock has ten (10) votes on all matters on which holders of Common Stock are entitled to vote. Accordingly, holders of a majority of the shares of Class B Common Stock entitled to vote in any election of directors may elect all of the directors standing for election unless a Voting Rights Triggering Event has occurred. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Serial Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Serial Preferred Stock. Holders of Common Stock have no preemptive, subscription or redemption rights. All the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Serial Preferred Stock (including the Preferred Shares) that the Company may designate and issue in the future.

PREFERRED STOCK

    Upon consummation of the Offering, there will be 5,700,000 shares of Serial Preferred Stock outstanding consisting of the Preferred Shares issued in the Offering and up to 6,000,000 additional Preferred Shares designated and reserved for issuance as dividends on the Preferred Shares in accordance with the terms thereof. Under the terms of the Company's Articles of Incorporation (the "Articles"), the Board of Directors of the Company is authorized to issue the remaining shares of Serial Preferred Stock in one or more series without shareholder approval, subject to any limitations prescribed by law and those contained in the Certificate of Designations. Each such series of Serial Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges, as shall be determined by the Board of Directors.

    The purpose of authorizing the Board of Directors to issue Serial Preferred Stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Serial Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

    OLD PREFERRED SHARES

    The Old Preferred Shares will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to each other class of capital stock outstanding or established hereafter by the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Old Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Shares");
(ii) subject to certain conditions, on a parity with each other class of preferred stock established hereafter by the Company the terms of which expressly provide that such class or series will rank on a parity with the Old Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Shares"); and (iii) subject to certain conditions, junior to each class of preferred stock established after the date hereof by the Company the terms of which expressly provide that such class or series will rank senior to the Old Preferred Shares as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as the "Senior Shares"). The Company may not authorize any new class of Senior Shares without the approval of the holders of at least two-thirds of the Old Preferred Shares then outstanding, voting or consenting as a separate class. In addition, the Company may not authorize or issue any Parity Shares (other than additional Old Preferred Shares issued as dividends on the Old Preferred Shares and Exchange Shares (as defined)) without the approval of the holders of at least a majority of the Old Preferred Shares then outstanding, voting or consenting as a separate class, if after giving effect to the issuance of such Parity Shares the aggregate liquidation preference of outstanding Parity Shares (other than the Old Preferred Shares (including additional Old Preferred Shares issued as dividends on the Old Preferred Shares) and Exchange Shares) would exceed the sum of (x) $50 million and (y) the aggregate amount of gross proceeds received after the Issue Date and on or prior to the date of issuance of such Parity Shares from the issuance of Qualified Junior Shares.

    Holders of the outstanding Old Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on the Old Preferred Shares at a rate per annum equal to 14% of the liquidation preference per Preferred Share, payable quarterly. In the event that dividends on the Old Preferred Shares are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), holders of Old Preferred Shares will be entitled to certain voting rights. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each a "Dividend Payment Date"), commencing on May 1, 1997, to holders of record on the January 15, April 15, July 15 and October 15 immediately preceding the relevant Dividend Payment Date. Dividends may be paid at the Company's option on any Dividend Payment Date occurring on or before February 1, 2002 either in cash or by issuing additional fully paid and nonassessable Old Preferred Shares with an aggregate liquidation preference equal to the amount of such dividends. After February 1, 2002 dividends are payable only in cash. Dividends payable on the Old Preferred Shares for any period shorter than a quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed. The Senior Indenture relating to the Senior Notes limits the Company's ability to pay cash dividends on its Capital Stock, including the Old Preferred Shares. See "Description of Certain Indebtedness."

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Shares for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Old Preferred Shares. If full dividends are not so paid, the Old Preferred Shares will share dividends PRO RATA with the Parity Shares. No dividends may be paid or set apart for such payment on Junior Shares (except dividends on Junior Shares payable in additional Junior Shares) if full cumulative dividends have not been paid in full (or deemed paid) on the Old Preferred Shares. Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record of Old Preferred Shares on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Company. So long as any Old Preferred Shares are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Shares or Junior Shares, or any warrants, rights, calls or options to purchase any Parity Shares or Junior Shares, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Parity Shares or Junior Shares or any such warrants, rights, calls or options, unless full cumulative dividends determined in accordance herewith on the Old Preferred Shares have been paid (or are deemed paid) in full.

    The Old Preferred Shares will be subject to mandatory redemption (subject to the legal availability of funds therefor) in whole on February 1, 2009, at a price equal to 100% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the Old Preferred Shares.

    Following a Covenant Amendment, the Company may, at its election and without the consent of any holder of Old Preferred Shares, amend the Certificate of Designations to add provisions making the Old Preferred Shares redeemable at the option of the Company (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor): (i)at any time on or after February 1, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed in percentages of the liquidation preference thereof) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date), if redeemed during the 12-month period beginning February 1 of each of the years set forth below:

YEAR                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------
2002.............................................................................      107.00%
2003.............................................................................      105.25
2004.............................................................................      103.50
2005.............................................................................      101.75
2006 and thereafter..............................................................      100.00

(ii) prior to February 1, 2000, in part, in an amount not to exceed 35% of the initial aggregate liquidation preference of the Old Preferred Shares originally issued out of the net cash proceeds of one or more Qualifying Events (other than any Qualifying Event that results in a Change of Control) at a redemption price of 114.0% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date); provided, however, that after any such redemption, the aggregate liquidation preference of the Old Preferred Shares outstanding must equal at least 65% of the initial aggregate liquidation preference of the Old Preferred Shares originally issued in the Offering. Any such redemption will be required to occur on or prior to 60 days after the receipt by the Company of the proceeds of such Qualifying Event. In the event of redemption of only a portion of the then outstanding Old Preferred Shares, the Company shall effect such redemption on a PRO RATA basis.

    The Company may, at its option, subject to certain conditions, on any scheduled Dividend Payment Date occurring on or after the Issue Date, exchange the Old Preferred Shares, in whole but not in part, for the Exchange Notes; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Old Preferred Shares (including the dividend payable on such date) or other contractual impediment to such exchange and (ii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture and no default or event or default would exist under the Senior Indenture. The exchange of the Old Preferred Shares into Exchange Notes would be restricted by covenants contained in the Senior Indenture relating, among other things, to the incurrence of indebtedness.

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Old Preferred Shares will be entitled to be paid, out of the assets of the Company available for distribution to the shareholders, the liquidation preference of $50 per Preferred Share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Shares, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Old Preferred Shares and all other Parity Shares are not paid in full, the holders of the Old Preferred Shares and the Parity Shares will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference, including, without duplication, all accrued and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of Old Preferred Shares will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

    The holders of Old Preferred Shares, except as otherwise required under applicable law or as set forth below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Company. The Certificate of Designations provides that if (i) dividends on the Old Preferred Shares are in arrears and unpaid (and, if after February 1, 2002, such dividends are not paid in cash) for six or more quarterly dividend periods (whether or not consecutive); (ii) the Company fails to redeem the Old Preferred Shares on February 1, 2009 or fails otherwise to discharge any redemption obligation with respect to the Old Preferred Shares; (iii) the Company fails to make an Offer to Purchase if the provisions set forth under "--Change of Control" below require such Offer of Purchase to be made, or fails to purchase Old Preferred Shares from holders who elect to have such shares purchased pursuant to such an Offer to Purchase; (iv) a breach or violation of any of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the Old Preferred Shares then outstanding; or (v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Debt of the Company or any Subsidiary of the Company, or the final stated maturity of any such Debt is accelerated, if the aggregate principal amount of such Debt, together with the aggregate principal amount of any other such Debt in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $15 million or more at any time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the Board of Directors of the Company will be adjusted to permit the holders of a majority of the then outstanding Old Preferred Shares, voting together with any outstanding Parity Shares separately as a single class, to elect the lesser of two directors and that number of directors constituting 25% of the members of such Board of Directors. Such voting rights will continue until such time as, in the case of a dividend default, all accumulated dividends in arrears on the Old Preferred Shares are paid in full (and, in the case of dividends payable after February 1, 2002, paid in cash) and, in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the Old Preferred Shares then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event." The voting rights provided herein shall be the holders' exclusive remedy at law or in equity.

    In addition to the provisions described above the Certificate of Designations also provides that the Company will not, without the approval of the holders of two-thirds of the Old Preferred Shares then outstanding amend, alter or repeal any of the provisions of the Company's Certificate of Incorporation (including the Certificate of Designations) or the bylaws of the Company so as to affect adversely the powers, preferences or rights of the holders of the Old Preferred Shares or reduce the time for any notice to which the holders of the Old Preferred Shares may be entitled. Subject to the provisions described above under "Ranking", the Certificate of Designations provides that an amendment of the Company's

Certificate of Incorporation to authorize or create, or to increase the authorized amount, of Junior Shares, Parity Shares or Senior Shares shall not be deemed to affect adversely the powers, preferences or rights of the holders of the Old Preferred Shares.

    Notwithstanding the foregoing, modifications and amendments of the terms of Certificate of Designations described below under "--Change of Control" and "--Certain Covenants" may be made by the Company with the consent of the holders of a majority of the Old Preferred Shares; provided, however, that following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase no such modification or amendment may, without the consent of the holder of each outstanding Preferred Share affected thereby, modify any Offer to Purchase for the Old Preferred Shares required under the "Change of Control" covenant contained in the Certificate of Designations in a manner materially adverse to the holders of outstanding Old Preferred Shares. In addition, the holders of a majority of the outstanding Old Preferred Shares, on behalf of all holders of Old Preferred Shares, may waive compliance by the Company with the covenants described below under "--Certain Covenants" and may waive any past default of the provisions of the Certificate of Designations described below under "--Change of Control" and "--Certain Covenants", except a default arising from failure to purchase any Old Preferred Shares tendered pursuant to an Offer to Purchase.

    The Certificate of Designations provides that within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all outstanding Old Preferred Shares at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends per share to the date of purchase (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the date of purchase (as defined below) to the date of purchase) provided, that the Company will not repurchase or redeem any Old Preferred Shares pursuant to the foregoing provision prior to the Company's repurchase of such Senior Notes as are required to be repurchased pursuant to the Change of Control covenant in the Senior Indenture. A "Change of Control" will be deemed to have occurred at such time as either (a) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of the Company), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Company or (b) neither Mr. Craig O. McCaw nor any person designated by him to the Company as acting on his behalf shall be a director of the Company or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was proposed by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    The Certificate of Designations provides that the Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur any Debt unless either (a) the ratio of (i) the aggregate consolidated principal amount of Debt of the Company outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 5.5 to 1 for such four-quarter periods ending on or prior to December 31, 1999 and 5.0 to 1 for such periods ending thereafter, or (b) the Company's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.

    Notwithstanding the foregoing limitation, the Company and any Restricted Subsidiary may Incur the following: (i) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities in an aggregate principal amount at any one time not to exceed $125 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any Bank Credit Agreement so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding; (ii) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 80% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets; (iii)Debt owed by the Company to any Wholly-Owned Restricted Subsidiary of the Company or Debt owed by a Restricted Subsidiary of the Company to the Company or a Wholly-Owned Restricted Subsidiary of the Company; provided, however, that upon either (x) the transfer or other disposition by such Wholly-Owned Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly-Owned Restricted Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Restricted Subsidiary to a Person other than the Company or another such Wholly-Owned Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition; (iv) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt (a) referred to in clause (vi) below or (b) Incurred pursuant to the preceding paragraph or clause
(ii) of this paragraph in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company incurred in connection with such refinancing; provided, however, that, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,
(x) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to a required offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an Offer to Purchase made by the Company) which is conditioned upon a change substantially similar to those described under "--Change of Control" or which is pursuant to provisions substantially similar to those described under "Description of the Exchange Notes--Covenants--Limitation on Asset Dispositions"; (v) Debt consisting of Permitted Interest Rate and Currency Protection Agreements; (vi) Debt outstanding at the Issue Date; (vii)Subordinated Debt invested by (a) a group of employees of the Company, which includes the Chief Executive Officer of the Company, who own, directly or indirectly, through an employee stock ownership plan or arrangement, shares of the Company's Capital Stock or (b) any other Person that controls the Company (i) on the Issue Date or (ii) after a Change of Control, provided that the Company is not in default with respect to its obligations described under "Change of Control" above; (viii) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and (ix) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (ix), has an aggregate principal amount or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence not in excess of $10 million at any time outstanding.

    The Certificate of Designations provides that, without the affirmative vote of the holders of a majority of the issued and outstanding Old Preferred Shares, voting or consenting as a separate class, the Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the Old Preferred Shares shall be converted into or exchanged for and shall become shares of Capital Stock of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Old Preferred Shares had immediately prior to such transaction; (iii) immediately after giving pro forma effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (iv) the Company has delivered to the Transfer Agent for the Old Preferred Shares prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Certificate of Designations and that all conditions precedent in the Certificate of Designations relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    The Company has entered into the Preferred Registration Rights Agreement pursuant to which the Company agreed, for the benefit of the holders of the Old Preferred Shares, (i) to file with the Commission, within 45 days following the Issue Date, the Exchange Offer Registration Statement under the Securities Act relating to an Exchange Offer pursuant to which preferred stock substantially identical to the Old Preferred Shares (except that such preferred stock will not contain terms with respect to transfer restrictions) (the "Exchange Shares") would be offered in exchange for the then outstanding Old Preferred Shares tendered at the option of the holders thereof and (ii) to use their reasonable best efforts to cause the Exchange Offer Registration Statement to become effective as soon as practicable thereafter. The Company has further agreed to commence the Exchange Offer promptly after the Exchange Offer Registration Statement has become effective, hold the offer open for at least 30 days, and exchange Exchange Shares for all Old Preferred Shares tendered and not withdrawn before the expiration of the offer. For each Preferred Share surrendered pursuant to the Exchange Offer, the holder who surrendered such share will receive an Exchange Share having a liquidation preference equal to that of the surrendered Preferred Share. Dividends on the Exchange Shares will accumulate from the last Dividend Payment Date on which dividends were paid or added to the liquidation preference of the Old

Preferred Shares surrendered in exchange therefor or, if no dividends have been paid or added to the liquidation preference of such Old Preferred Shares, from the Issue Date.

    In the event that (i) the Company has not filed the registration statement relating to the Exchange Offer (or, if applicable, the Resale Registration) within 45 days following January 31, 1997, (ii) such registration statement (or, if applicable, the Resale Registration) has not become effective within 120 days following January 31, 1997, (iii) the Exchange Offer has not been consummated within 30 business days following the effective date of the Exchange Offer Registration Statement or (iv) any registration statement required by the Preferred Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (any such event referred to in clauses
(i) through (iv), a "Registration Default"), then additional dividends will accrue (in addition to the stated dividends on the Old Preferred Shares) at the rate of 0.25% per annum on the liquidation preference of the Old Preferred Shares for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect. Such additional dividends (the "Special Dividends") will be payable quarterly in arrears on each regular Dividend Payment Date. For each 90-day period that the Registration Default continues, the per annum rate of such Special Dividends will increase by an additional 0.25%; provided that such rate shall in no event exceed 1.0% per annum in the aggregate. At such time as such Registration Default is no longer in effect, the dividend rate on the Old Preferred Shares shall be the rate stated on the cover page hereof and no further Special Dividends will accrue.

DIRECTOR AND OFFICER INDEMNIFICATION

    The Washington Business Corporation Act provides that a Washington corporation may include provisions in its articles of incorporation relieving each of its directors of monetary liability arising out of his or her conduct as a director for breach of his or her fiduciary duty except liability for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. The Company's Articles include such provisions.

    The Company's Articles and Bylaws provide that the Company shall, to the fullest extent permitted by the Washington Business Corporation Act, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors and officers, and may so indemnify and advance expenses to each of its current and former employees and agents. The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

PROVISIONS AFFECTING ACQUISITIONS AND BUSINESS COMBINATIONS

    The Washington Business Corporation Act, Section 23B.19 of the Revised Code of Washington, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" (such as a merger or sale of assets) with an "acquiring person" who acquires more than 10% of the voting securities of the target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the significant business transaction or the purchase of the shares made by the acquiring person or unless the aggregate amount of the cash and the market value of non-cash consideration received by holders of outstanding shares of any class or series of stock of the target corporation is equal to certain minimum amounts. The Company's Articles provide that it will be subject to such prohibitions and shall remain subject to such prohibitions even if they are ever repealed. Such prohibitions do not apply to any shareholders who beneficially own ten percent or more of the Company's outstanding voting securities prior to the Offering.

                      DESCRIPTION OF NEW PREFERRED SHARES

    The summary contained herein of certain provisions of the New Preferred Shares to be issued by the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Certificate of Designations of rights and preferences relating thereto ("Certificate of Designations"), copies of which may be obtained from the Company upon request. See "Definitions" below for the definitions of certain capitalized terms used herein.

RANKING

    The New Preferred Shares will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to each other class of capital stock outstanding or established hereafter by the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the New Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Shares");
(ii) subject to certain conditions, on a parity with each other class of preferred stock established hereafter by the Company the terms of which expressly provide that such class or series will rank on a parity with the New Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Shares"); and (iii) subject to certain conditions, junior to each class of preferred stock established after the date hereof by the Company the terms of which expressly provide that such class or series will rank senior to the New Preferred Shares as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as the "Senior Shares"). The Company may not authorize any new class of Senior Shares without the approval of the holders of at least two-thirds of the New Preferred Shares then outstanding, voting or consenting as a separate class. In addition, the Company may not authorize or issue any Parity Shares (other than additional New Preferred Shares issued as dividends on the New Preferred Shares and Exchange Shares (as defined)) without the approval of the holders of at least a majority of the New Preferred Shares then outstanding, voting or consenting as a separate class, if after giving effect to the issuance of such Parity Shares the aggregate liquidation preference of outstanding Parity Shares (other than the New Preferred Shares (including additional New Preferred Shares issued as dividends on the New Preferred Shares) and Exchange Shares) would exceed the sum of (x) $50 million and (y) the aggregate amount of gross proceeds received after the Issue Date and on or prior to the date of issuance of such Parity Shares from the issuance of Qualified Junior Shares.

DIVIDENDS

    Holders of the outstanding New Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on the New Preferred Shares at a rate per annum equal to 14% of the liquidation preference per Preferred Share, payable quarterly. In the event that dividends on the New Preferred Shares are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), holders of New Preferred Shares will be entitled to certain voting rights. See "--Voting Rights" below. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each a "Dividend Payment Date"), commencing on May 1, 1997, to holders of record on the January 15, April 15, July 15 and October 15 immediately preceding the relevant Dividend Payment Date. Dividends may be paid at the Company's option on any Dividend Payment Date occurring on or before February 1, 2002 either in cash or by issuing additional fully paid and nonassessable New Preferred Shares with an aggregate liquidation preference equal to the amount of such dividends. After February 1, 2002 dividends are payable only in cash. Dividends payable on the New Preferred Shares for any period shorter than a quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed. The Senior Indenture relating to the Senior Notes limits the Company's ability to pay cash dividends on its Capital Stock, including the New Preferred Shares. See "Description of Certain Indebtedness."

    No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Shares for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the New Preferred Shares. If full dividends are not so paid, the New Preferred Shares will share dividends pro rata with the Parity Shares. No dividends may be paid or set apart for such payment on Junior Shares (except dividends on Junior Shares payable in additional Junior Shares) if full cumulative dividends have not been paid in full (or deemed paid) on the New Preferred Shares. Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record of New Preferred Shares on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Company. So long as any New Preferred Shares are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Shares or Junior Shares, or any warrants, rights, calls or options to purchase any Parity Shares or Junior Shares, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Parity Shares or Junior Shares or any such warrants, rights, calls or options, unless full cumulative dividends determined in accordance herewith on the New Preferred Shares have been paid (or are deemed paid) in full.

MANDATORY REDEMPTION

    The New Preferred Shares will be subject to mandatory redemption (subject to the legal availability of funds therefor) in whole on February 1, 2009, at a price equal to 100% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the New Preferred Shares.

PERMITTED AMENDMENTS RELATING TO OPTIONAL REDEMPTION

    Following a Covenant Amendment, the Company may, at its election and without the consent of any holder of New Preferred Shares, amend the Certificate of Designations to add provisions making the New Preferred Shares redeemable at the option of the Company (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor): (i)at any time on or after February 1, 2002, in whole or in part, at the option of the Company, at the redemption prices (expressed in percentages of the liquidation preference thereof) set forth below, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date), if redeemed during the 12-month period beginning February 1 of each of the years set forth below:

YEAR                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------
2002.............................................................................      107.00%
2003.............................................................................      105.25
2004.............................................................................      103.50
2005.............................................................................      101.75
2006 and thereafter..............................................................      100.00

(ii) prior to February 1, 2000, in part, in an amount not to exceed 35% of the initial aggregate liquidation preference of the New Preferred Shares originally issued out of the net cash proceeds of one or more

Qualifying Events (other than any Qualifying Event that results in a Change of Control) at a redemption price of 114.0% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends to the redemption date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the redemption date); provided, however, that after any such redemption, the aggregate liquidation preference of the New Preferred Shares outstanding must equal at least 65% of the initial aggregate liquidation preference of the New Preferred Shares originally issued in the Offering. Any such redemption will be required to occur on or prior to 60 days after the receipt by the Company of the proceeds of such Qualifying Event. In the event of redemption of only a portion of the then outstanding New Preferred Shares, the Company shall effect such redemption on a pro rata basis.

PROCEDURE FOR REDEMPTION

    On and after the redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on New Preferred Shares called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest; provided, however, that if a notice of redemption shall have been given as provided in the succeeding sentence and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the redemption date) shall have been segregated and irrevocably set apart by the Company, in trust for the equal and ratable benefit of the holders of the shares called for redemption, then dividends shall cease to accumulate on the redemption date on the shares to be redeemed then, at the close of business of the day on which such funds are segregated and set apart, the holders of the shares to be redeemed shall cease to be shareholders of the Company and shall be entitled only to receive the redemption price for such shares, without interest. The Company will send a written notice of redemption by first class mail to each holder of record of New Preferred Shares, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption at its registered address. New Preferred Shares issued and reacquired will have the status of authorized but unissued preferred stock of the Company undesignated as to series and may, with any and all other authorized but unissued preferred stock of the Company, be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of New Preferred Shares must be in compliance with the Certificate of Designations.

EXCHANGE

    The Company may, at its option, subject to certain conditions, on any scheduled Dividend Payment Date occurring on or after the Issue Date, exchange the New Preferred Shares, in whole but not in part, for the Exchange Notes; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends on the New Preferred Shares (including the dividend payable on such date) or other contractual impediment to such exchange and (ii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture and no default or event or default would exist under the Senior Indenture. The exchange of the New Preferred Shares into Exchange Notes would be restricted by covenants contained in the Senior Indenture relating, among other things, to the incurrence of indebtedness.

    Upon any exchange pursuant to the preceding paragraph, holders of outstanding New Preferred Shares will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Notes for each $1.00 of the aggregate liquidation preference of New Preferred Shares held by them. The Exchange Notes will be issued in registered form, without coupons. Exchange Notes issued in exchange for New Preferred Shares will be issued in principal amounts of $1,000 and integral multiples thereof so that each holder of New Preferred Shares will receive certificates representing the entire amount of Exchange Notes to which such holder's New Preferred Shares entitle such holder; provided that the Company may pay cash in lieu of issuing an Exchange
Note in a principal amount less than

$1,000. The Company will send a written notice of exchange by mail to each holder of record of New Preferred Shares not fewer than 30 days nor more than 60 days before the date fixed for such exchange. On and after the date of exchange, dividends will cease to accrue on the outstanding New Preferred Shares and all rights of the holders of New Preferred Shares (except the right to receive the Exchange Notes, an amount in cash, to the extent applicable, equal to the accumulated and unpaid dividends to the exchange date and, if the Company so elects, cash in lieu of any Exchange Note that is in a principal amount less than $1,000) will terminate. The person entitled to receive the Exchange Notes issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Notes. See "Description of Exchange Notes."

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of New Preferred Shares will be entitled to be paid, out of the assets of the Company available for distribution to the shareholders, the liquidation preference of $50 per New Preferred Share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Shares, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the New Preferred Shares and all other Parity Shares are not paid in full, the holders of the New Preferred Shares and the Parity Shares will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference, including, without duplication, all accrued and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of New Preferred Shares will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

    The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the New Preferred Shares.

VOTING RIGHTS

    The holders of New Preferred Shares, except as otherwise required under applicable law or as set forth below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Company.

    The Certificate of Designations provides that if (i) dividends on the New Preferred Shares are in arrears and unpaid (and, if after February 1, 2002, such dividends are not paid in cash) for six or more quarterly dividend periods (whether or not consecutive); (ii) the Company fails to redeem the New Preferred Shares on February 1, 2009 or fails otherwise to discharge any redemption obligation with respect to the New Preferred Shares; (iii) the Company fails to make an Offer to Purchase if the provisions set forth under "--Change of Control" below require such Offer of Purchase to be made, or fails to purchase New Preferred Shares from holders who elect to have such shares purchased pursuant to such an Offer to Purchase; (iv) a breach or violation of any of the provisions described under the caption "--Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the New Preferred Shares then outstanding; or (v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Debt of the Company or any Subsidiary of the Company, or the final stated maturity of any such Debt is accelerated, if the aggregate principal amount of such Debt, together with the aggregate principal amount of any other such Debt in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $15 million or more at any time, in each case, after a 10-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the Board of Directors of the Company will be adjusted to permit the holders of a majority of the then outstanding New Preferred Shares, voting together with any outstanding Parity Shares separately as a single class, to elect the lesser of two directors and that number of directors constituting 25% of the members of such Board of Directors. Such voting rights will continue until such time as, in the case of a dividend default, all accumulated dividends in arrears on the New Preferred Shares are paid in full (and, in the case of dividends payable after February 1, 2002, paid in cash) and, in all other cases, the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the holders of at least a majority of the New Preferred Shares then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event." The voting rights provided herein shall be the holders' exclusive remedy at law or in equity.

    In addition to the provisions described above under "Ranking," the Certificate of Designations will also provide that the Company will not, without the approval of the holders of two-thirds of the New Preferred Shares then outstanding amend, alter or repeal any of the provisions of the Company's Certificate of Incorporation (including the Certificate of Designations) or the bylaws of the Company so as to affect adversely the powers, preferences or rights of the holders of the New Preferred Shares or reduce the time for any notice to which the holders of the New Preferred Shares may be entitled. Subject to the provisions described above under "Ranking", the Certificate of Designations provides that an amendment of the Company's Certificate of Incorporation to authorize or create, or to increase the authorized amount, of Junior Shares, Parity Shares or Senior Shares shall not be deemed to affect adversely the powers, preferences or rights of the holders of the New Preferred Shares.

    Notwithstanding the foregoing, modifications and amendments of the terms of Certificate of Designations described below under "--Change of Control" and "--Certain Covenants" may be made by the Company with the consent of the holders of a majority of the New Preferred Shares; provided, however, that following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase no such modification or amendment may, without the consent of the holder of each outstanding Preferred Share affected thereby, modify any Offer to Purchase for the New Preferred Shares required under the "Change of Control" covenant contained in the Certificate of Designations in a manner materially adverse to the holders of outstanding New Preferred Shares. In addition, the holders of a majority of the outstanding New Preferred Shares, on behalf of all holders of New Preferred Shares, may waive compliance by the Company with the covenants described below under "--Certain Covenants" and may waive any past default of the provisions of the Certificate of Designations described below under "--Change of Control" and "--Certain Covenants", except a default arising from failure to purchase any New Preferred Shares tendered pursuant to an Offer to Purchase.

CHANGE OF CONTROL

    The Certificate of Designations will provide that within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all outstanding New Preferred Shares at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends per share to the date of purchase (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the date of purchase (as defined below) to the date of purchase) provided, that the Company will not repurchase or redeem any New Preferred Shares pursuant to the foregoing provision prior to the Company's repurchase of such Senior Notes as are required to be repurchased pursuant to the Change of Control covenant in the Senior Indenture. A "Change of Control" will be deemed to have occurred at such time as either (a) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of the Company), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Company or (b) neither Mr. Craig O. McCaw nor any person designated by him to the Company as acting on his behalf shall be a director of the Company or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was proposed by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    Within 30 days following the date on which the Company becomes aware that a Change of Control has occurred, the Company must send the Offer to Purchase by first class mail postage prepaid to each holder of New Preferred Shares. Such Offer to Purchase shall state, among other things, its expiration date, which must be no earlier than 30 days nor later than 60 days from the date such Offer to Purchase is mailed, other than as may be required by law (the "Expiration Date"). Holders electing to have any New Preferred Shares purchased pursuant to an Offer to Purchase will be required to surrender such New Preferred Shares, properly endorsed for transfer, together with such other customary documents as the Company and the transfer agent may reasonably request, to the transfer agent and registrar for the New Preferred Shares at the address specified in the Offer to Purchase prior to the close of business on the Expiration Date.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of New Preferred Shares pursuant to an Offer to Purchase.

    This "Change of Control" covenant is not intended to afford holders of New Preferred Shares protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of New Preferred Shares but would not constitute a Change of Control. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control, but would increase the amount of indebtedness outstanding at such time.

    The Company does not currently have adequate financial resources to effect a repurchase of the New Preferred Shares upon a Change of Control and there can be no assurance that the Company will have such resources in the future. In addition, there may be restrictions contained in the Senior Indenture or other instruments evidencing Indebtedness incurred by the Company or its Restricted Subsidiaries which restrict or prohibit the ability of the Company to effect any repurchase of New Preferred Shares required in connection with a Change of Control.

    None of the provisions in the Certificate of Designations relating to a purchase of New Preferred Shares upon a Change of Control are waivable by the Board of Directors of the Company. Without the consent of each holder of New Preferred Shares affected thereby, after the mailing of the notice of an Offer to Purchase, no amendment to the Certificate of Designations may, directly or indirectly, affect the Company's obligation to purchase the outstanding New Preferred Shares or amend, modify or change the obligation of the Company to consummate an Offer to Purchase or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.

CERTAIN COVENANTS

    LIMITATION ON CONSOLIDATED DEBT. The Certificate of Designations will provide that the Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur any Debt unless either (a) the ratio of (i) the aggregate consolidated principal amount of Debt of the Company outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 5.5 to 1 for such four-quarter periods ending on or prior to December 31, 1999 and 5.0 to 1 for such periods ending thereafter, or (b) the Company's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.

    Notwithstanding the foregoing limitation, the Company and any Restricted Subsidiary may Incur the following: (i)Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities in an aggregate principal amount at any one time not to exceed $125 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any Bank Credit Agreement so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding; (ii)Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 80% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets; (iii)Debt owed by the Company to any Wholly-Owned Restricted Subsidiary of the Company or Debt owed by a Restricted Subsidiary of the Company to the Company or a Wholly-Owned Restricted Subsidiary of the Company; provided, however, that upon either (x) the transfer or other disposition by such Wholly-Owned Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly-Owned Restricted Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Restricted Subsidiary to a Person other than the Company or another such Wholly-Owned Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition; (iv)Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt (a) referred to in clause (vi) below or (b) Incurred pursuant to the preceding paragraph or clause
(ii) of this paragraph in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company incurred in connection with such refinancing; provided, however, that, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,
(x) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to a required offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an Offer to Purchase made by the Company) which is conditioned upon a change substantially similar to those described under "--Change of Control" or which is pursuant to provisions substantially similar to those described under "Description of the Exchange Notes--Covenants--Limitation on Asset Dispositions"; (v) Debt consisting of Permitted Interest Rate and Currency Protection Agreements; (vi) Debt outstanding at the Issue Date; (vii) Subordinated Debt invested by (a) a group of employees of the Company, which includes the Chief Executive Officer of the Company, who own, directly or indirectly, through an employee stock ownership plan or arrangement, shares of the Company's Capital Stock or (b) any other Person that controls the Company (i) on the Issue Date or (ii) after a Change of Control, provided that the Company is not in default with respect to its obligations described under "Change of Control" above; (viii) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and (ix) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through
(viii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (ix), has an aggregate principal amount or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence not in excess of $10 million at any time outstanding.

    For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt the Company is permitted to incur pursuant to the foregoing clauses (i) through (ix), the Company shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified. For purposes of determining any particular amount of Debt under such covenant, Guarantees or Liens with respect to letters of credit supporting Debt otherwise included in the determination of a particular amount shall not be included.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. The Certificate of Designations will provide that, without the affirmative vote of the holders of a majority of the issued and outstanding New Preferred Shares, voting or consenting as a separate class, the Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless (i) either (1) the Company is the surviving or continuing Person or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Company have been transferred, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) the New Preferred Shares shall be converted into or exchanged for and shall become shares of Capital Stock of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the New Preferred Shares had immediately prior to such transaction; (iii) immediately after giving pro forma effect to such transactions, no Voting Rights Triggering Event shall have occurred or be continuing; and (iv) the Company has delivered to the transfer agent for the New Preferred Shares prior to the consummation of the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Certificate of Designations and that all conditions precedent in the Certificate of

Designations relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    REPORTS. The Certificate of Designations will provide that the Company will provide to the holders of New Preferred Shares, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to those that would have been required to appear in annual or quarterly reports, to be delivered to the holders of New Preferred Shares.

TRANSFER AGENT AND REGISTRAR

    Continental Stock Transfer & Trust Company will be the transfer agent and registrar for the New Preferred Shares (the "Transfer Agent").

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Exchange Notes are to be issued under an Indenture (the "Exchange Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"), which will be executed on or prior to the date of original issuance of the Exchange Notes. The statements under this caption relating to the Exchange Notes and the Exchange Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Exchange Indenture, including the definitions of certain terms therein. The Exchange Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. Unless otherwise indicated, references under this caption to sections, "Section" or articles are references to the Exchange Indenture. Where reference is made to particular provisions of the Exchange Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. Copies of the Exchange Indenture are available at the corporate trust office of the Trustee and may also be obtained from the Company (see "Additional Information" below). For purposes of the description of the Exchange Notes, the term "Company" refers to NEXTLINK Communications, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

GENERAL

    The Exchange Notes will be unsecured obligations of the Company and will mature on February 1, 2009. The Exchange Notes will bear interest at the rate of 14% per annum, payable semi-annually in cash (or, on or prior to February 1, 2002, in additional Exchange Notes, at the option of the Company) on February 1 and August 1 of each year to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding January 15 or July 15, as the case may be. Interest on the Exchange Notes will be computed on the basis of a 360-day year of twelve 30-day months. (SectionSection 301, 307 and 310)

    Principal of and premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be presented for registration of transfer and exchange, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York provided that at the option of the Company, payment of interest on the Exchange Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Until otherwise designated by the Company, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. (SectionSection 301, 305 and 1002)

    The Exchange Notes will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof (other than with respect to additional Exchange Notes issued in lieu of cash interest in accordance with the terms of the Exchange Indenture). (Section 302). No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

SUBORDINATION

    The payment of the principal of and premium, if any, and interest on the Exchange Notes, and any other obligations of the Company in respect of the Exchange Notes (including any obligation to repurchase Exchange Notes) will, to the extent set forth in the Exchange Indenture, be subordinated in right of payment to the prior payment in full of all Senior Debt. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Debt will first be entitled to receive payment in full in cash of all amounts due or to become due thereon before the holders of the Exchange Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Exchange Notes. No payments on account of principal, premium, if any, or interest, or any other obligations (including any obligation to repurchase), in respect of the Exchange Notes may be made if there shall have occurred and be continuing a Senior Payment Default. Upon the occurrence of a Senior Nonmonetary Default and receipt of written notice by the Company and the Trustee of the occurrence of such Senior Nonmonetary Default from a holder of the Designated Senior Debt (or a trustee, agent or other representative for such a holder) which is the subject of such Senior Nonmonetary Default, no payments on account of principal, premium, if any, or interest, or any other obligations (including any obligation to repurchase), in respect of the Exchange Notes may be made for a period (the "Payment Blockage Period") commencing on the date of the receipt of such notice and ending the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or ceased to exist or all Designated Senior Debt the subject of such Senior Nonmonetary Default has been discharged and (ii) the 179th day after the date of the receipt of such notice; provided, however, that no more than one Payment Blockage Period may be commenced during any 360-day period and there shall be a period of at least 181 days during any such 360-day period when no Payment Blockage Period is in effect; provided further, that no Senior Nonmonetary Default which existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days. "Senior Payment Default" is defined in the Exchange Indenture as any default in the payment of any principal of or premium, if any, or interest on Senior Debt when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption or otherwise. "Senior Nonmonetary Default" is defined in the Exchange Indenture as a default with respect to any Designated Senior Debt, other than a Senior Payment Default, which with the giving of notice or the passage of time, or both, shall give the holders of such Designated Senior Debt (or a trustee or agent on behalf of the holders thereof) the right to declare such Designated Senior Debt due and payable prior to the date on which it would otherwise become due and payable.

    Although the Exchange Indenture places limitations on the Company's ability to incur additional Debt, see "Covenants--Limitation on Consolidated Debt," such limitations do not prohibit Debt Incurred under Bank Credit Agreements or Vendor Financing Facilities, or certain Purchase Money Debt, or refinancings thereof, and any Debt incurred in accordance with such limitations may constitute Senior Debt.

    "Senior Debt" means the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding) on, or other amount of, (i) Debt for money borrowed of the Company created pursuant to Bank Credit Agreements or Vendor Financing Facilities, (ii) Debt for money borrowed of the Company, whether Incurred on or prior to the date of the Exchange Indenture or thereafter Incurred, other than the Exchange Notes, (iii) Debt evidenced by bonds, debentures, notes or other similar instruments, including Debt Incurred in connection with the acquisition of property, assets or businesses, (iv) matured and unmatured reimbursement or other obligations of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (v) obligations of the Company under interest rate swaps, caps, collars and similar arrangements, (vi) Capital Lease Obligations of the Company, (vii) guarantees by the Company of (x) Debt for money borrowed and (y) Debt of a Restricted Subsidiary consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of such Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and (viii) amendments, renewals, extensions, modifications, refinancings and refundings of any such Debt; provided, however, the following shall not constitute Senior Debt: (A) any Debt owed to a Person when such Person is a Subsidiary of the Company, (B) any Debt which by the terms of the instrument creating or evidencing the same is not superior in right of payment to the Exchange Notes, (C) any Debt Incurred in violation of the Indenture or (D) any Debt which is subordinated in right of payment in any respect to any other Debt of the Company.

    "Designated Senior Debt" means (i) Debt under the Senior Notes and (ii) any Senior Debt of the Company (a) which at the time of determination exceeds $15 million in aggregate principal amount outstanding or available under a committed facility, (b) which is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company and (c) as to which the Trustee has received an Officers' Certificate of the Company specifying such Senior Debt as "Designated Senior Debt."

    The Company's principal operations are conducted through its Subsidiaries, and the Company is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations. The Company's Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the Exchange Notes. Therefore, the Exchange Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon any liquidation or reorganization of such Subsidiary (and the consequent right of holders of the Exchange Notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of the Subsidiary. Any recognized claims of the Company as a creditor of the Subsidiary would be subordinate to any prior security interest held by any other creditor of the Subsidiary and obligations of the Subsidiary that are senior to those owing to the Company.

    As of December 31, 1996, there was approximately $374.9 million of Senior Debt outstanding and $29.2 million of obligations of the Company's subsidiaries.

PERMITTED AMENDMENTS RELATING TO OPTIONAL REDEMPTION

    Following a Covenant Amendment, the Company may, at its election and without the consent of any holder of Exchange Notes, amend the Exchange Indenture to add provisions making the Exchange Notes redeemable at the option of the Company:
(i)at any time on or after February 1, 2002 and prior to maturity, in whole or in part, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Exchange Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date), if redeemed during the 12-month period beginning February 1 of the years indicated:

                                                                                   REDEMPTION
YEAR                                                                                 PRICE
--------------------------------------------------------------------------------  ------------
2002............................................................................       107.00%
2003............................................................................       105.25
2004............................................................................       103.50
2005............................................................................       101.75
2006 and thereafter.............................................................       100.00

(SectionSection 203, 1101, 1105 and 1107) (ii)prior to February 1, 2000, in part, in an aggregate principal amount not to exceed $99.75 million out of the net cash proceeds of one or more Qualifying Events (other than a Qualifying Event that results in a Change of Control), provided, however, that Exchange Notes in an aggregate principal amount equal to at least $185.25 million remain outstanding after such redemption. Such redemption must occur on a Redemption Date within 60 days after the receipt by the Company of the proceeds of such Qualifying Event and upon not less than 30 nor more than 60 days' notice mailed to each holder of Exchange Notes to be redeemed at such holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000 at a redemption price of 114.0% of their principal amount plus accrued and unpaid interest to but excluding the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

    If less than all the Exchange Notes are to be redeemed, the Trustee shall select, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, the particular Exchange Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (Section 1104)

MANDATORY REDEMPTION; SINKING FUND

    Except as set forth under "Covenants--Limitation on Asset Sales" and "Covenants--Change of Control" below, the Company is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the Exchange Notes.

COVENANTS

    The Exchange Indenture will contain, among others, the following covenants, which will only have effect beginning on the date (if any) of issuance of the Exchange Notes:

    LIMITATION ON CONSOLIDATED DEBT

    The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur any Debt unless either (a) the ratio of (i) the aggregate consolidated principal amount of Debt of the Company outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to
(ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than 5.5 to 1 for such four-quarter periods ending on or prior to December 31, 1999 and 5.0 to 1 for such periods ending thereafter, or (b) the Company's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.

    Notwithstanding the foregoing limitation, the Company and any Restricted Subsidiary may Incur the following: (i)Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities in an aggregate principal amount at any one time not to exceed $125 million, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any Bank Credit Agreement so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding; (ii)Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 80% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets; (iii)Debt owed by the Company to any Wholly-Owned Restricted Subsidiary of the Company or Debt owed by a Restricted Subsidiary of the Company to the Company or a Wholly-Owned Restricted Subsidiary of the Company; provided, however, that upon either (x) the transfer or other disposition by such Wholly-Owned Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly-Owned Restricted

Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Restricted Subsidiary to a Person other than the Company or another such Wholly-Owned Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition; (iv)Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") (a) Debt referred to in clause (vi) of this paragraph, (b) Debt Incurred pursuant to the preceding paragraph or clause (ii) of this paragraph or (c) the Exchange Notes in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the Exchange Notes or Debt which is pari passu to the Exchange Notes or Debt which is subordinate in right of payment to the Exchange Notes shall only be permitted if (1) in the case of any refinancing of the Exchange Notes or Debt which is pari passu to the Exchange Notes, the refinancing Debt is made pari passu to the Exchange Notes or subordinated to the Exchange Notes, and, in the case of any refinancing of Debt which is subordinated to the Exchange Notes, the refinancing Debt constitutes Subordinated Debt and (2) in either case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to a required offer to purchase made by the Company) of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an Offer to Purchase made by the Company) which is conditioned upon a change substantially similar to those described under "--Change of Control" or which is pursuant to provisions substantially similar to those described under "--Limitation on Asset Dispositions"; (v)Debt consisting of Permitted Interest Rate and Currency Protection Agreements; (vi)Debt outstanding at the date of issuance of the Exchange Notes; (vii)Debt outstanding under the Exchange Notes;
(viii)Subordinated Debt invested by (a) a group of employees of the Company, which includes the Chief Executive Officer of the Company, who own, directly or indirectly, through an employee stock ownership plan or arrangement, shares of the Company's Capital Stock or (b) any other Person that controls the Company
(i) on the date of original issuance of the Exchange Notes or (ii) after a Change of Control, provided that the Company is not in default with respect to its obligations described under "Change of Control" below; (ix)Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and
(x)Debt not otherwise permitted to be Incurred pursuant to clauses (i) through
(ix) above, which, together with any other outstanding Debt Incurred pursuant to this clause (x), has an aggregate principal amount or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence not in excess of $10 million at any time outstanding.

    For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt the Company is permitted to incur pursuant to the foregoing clauses (i) through (x), the Company shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified. For purposes of determining any particular amount of Debt under such covenant, Guarantees or Liens with respect to letters of credit supporting Debt otherwise included in the determination of a particular amount shall not be included. (Section1007)

    LIMITATION ON SENIOR SUBORDINATED DEBT

    The Company shall not Incur any Debt which by its terms is both (i) subordinated in right of payment to any Senior Debt and (ii) senior in right of payment to the Exchange Notes. (Section1008)

    LIMITATION ON ISSUANCE OF GUARANTEES OF SUBORDINATED DEBT

    The Company shall not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Debt of the Company that is expressly by its terms subordinate or junior in right of payment to any other Debt of the Company unless such Restricted Subsidiary shall make effective provision for guaranteeing the Exchange Notes (x) with respect to Debt that ranks pari passu with the Exchange Notes, to the same extent as such Debt is to be guaranteed by such Restricted Subsidiary or (y) with respect to Debt that is subordinate in right of payment to the Exchange Notes, to a greater extent than such other Debt is to be guaranteed by such Restricted Subsidiary. (Section1009)

    LIMITATION ON LIENS SECURING SUBORDINATED DEBT

    The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Lien on or with respect to any property or assets of the Company or any such Restricted Subsidiary now owned or hereafter acquired to secure Debt which is pari passu with or subordinated in right of payment to the Exchange Notes without making, or causing such Restricted Subsidiary to make, effective provision for securing the Exchange Notes (and, if the Company shall so determine, any other Debt of the Company which is not subordinate to the Exchange Notes or of such Restricted Subsidiary) (x) equally and ratably with such Debt as to such property or assets for so long as such Debt shall be so secured or (y) in the event such Debt is Debt of the Company which is subordinate in right of payment to the Exchange Notes, prior to such Debt as to such property for so long as such Debt will be so secured. The foregoing restrictions shall not apply to: (i) Liens in respect of Debt existing at the date of original issuance of the Exchange Notes; (ii) Liens securing only the Exchange Notes; (iii) Liens in favor of the Company or a Wholly-Owned Restricted Subsidiary; or (iv) Liens to secure Debt incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, any Debt secured by Liens referred to in the foregoing clauses
(i) or (ii) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under Clause (iv) of the second paragraph of "Limitation on Consolidated Debt." (Section1010)

    LIMITATION ON RESTRICTED PAYMENTS

    The Company (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock); (ii) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (a) any Capital Stock of the Company or any Related Person of the Company; or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company; (iii) may not make, or permit any Restricted Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Person, other than the

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Company or a Restricted Subsidiary of the Company, except for Permitted
Investments; and (iv) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to the Exchange Notes (each of clauses (i) through (iv) being a "Restricted Payment") if: (1) a Default or an Event of Default shall have occurred and is continuing; or (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the terms of the Exchange Indenture described in the first paragraph of "--Limitation on Consolidated Debt" above; or (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the Issue Date exceeds the sum of: (a) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) since the end of the last full fiscal quarter prior to the Issue Date through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus (b) $5 million; plus (c) 100% of the net reduction in any Investment that when made was a Restricted Payment resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary of the Company (except to the extent that any such payment is included in the calculation of Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries; provided that the amount included in this clause (c) shall not exceed the amount of any such Investment previously made by the Company and its Restricted Subsidiaries; provided, further, that the Company or a Restricted Subsidiary of the Company may make any Restricted Payment with the aggregate net proceeds received after the Issue Date, including the fair value of property other than cash (determined in good faith by the Board of Directors of the Company, as conclusively evidenced by a board resolution filed with the Trustee), as capital contributions to the Company or from the issuance (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Debt of the Company that has been converted into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of the Company after the date of the Exchange Indenture.

    Notwithstanding the foregoing, the Company may (i) pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions; (ii) repurchase any shares of its Common Equity or options to acquire its Common Equity from Persons who were formerly officers or employees of the Company, provided that the aggregate amount of all such repurchases made pursuant to this clause (ii) shall not exceed $2 million, plus the aggregate cash proceeds received by the Company since the Issue Date from issuances of its Common Equity or options to acquire its Common Equity to members, officers, managers and employees of the Company or any of its Subsidiaries; (iii) refinance, and permit its Restricted Subsidiaries to refinance, any Debt otherwise permitted by clause (iv) of the second paragraph under "--Limitation on Consolidated Debt" above; and (iv) retire or repurchase, and permit its Restricted Subsidiaries to retire or repurchase, any Capital Stock of the Company or of any Restricted Subsidiary of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Capital Stock (other than Disqualified Stock) of the Company. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the Exchange Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Exchange Indenture notwithstanding any subsequent adjustments made in good faith to the Company financial statements affecting Consolidated Net Income for any period. (Section1011)

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or

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restriction on the ability of any Restricted Subsidiary of the Company (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary of the Company or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary; (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of original issuance of the Exchange Notes; (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries; (c) pursuant to any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (i) of the second paragraph of "Limitation on Consolidated Debt", provided that such restriction is consistent with, and not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of the Company), taken as a whole, than, comparable provisions included in similar agreements or facilities extended to comparable credits engaged in the Telecommunications Business; (d) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above or (e) below, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of the Company), taken as a whole, than the provisions contained in the agreement the subject thereof; (e) in the case of clause (iii) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Company or a Restricted Subsidiary otherwise permitted under the Exchange Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement; (f) in the case of clause (iii) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements; (g) with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is not consummated and that such consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into; (h) pursuant to applicable law or regulations; (i) pursuant to the Exchange Indenture and the Exchange Notes; or (j) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property. (Section 101)

    LIMITATION ON ASSET DISPOSITIONS

    The Company may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions occurring within any 12-month period unless: (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors of the Company in good faith and evidenced by a board resolution filed with the Trustee, which determination shall be conclusive; (ii) at least 75% of the consideration for such disposition consists of (1) cash or readily marketable cash equivalents or the assumption of Debt of the Company (other than Debt that is subordinated to the Exchange Notes) or of the Restricted Subsidiary and release from all liability on the Debt assumed; (2) Telecommunications Assets; or (3) shares of publicly traded Voting Stock of any Person engaged in the Telecommunications Business in the United States; and (iii) all Net Available Proceeds, less any amounts invested within 360 days of such disposition in new Telecommunications Assets, are applied within 360 days of such disposition (1) first, to the permanent repayment or reduction of Debt then outstanding under any Bank Credit Agreement or Vendor Financing Facility, to the extent such agreements would require such application or prohibit payments pursuant to clause (2) following,

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(2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Exchange Notes at 100% of their principal amount plus accrued interest to the date of purchase and, to the extent required by the terms thereof, any other Debt of the Company that is pari passu with the Exchange Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase and (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of the Company or Debt of a Restricted Subsidiary of the Company, to the extent permitted under the terms thereof. To the extent any Net Available Proceeds remain after such uses, the Company and its Restricted Subsidiaries may use such amounts for any purposes not prohibited by the Exchange Indenture. (Section 1013) Notwithstanding the foregoing, these provisions shall not apply to any Asset Disposition which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of the Company's properties or assets as described under "--Mergers, Consolidations and Certain Sales of Assets".

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company may not, and may not permit any Restricted Subsidiary of the Company to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of the Company or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of the Company to any person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company except (i) in a transaction consisting of a sale of Capital Stock of such Restricted Subsidiary owned by the Company or any Restricted Subsidiary of the Company and that complies with the provisions described under "--Limitation on Asset Dispositions" above to the extent such provisions apply; (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares; (iii) in a transaction in which, or in connection with which, the Company or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction; and (iv) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded. (Section 1014)

    TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

    The Company may not, and may not permit any Restricted Subsidiary of the Company to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company), including any Investment, but excluding transactions pursuant to employee compensation arrangements approved by the Board of Directors of the Company, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of such Company or such Restricted Subsidiary. For any transaction that involves in excess of $1 million but less than or equal to $5 million, the Chief Executive Officer of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee. For any transaction that involves in excess of $5 million, the Company shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions, taken as a whole, of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms and conditions, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of the Company, which opinion shall be filed with the Trustee. This covenant shall not apply to Investments by an Affiliate or a Related Person of the Company in the Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company. (Section 1015)

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
    CHANGE OF CONTROL

    Within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all Outstanding Exchange Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase. A "Change of Control" will be deemed to have occurred at such time as either (a) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of the Company), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Company or (b) neither Mr. Craig O. McCaw nor any person designated by him to the Company as acting on his behalf shall be a director of the Company or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was proposed by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office. (Section1016)

    Except as described above with respect to a Change of Control, the Exchange Indenture will not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar restructuring.

    Restrictions in the Exchange Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Exchange Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Exchange Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Company does not currently have adequate financial resources to effect a repurchase of the Exchange Notes upon a Change of Control and there can be no assurance that the Company will have such resources in the future. The inability of the Company to repurchase the Exchange Notes upon a Change of Control would constitute an Event of Default.

    In addition, there may be restrictions contained in instruments evidencing Debt incurred by the Company or its Restricted Subsidiaries permitted under the Senior Indenture and the Exchange Indenture which restrict or prohibit the ability of the Company to effect any repurchase required under the Exchange Indenture in connection with a Change of Control.

    In the event that the Company makes an Offer to Purchase the Exchange Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

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
    PROVISION OF FINANCIAL INFORMATION

    The Company has agreed that, for so long as any Exchange Notes remain outstanding, it will furnish to the holders of the Exchange Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, the Company will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Company will furnish copies of the SEC Reports to the holders of Exchange Notes at the time the Company is required to file the same with the Trustee and will make such information available to investors who request it in writing. (Section 1017)

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

    The Company may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company (other than the consolidation or merger of a Wholly-Owned Restricted Subsidiary organized under the laws of a State of the United States into the Company), or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole and provided that the creation of a Lien on or in any of its assets shall not in and of itself constitute the transfer, sale, lease or disposition of the assets subject to the Lien), unless:
(1) in a transaction in which the Company does not survive or in which the Company sells, leases, or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity to the Company is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligation under the Exchange Indenture; (2) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the last full fiscal quarter immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction; (4) the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Exchange Notes will not recognize gain or loss for Federal income tax purposes as a result of such transaction; and (5) certain other conditions are met. (Section 801)

    In the event of any transaction (other than a lease) described in and complying with the immediately preceding paragraph in which the Company is not the surviving Person and the surviving Person assumes all the obligations of the Company under the Exchange Notes and the Exchange Indenture pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company will be discharged from its obligations under the Exchange Indenture and the Exchange Notes; provided that solely for the purpose of calculating amounts described in clause (3) under "Covenants--Limitation on Restricted Payments", any such surviving Person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction, and the Company (before giving effect to such transaction) shall be deemed to be the "Company" for such purposes for all prior periods. (Section 801)

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    The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether the foregoing provisions are applicable.

EVENTS OF DEFAULT

    The following will be Events of Default under the Exchange Indenture: (a) failure to pay principal of (or premium, if any, on) any Exchange Note when due (whether such payment is prohibited by the subordination provisions of the Exchange Indenture); (b) failure to pay any interest on any Exchange Note when due (whether such payment is prohibited by the subordination provisions of the Exchange Indenture), and any such failure continued for 30 days as to any interest payment date thereafter; (c) default in the payment of principal and interest on Exchange Notes required to be purchased pursuant to an Offer to Purchase as described under "Covenants--Change of Control" when due and payable;
(d) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales of Assets"; (e) failure to perform any other covenant or agreement of the Company under the Exchange Indenture or the Exchange Notes continued for 60 days after written notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of Outstanding Exchange Notes; (f) default under the terms of any instrument evidencing or securing Debt of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million individually or in the aggregate which default results in the acceleration of the payment of such Debt or constitutes the failure to pay such Debt when due; (g) the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against the Company or any Significant Subsidiary in an aggregate amount in excess of $15 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal all such judgments has expired; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary. (Section 501) Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any direction that the Trustee, in its sole discretion, determines may be unduly prejudicial to the rights of another holder or that may subject the Trustee to any liability or expense if the Trustee determines, in its sole discretion, that it lacks indemnification against such loss or expense. (Section 512)

    If an Event of Default (other than an Event of Default described in Clause
(h) above with respect to the Company) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Exchange Notes may accelerate the maturity of all Exchange Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Exchange Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Exchange Indenture. If an Event of Default specified in Clause (h) above occurs with respect to the Company, the Outstanding Exchange Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

    No holder of any Exchange Note will have any right to institute any proceeding with respect to the Exchange Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount of the Outstanding Exchange Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Exchange Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of an Exchange Note for enforcement of payment of the principal of and premium, if any, or interest on such Exchange Note on or after the respective due dates expressed in such Exchange Note. (Section 508)

    The Exchange Indenture provides that if a Default occurs and is continuing, generally the Trustee must within 90 days after the occurrence of such Default, give to the holders notice of such Default. The Trustee may withhold from holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any or interest) if it determines that withholding notice is in their interest; provided however, that in the case of any default of a character specified in Clause (e) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. (Section 602)

    The Company will be required to furnish to the Trustee quarterly a statement as to the performance by the Company of certain of its obligations under the Exchange Indenture and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default. (Section 1019)

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Exchange Indenture will cease to be of further effect as to all outstanding Exchange Notes (except as to (i) rights of registration of transfer and exchange and any right of the Company to effect an optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Exchange Notes, (iii) rights of holders to receive payment of principal of and premium, if any, and interest on the Exchange Notes, (iv) rights, obligations and immunities of the Trustee under the Exchange Indenture and (v) rights of the Holders of the Exchange Notes as beneficiaries of the Exchange Indenture with respect to any property deposited with the Trustee payable to all or any of them), if (x) the Company will have paid or caused to be paid the principal of and premium, if any, and interest on the Exchange Notes as and when the same will have become due and payable or (y) all outstanding Exchange Notes (except lost, stolen or destroyed Exchange Notes which have been replaced or paid) have been delivered to the Trustee for cancellation. (Section 401)

DEFEASANCE

    The Exchange Indenture will provide that, at the option of the Company, (a) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Exchange Notes or (b) if applicable, the Company may omit to comply with certain restrictive covenants, that such omission shall not be deemed to be an Event of Default under the Exchange Indenture and the Exchange Notes and that the subordination provisions of the Exchange Indenture will cease to apply, in either case (a) or (b) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Exchange Notes on the Stated Maturity. With respect to clause (b), the obligations under the Exchange Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (a), the Issuers have received from, or there has been published by, the Internal

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Revenue Service a ruling or there has been a change in law after the Issue Date, which in the Opinion of Counsel provides that holders of the Exchange Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Exchange Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; (iii) at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any Senior Debt shall have occurred and be continuing and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; (iv) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and (v) certain other customary conditions precedent are satisfied. (Section 1201)

MODIFICATION AND WAIVER

    Modifications and amendments of the Exchange Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Outstanding Exchange Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Exchange Note affected thereby, (a) change the due date of the principal of, or any installment of interest on, any Exchange Note, (b) reduce the principal amount of, or the premium or interest on, any Exchange Note, (c) change the place or currency of payment of principal of, or premium or interest on, any Exchange Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Exchange Note, (e) reduce the above-stated percentage of Outstanding Exchange Notes necessary to modify or amend the Exchange Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding Exchange Notes necessary for waiver of compliance with certain provisions of the Exchange Indenture or for waiver of certain defaults,
(g) modify any provisions of the Exchange Indenture relating to the modification and amendment of the Exchange Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase, modify any Offer to Purchase for the Exchange Notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the Exchange Indenture in a manner materially adverse to the holders thereof or (i) modify any of the subordination provisions of the Exchange Indenture in a manner adverse to the holders of the Exchange Notes. (Section 902)

    Notwithstanding the foregoing, without the consent of any holder of Exchange Notes, the Company and the Trustee may amend or supplement the Exchange Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to holders of Exchange Notes or that does not adversely affect the legal rights under the Exchange Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Exchange Indenture under the Trust Indenture Act. (Section 901)

    The holders of a majority in aggregate principal amount of the Outstanding Exchange Notes, on behalf of all holders of Exchange Notes, may waive compliance by the Company with certain restrictive provisions of the Exchange Indenture. (Section 1019) Subject to certain rights of the Trustee, as provided in the

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Exchange Indenture, the holders of a majority in aggregate principal amount of the Outstanding Exchange Notes, on behalf of all holders of Exchange Notes, may waive any past default under the Exchange Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Exchange Note tendered pursuant to an Offer to Purchase. (Section
513)

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Notes or the Exchange Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

GOVERNING LAW

    The Exchange Indenture and the Exchange Notes will be governed by the laws of the State of New York.

THE TRUSTEE

    The Exchange Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Exchange Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Exchange Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 601)

    The Exchange Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Exchange Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (SectionSection 608 and 613)

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                                  DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Certificate of Designations provisions and in the Exchange Indenture. Reference is made to the Certificate of Designations and the Exchange Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the specified Person, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly-Owned Restricted Subsidiary of such Person or by such Person to a Wholly-Owned Restricted Subsidiary of such Person) of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary of such Person, other than pursuant to a transaction in compliance with the covenant described under "Description of Exchange Notes-- Mergers, Consolidations and Certain Sales of Assets", (ii) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business (other than as part of a Permitted Investment) or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries other than (A) in the ordinary course of business or (B) that constitutes a Restricted Payment which is permitted under the covenant "Description of Exchange Notes--Limitation on Restricted Payments" above; provided that a transaction described in clauses
(i), (ii) and (iii) shall constitute an Asset Disposition only if the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12-month period.

    "Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credits) between the Company or any Restricted Subsidiary of the Company and one or more banks or other financial institutions providing financing for the business of the Company and its Restricted Subsidiaries.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

    "Common Equity" of any Person means Capital Stock of such Person that is not Disqualified Stock, and a "Sale of Common Equity" includes any sale effected by private sale or public offering.

    "Consolidated Capital Ratio" of any Person as of any date means the ratio of
(i) the aggregate consolidated principal amount of Debt of such Person then outstanding to (ii) the aggregate consolidated Capital Stock (other than Disqualified Stock) and paid-in capital (other than in respect of Disqualified Stock) of such Person as of such date.

    "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Company and its Restricted Subsidiaries for such period plus (iv) any non-cash expense related to the issuance to employees of the Company or any Restricted Subsidiary of the Company of options to purchase Capital Stock of the Company or such Restricted Subsidiary, plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Company (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

    "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (excluding interest income) of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;
(iv) Preferred Stock dividends of the Company and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable; (v) accrued Disqualified Stock dividends of the Company and its Restricted Subsidiaries, whether or not declared or paid;
(vi) interest on Debt guaranteed by the Company and its Restricted Subsidiaries; and (vii) the portion of any Capital Lease Obligation paid during such period that is allocable to interest expense.

    "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary of the Company in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Company except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary of the Company by such Person during such period, (c) gains or losses on Asset Dispositions by the Company or its Restricted Subsidiaries, (d) all extraordinary gains and extraordinary losses, (e) the cumulative effect of changes in accounting principles, (f) non-cash gains or losses resulting from fluctuations in currency exchange rates, (g) any non-cash gain or loss realized on the termination of any employee pension benefit plan and (h) the tax effect of any of the items described in clauses (a) through (g) above; provided, further, that for purposes of any determination pursuant to the provisions described under "Description of the Exchange Notes--Covenants--Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of the Company that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

    "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; provided that, with respect to the Company, adjustments following the date of the Exchange Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

    "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Restricted Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet; provided that, with respect to the Company, adjustments following the date of the Exchange Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

    "Current Market Price" per Junior Share or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of the Company, based on the most recently completed arm's-length transaction between Company and a person other than an Affiliate of the Company and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an independent financial expert (provided that, in the case of the calculation of Current Market Price for determining the cash value of fractional shares, any such determination within six months that is, in the good faith judgment of the Board of Directors of the Company, a reasonable determination, may be utilized) or (ii) (a) if the security is registered under the Exchange Act, the average of the daily market prices of the security for the 20 consecutive trading days immediately preceding such date, or (b) if the security has been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (ii) (a) and (ii) (b), as certified to the Warrant Agent by the President, any Vice President or the Chief Financial Officer of the Company. The market price for each such trading day shall be: (A) in the case of a security listed or admitted to trading on any national securities exchange or quotation system, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day,
(B) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Company, (C) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each Business Day, designated by the Company, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported and (D) if there are no bid and asked prices reported during the 30 days prior to the date in question, the Current Market Price shall be determined as if the securities were not registered under the Exchange Act.

    "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) every obligation under Interest Rate and Currency Protection Agreements of such Person and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment,
(c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof, or (e) any Permitted Interest Rate or Currency Protection Agreement, shall be zero. In no event shall Debt include any liability for taxes.

    "Default" means an event that with the passing of time or the giving of notice or both shall constitute an Event of Default.

    "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Exchange Notes or the mandatory redemption date of the Preferred Shares, as applicable; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of a Change of Control occurring prior to the final Stated Maturity of the Exchange Notes or the mandatory redemption date of the Preferred Shares, as applicable, shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable, in the case of Exchange Notes, to the Exchange Notes contained in the covenant described under "Description of the Exchange Notes--Covenants--Change of Control" or to the Preferred Shares, in the case of Preferred Shares, contained in the covenant described under "Description of Preferred Shares--Change of Control" and such Preferred Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Exchange Notes or Preferred Shares, as applicable, as are required to be repurchased pursuant to such covenant.

    "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher, "A-" or higher or "A-" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

    "Event of Default" has the meaning set forth under "Description of the Exchange Notes--Events of Default".

    "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than 18 months from the date of Investment therein.

    "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and provided further, that the incurrence by a Restricted Subsidiary of the Company of a lien on real or personal property of such Restricted Subsidiary acquired, constructed or constituting improvements made after the Issue Date to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the Exchange Indenture, shall not be deemed to constitute a Guarantee by such Restricted Subsidiary of any Purchase Money Debt of the Company secured thereby; provided, however, that (a) the net proceeds of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Lien; (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property; and (c) such Lien does not extend to or cover any property other than the property (or identifiable portions thereof) acquired, constructed or constituting improvements made with the proceeds of such Purchase Money Debt (it being understood and agreed that all Debt owed to any single lender or group or lenders or outstanding under any single credit facility shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time).

    "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; provided, further, however, that the

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Company may elect to treat all or any portion of revolving credit debt of the
Company or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to the Company or a Subsidiary, by furnishing notice thereof to the Trustee or the Transfer Agent, as applicable, and any borrowings or reborrowings by the Company or a Subsidiary under such commitment up to the amount of such commitment designated by the Company as Incurred shall not be deemed to be new Incurrences of Debt by the Company or such Subsidiary.

    "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

    "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of the Company or any of its Restricted Subsidiaries in the ordinary course of business, accounts receivables and other commercially reasonable extensions of trade credit.

    "Issue Date" means the date on which the Old Preferred Shares are first issued and delivered.

    "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses as to which the Company (directly or through one or more Restricted Subsidiaries) exercises managerial control and in which the Company owns (i) a 50% or greater interest, or (ii) a 40% or greater interest, together with options or other contractual rights, exercisable not more than seven years after the Company's initial Investment in such Joint Venture, to increase its interest to not less than 50%.

    "Junior Shares" means Capital Stock of the Company that does not rank, as to the payment of dividends or other comparable distributions or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, prior to or on a parity with the Preferred Shares.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Marketable Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

    "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes (including taxes payable upon payment or other distribution of funds from a foreign subsidiary to the Company or another subsidiary of the Company) required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors of the Company, in reasonable good faith judgment and evidenced by a board resolution filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Exchange Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction, and (v) any consideration for an Asset Disposition (which would otherwise constitute Net Available Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause (v) shall become Net Available Proceeds at such time and to the extent such amounts are released to such Person.

    "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the records of the Company with respect to the Preferred Shares and the Note Register with respect to the Exchange Notes, on the date of the Offer offering to purchase up to the liquidation preference of Preferred Shares or the principal amount of Exchange Notes, as applicable, specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Certificate of Designations or the Exchange Indenture, as the case may be). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of such security within five Business Days after the Expiration Date. The Company shall notify the Transfer Agent or the Trustee, as the case may be at least 15 business days (or such shorter period as is acceptable to the Transfer Agent or the Trustee, as the case may be, prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Transfer Agent or the Trustee, as the case may be, in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Transfer Agent or the Trustee, as the case may be, pursuant to the Certificate of Designations or the Exchange Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events that require the making of the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events that require the making of the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Preferred Shares or Exchange Notes pursuant to the Offer to Purchase. The Offer shall also state:

        a. the Section of the Certificate of Designations or the Exchange Indenture, if applicable, pursuant to which the Offer to Purchase is being made;

        b.  the Expiration Date and the Purchase Date;

        c. the aggregate liquidation preference of the Outstanding Preferred Shares or principal amount of the Outstanding Exchange Notes, as applicable, offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the provision requiring the Offer to Purchase) (the "Purchase Amount");

        d. the purchase price to be paid by the Company for Preferred Shares or Exchange Notes, as applicable, accepted for payment (as specified pursuant to the Certificate of Designations or the Exchange Indenture) (the "Purchase Price");

        e. that the holder may tender all or any portion of the Preferred Shares or Exchange Notes registered in the name of such holder, and that any portion of an Exchange Note tendered must be tendered in an integral multiple of $1,000 principal amount;

        f. the place or places where Preferred Shares or Exchange Notes, as applicable, are to be surrendered for tender pursuant to the Offer to Purchase;

        g. that dividends on any Preferred Share or interest on any Exchange Note, as applicable, not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

        h. that on the Purchase Date the Purchase Price will become due and payable upon each Preferred Share or Exchange Note being accepted for payment pursuant to the Offer to Purchase and that dividends or interest thereon, as applicable, shall cease to accrue on and after the Purchase Date;

        i. that each holder electing to tender a Preferred Share or Exchange Note pursuant to the Offer to Purchase will be required to surrender such Preferred Share or Exchange Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Preferred Share or Exchange Note being, if the Company or the Transfer Agent or the Trustee, as applicable, so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent or Trustee, as applicable, duly executed by, the holder thereof or his attorney duly authorized in writing);

        j. that holders will be entitled to withdraw all or any portion of Preferred Shares or Exchange Notes, as applicable, tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of Preferred Shares or the principal amount of the Exchange Note the holder tendered, the certificate number of the Preferred Share or Exchange Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

        k. that (a) if Preferred Shares or Exchange Notes in an aggregate amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Preferred Shares or Exchange Notes and (b) in the case of Exchange Notes, if Exchange Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Exchange Notes having an aggregate principal amount equal to the Purchase Amount on a PRO RATA basis (with such adjustments as may be deemed appropriate so that only Exchange Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

        l. that in the case of any holder whose Preferred Shares or Exchange Notes are purchased only in part, the Company shall issue and the Transfer Agent shall countersign and execute, and the Trustee shall authenticate and deliver to the holder of such Preferred Shares or Exchange Notes without service charge, a new Preferred Share or Preferred Shares or Exchange Note or Exchange Notes, as applicable, of any authorized denomination, in the case of Exchange Notes, as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Exchange Note so tendered.

    Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

    "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

    "Permitted Investment" means (i) any Investment in a Joint Venture (including the purchase or acquisition of any Capital Stock of a Joint Venture), provided the aggregate amount of all outstanding Investments pursuant to this clause (i) in Joint Ventures in which the Company owns, directly or indirectly, a less than 50% interest shall not exceed $25 million, (ii) any Investment in any Person as a result of which such Person becomes a Restricted Subsidiary or, subject to the proviso to clause (i) of this definition, becomes a Joint Venture of the Company, (iii) any Investment in Marketable Securities, (iv) Investments in Permitted Interest Rate or Currency Protection Agreements, and (v) Investments made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Description of the Exchange Notes-- Covenants--Limitation on Asset Dispositions".

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

    "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to the Company (expressed as a decimal).

    "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Public Equity Offering" means an underwritten public offering of common stock, par value $.01 per share, of the Company pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

    "Purchase Money Debt" means (i) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and (ii) Debt of the Company or of any Restricted Subsidiary of the Company (including, without limitation, Debt represented by Capital Lease Obligations, Vendor Financing Facilities, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Company or any Restricted Subsidiary of the Company or any Joint Venture of any Telecommunications Assets of the Company, any Restricted Subsidiary of the Company or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

    "Qualifying Event" means a Public Equity Offering or one or more Strategic Equity Investments which in either case results in aggregate net proceeds to the Company of not less than $75 million.

    "Qualified Junior Shares" means Junior Shares that do not constitute Disqualified Stock.

    "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

    "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

    "Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the Outstanding Common Equity of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (b) 10% or more of the combined voting power of the Voting Stock of such Person.

    "Restricted Subsidiary" of the Company means any Subsidiary, whether existing on or after the date of original issuance of the Exchange Notes, unless such Subsidiary is an Unrestricted Subsidiary.

    "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

    "Strategic Equity Investment" means an investment in Qualified Junior Shares made by a Strategic Investor in an aggregate amount of not less than $25 million.

    "Strategic Investor" means a Person engaged in one or more Telecommunications Businesses (which need not be such Person's primary business) that has, or 80% or more of the Voting Stock of which is owned, directly or indirectly, by a Person that has, an equity market capitalization or net worth, at the time of its initial Investment in the Company, in excess of $2.0 billion.

    "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Exchange Notes, or the Senior Notes if the Exchange Notes have not yet been issued, to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Exchange Notes or Senior Notes, as applicable, exists;
(ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Exchange Notes or Senior Notes, as applicable, upon notice by 25% or more in principal amount of the Exchange Notes or Senior Notes, as applicable, to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice or for the period until such default has been cured or waived or ceased to exist and any acceleration of the Exchange Notes or Senior Notes, as applicable, has been rescinded or annulled, whichever period is shorter (which Debt may provide that (A) no new period of payment blockage may be commenced by a payment blockage notice unless and until 360 days have elapsed since the effectiveness of the immediately prior notice, (B) no nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to such holders (or such agents or trustees) shall be, or be made, the basis for a subsequent payment blockage notice and (C) failure of the Company to make payment on such Debt when due or within any applicable grace period, whether or not on account of such payment blockage provisions, shall constitute an event of default thereunder); and (iii) such Debt may not (x) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Exchange Notes or Senior Notes, as applicable, or (y) permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Exchange Notes or the Senior Notes, as applicable, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "Description of the Exchange Notes--Covenants--Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Exchange Notes or Senior Notes, as applicable, required to be repurchased by the Company).

    "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

    "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

    "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in
(i) or (ii) above and shall, in any event, include all businesses in which the Company or any of its Subsidiaries are engaged on the Issue Date; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company, which determination shall be conclusive.

    "Unrestricted Subsidiary" means (1) any Subsidiary of the Company designated as such by the Board of Directors of the Company as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Debt pursuant to the first paragraph under "Description of the Exchange Notes--Covenants--Limitation on Consolidated Debt" or under "Description of the Preferred Shares--Covenants--Limitation on Consolidated Debt" above, as applicable, and provided, further and solely for purposes of the Exchange Notes and the Exchange Indenture, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such Subsidiary pursuant to the covenant described under "Description of the Exchange Notes--Covenants--Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Debt pursuant to the first paragraph under "Description of the Exchange Notes--Covenants--Limitation on Consolidated Debt or under "Description of the Preferred Shares--Covenants--Limitation on Consolidated Debt" above, as applicable.

    "Vendor Financing Facility" means any agreements between the Company or a Restricted Subsidiary of the Company and one or more vendors or lessors of equipment to the Company or any of its Restricted Subsidiaries (or any affiliate of any such vendor or lessor) providing financing for the acquisition by the Company or any such Restricted Subsidiary of equipment from any such vendor or lessor.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

    Based on no-action letters issued by the staff of the Commission (the "Staff") to third parties, the Company believes the New Preferred Shares issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who acquires such New Preferred Shares directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (ii) a person that is an Affiliate of the Company or (ii) a broker-dealer who acquired Old Preferred Shares as a result of market-making or other trading activities), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Preferred Shares are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Preferred Shares. To date, the Staff has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Preferred Shares to the Initial Purchasers) with the prospectus contained in the Exchange Offer Registration Statement of which this Prospectus is a part. Pursuant to the Preferred Registration Rights Agreement, the Company has agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Preferred Shares. The Company has agreed that it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

    Each holder of the Old Preferred Shares who wishes to exchange its Old Preferred Shares for New Preferred Shares in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Terms and Conditions of the Letter of Transmittal". In addition, each holder who is a broker-dealer and who receives New Preferred Shares pursuant to the Exchange Offer in exchange for Old Preferred Shares for its own account as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale by it of such New Preferred Shares.

    The Company will not receive any proceeds from any sale of New Preferred Shares by broker-dealers. New Preferred Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Preferred Shares. Any broker-dealer that resells New Preferred Shares that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Preferred Shares may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Preferred Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Preferred Shares (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Preferred Registration Rights Agreement.

                                 LEGAL MATTERS

    The validity of the New Preferred Shares will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. As to matters of Washington law, Willkie Farr & Gallagher will rely upon the opinion of Davis Wright Tremaine LLP, Seattle, Washington.

                                    EXPERTS

    The audited consolidated financial statements of the Company, Sound Response Corporation, Tel-West Central Services, Inc. and City Signal, Inc.,Tennessee Operations, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of Linkatel Pacific, L.P. as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 and the cumulative period from July 21, 1993 (date of inception) to December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

              NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES(1)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Pro Forma Consolidated Statement of Operations for the Year Ended December 31,
  1996...............................................................................        F-3
Pro Forma Consolidated Statement of Operations for the Year Ended December 31,
  1995...............................................................................        F-4
Pro Forma Consolidated Balance Sheet at December 31, 1996............................        F-5

AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants.............................................        F-6
Consolidated Balance Sheets at December 31, 1996 and 1995............................        F-7
Consolidated Statements of Operations for the Years Ended December 31, 1996 and 1995
  and From Inception (September 16, 1994) to December 31, 1994.......................        F-8
Consolidated Statements of Changes in Members' Equity (Deficit) for the Years Ended
  December 31, 1996 and 1995 and From Inception (September 16, 1994) to December 31,
  1994...............................................................................        F-9
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996 and 1995
  and From Inception (September 16, 1994) to December 31, 1994.......................       F-10
Notes to Consolidated Financial Statements...........................................       F-12

LINKATEL PACIFIC, L.P.
Independent Auditors' Report.........................................................       F-24
Balance Sheets at December 31, 1996 and 1995.........................................       F-25
Statements of Operations for the Years Ended December 31, 1996, 1995 and 1994 and the
  Cumulative Period From July 21, 1993 (Date of Inception) to December 31, 1996......       F-26
Statements of Partners' Capital for the Years Ended December 31, 1996, 1995 and 1994
  and the Cumulative Period From July 21, 1993 (Date of Inception) to December 31,
  1996...............................................................................       F-27
Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994 and the
  Cumulative Period From July 21, 1993 (Date of Inception) to December 31, 1996......       F-28
Notes to Financial Statements........................................................       F-29

SOUND RESPONSE CORPORATION
Report of Independent Public Accountants.............................................       F-33
Balance Sheets at August 31, 1995, December 31, 1994 and December 31, 1993...........       F-34
Statements of Operations For the Eight Months Ended August 31, 1995 and For the Years
  Ended December 31, 1994 and 1993...................................................       F-35
Statements of Changes in Shareholders' Equity For the Eight Months Ended August 31,
  1995 and For the Years Ended December 31, 1994 and 1993............................       F-36
Statements of Cash Flows For the Eight Months Ended August 31, 1995 and For the Years
  Ended December 31, 1994 and 1993...................................................       F-37
Notes to Financial Statements........................................................       F-38

TEL-WEST CENTRAL SERVICES, INC.
Report of Independent Public Accountants.............................................       F-42
Balance Sheets at March 31, 1995 and September 30, 1994 and 1993.....................       F-43
Statements of Operations For the Six Months Ended March 31, 1995 and For the Years
  Ended September 30, 1994 and 1993..................................................       F-44
Statements of Changes in Shareholders' Equity For the Six Months Ended March 31, 1995
  and For the Years Ended September 30, 1994 and 1993................................       F-45
Statements of Cash Flows For the Six Months Ended March 31, 1995 and For the Years
  Ended September 30, 1994 and 1993..................................................       F-46
Notes to Financial Statements........................................................       F-47

CITY SIGNAL, INC., TENNESSEE OPERATIONS
Report of Independent Public Accountants.............................................       F-51
Summary of Revenue and Direct Operating Expenses For the Years Ended December 31,
  1994 and 1993......................................................................       F-52
Notes to the Summary of Revenue and Direct Operating Expenses........................       F-53

------------------------

(1) See Notes 1 and 12 to the Audited Annual Consolidated Financial Statements.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                  (UNAUDITED)

    The following unaudited pro forma statement of operations for the year ended December 31, 1996 gives effect to the the acquisitions of the ITC Companies ("ITC"), a long distance reseller based in Salt Lake City, Utah, and Linkatel Pacific, L.P. ("Linkatel"), a competitive access service provider based in Los Angeles, California (collectively referred to as the "1996 Acquisitions") as if those transactions had occurred on January 1, 1996. The ITC acquisition closed in December 1996 and the Linkatel acquisition closed in February 1997. Both acquisitions will be accounted for using the purchase method of accounting. The unaudited pro forma statement of operations for the year ended December 31, 1995 gives effect to (i) the 1996 Acquisitions, (ii) the acquisition of Tel-West Central Services, Inc., now known as NEXTLINK Washington, L.L.C. ("NEXTLINK Washington"), which conducts NEXTLINK Communications, L.L.C.'s (the "Company") operations in Spokane, Washington and Sound Response Corporation, now known as NEXTLINK Interactive, L.L.C. ("NEXTLINK Interactive"), which conducts the Company's interactive voice response platform operations (collectively referred to as the "1995 Acquisitions") and (iii) a recapitalization of the Company and four of the Company's operating subsidiaries, as a result of which each of these subsidiaries was owned 99% by the Company and 1% by a corporation that is wholly owned by Mr. Craig O. McCaw (the "Recapitalization") as if those transactions had occurred on January 1, 1995.

    The unaudited pro forma balance sheet gives effect to the Linkatel acquisition and the conversion of the Company to a corporation as though such transactions had occurred on December 31, 1996.

    The pro forma financial statements have been prepared based on the historical financial statements of the Company as well as the historical financial statements of Linkatel, ITC, Tel-West Central Services, Inc. and Sound Response Corporation and certain estimates and assumptions set forth in the notes to the pro forma financial statements. This pro forma financial information is neither necessarily indicative of results that would have actually occurred had the transactions been consummated on the indicated dates nor is it necessarily indicative of future operating results or financial position.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                        PRO FORMA     PRO FORMA
                                                    HISTORICAL   LINKATEL      ITC     ADJUSTMENTS     RESULTS
                                                   ------------  ---------  ---------  ------------  -----------
Revenue..........................................  $     25,686  $     172  $  11,372   $     (953)(1)  $  36,277
Costs and Expenses:
  Operating......................................        25,094        695      7,181         (570)(1)     32,400
  Selling, general and administrative............        31,353      1,031      3,094         (240)(1)     35,238
  Deferred compensation..........................         9,914     --         --           --            9,914
  Depreciation and amortization..................        10,340      1,010        705         (155)(1)     14,966
                                                                                             3,066(2)
                                                   ------------  ---------  ---------  ------------  -----------
      Total costs and expenses...................        76,701      2,736     10,980        2,101       92,518
                                                   ------------  ---------  ---------  ------------  -----------
Income/(loss) from operations....................       (51,015)    (2,564)       392       (3,054)     (56,241)
Interest income..................................        10,446     --         --           (2,267)(3)      8,179
Interest expense.................................       (30,876)      (481)      (182)          28(1)    (31,030)
                                                                                               481(4)
                                                   ------------  ---------  ---------  ------------  -----------
Income (loss) before minority interests..........       (71,445)    (3,045)       210       (4,812)     (79,092)
Minority interests in loss of consolidated
 subsidiaries....................................           344     --         --           --              344
                                                   ------------  ---------  ---------  ------------  -----------
Net income (loss)................................  $    (71,101) $  (3,045) $     210   $   (4,812)   $ (78,748)
                                                   ------------  ---------  ---------  ------------  -----------
                                                   ------------  ---------  ---------  ------------  -----------

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(1) Reflects elimination of revenues and expenses of ITC after acquisition that are also included in the historical column.

(2) Reflects additional amortization of intangible assets resulting from allocation of a portion of the purchase prices of ITC and Linkatel to goodwill, customer base and other intangible assets.

(3) To reflect a reduction in interest income earned on investment of excess cash due to assumed payment of cash portion of purchase prices as of January 1, 1996.

(4) To reflect a reduction in Linkatel's interest expense due to assumed repayment of Linkatel's debt as of January 1, 1996.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                               1996          1995       PRO FORMA     PRO FORMA
                                              HISTORICAL   ACQUISITIONS  ACQUISITIONS  ADJUSTMENTS   RESULTS (1)
                                             ------------  ------------  ------------  ------------  -----------
Revenue....................................  $      7,552   $    9,492    $   12,773    $   (4,197)(2)  $  25,620
Costs and expenses:
  Operating................................         6,618        6,089         6,429        (2,629)(2)     16,507
  Selling, general and administrative......         9,563        3,471         4,592        (2,259)(2)     15,367
  Deferred compensation....................           375       --            --            --              375
  Depreciation and amortization............         3,458        1,286           436          (495)(2)      8,663
                                                                                               912(3)
                                                                                             3,066(4)
                                             ------------  ------------  ------------  ------------  -----------
Total costs and expenses...................        20,014       10,846        11,457        (1,405)      40,912
                                             ------------  ------------  ------------  ------------  -----------
Income/(loss) from operations..............       (12,462)      (1,354)        1,316        (2,792)     (15,292)
Interest income............................       --            --            --            --           --
Interest expense...........................          (499)        (287)          (45)           17(3)       (814)
                                             ------------  ------------  ------------  ------------  -----------
Income (loss) before minority interests....       (12,961)      (1,641)        1,271        (2,775)     (16,106)
Minority interests in loss of consolidated
 subsidiaries..............................           230            -           (13)         (103)(5)        114
                                             ------------  ------------  ------------  ------------  -----------
Net income (loss)..........................  $    (12,731)  $   (1,641)   $    1,258    $   (2,878)   $ (15,992)
                                             ------------  ------------  ------------  ------------  -----------
                                             ------------  ------------  ------------  ------------  -----------

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(1) The pro forma consolidated statement of operations data do not give effect to the Company's acquisition of certain fixed assets that are now being used by the Company in Ohio.

(2) Represents elimination of revenues and expenses of NEXTLINK Washington and NEXTLINK Interactive after acquisition that are also included in the historical column.

(3) Represents amortization of NEXTLINK Washington and NEXTLINK Interactive intangible assets, primarily goodwill.

(4) Reflects additional amortization of intangible assets resulting from allocation of a portion of the purchase prices of ITC and Linkatel to goodwill, customer base and other intangible assets.

(5) Represents the effect of the Recapitalization as if this transaction had occurred on January 1, 1995.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                        PRO FORMA     PRO FORMA
                                                               HISTORICAL   LINKATEL   ADJUSTMENTS     BALANCE
                                                               -----------  ---------  ------------  -----------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................  $    76,807  $     689   $  (30,130)(1)      41,811
                                                                                            (5,555)(2)
  Marketable securities......................................       47,713         --           --        47,713
  Accounts receivable, net...................................        7,008         22           --         7,030
  Other......................................................          607        222           --           829
  Pledged securities.........................................       39,770         --           --        39,770
                                                               -----------  ---------  ------------  -----------
    Total current assets.....................................      171,905        933      (35,685)      137,153

Pledged securities...........................................       61,668         --           --        61,668
Property and equipment, net..................................       97,784     14,166           --       111,950
Goodwill, net................................................       24,110         --       29,619(3)      53,729
Other intangible assets, net.................................       11,243        235           --        11,478
Other long-term assets, net..................................       23,973        292       (6,000)(1)      16,775
                                                                                            (1,490)(4)
                                                               -----------  ---------  ------------  -----------
    Total assets.............................................  $   390,683  $  15,626   $  (13,556)  $   392,753
                                                               -----------  ---------  ------------  -----------
                                                               -----------  ---------  ------------  -----------

          LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft.............................................  $        --  $      --   $       --   $        --
  Accounts payable...........................................       18,622        621           --        19,243
  Accrued expenses...........................................        4,112      1,312           --         5,424
  Accrued interest payable...................................        9,250         --           --         9,250
  Notes payable..............................................           --      5,555       (5,555)(2)          --
  Current portion of capital lease obligations...............        1,194         --           --         1,194
  Payable to affiliate.......................................        1,500      1,490       (1,490)(4)       1,500
                                                               -----------  ---------  ------------  -----------
    Total current liabilities................................       34,678      8,978       (7,045)       36,611
Long-term liabilities:
  Long-term debt.............................................      350,000         --           --       350,000
  Capital lease obligations..................................        6,262         --           --         6,262
  Other......................................................       13,139        137           --        13,276
                                                               -----------  ---------  ------------  -----------
    Total current liabilities................................      404,079      9,115       (7,045)      406,149
Minority interests...........................................          308         --           --           308
Equity units subject to redemption...........................        4,950         --           --         4,950
Members' equity (deficit)....................................      (18,654)     6,511       (6,511)(5)     (18,654)
                                                               -----------  ---------  ------------  -----------
    Total liabilities and members' equity (deficit)..........  $   390,683  $  15,626   $  (18,654)  $   392,753
                                                               -----------  ---------  ------------  -----------
                                                               -----------  ---------  ------------  -----------

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Represents payment of the cash portion of the purchase price in the Linkatel transaction, including $6,000 that had been deposited in escrow pending closing of the transaction.

(2) Represents repayment of Linkatel debt.

(3) Represents allocation to goodwill of the excess of the purchase price over the net assets acquired in the Linkatel transaction. The goodwill will have a 20 year life.

(4) Represents elimination of advances to Linkatel prior to the closing of the transaction.

(5) Represents elimination of net assets acquired in Linkatel transaction.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Members of NEXTLINK Communications, L.L.C.:

    We have audited the accompanying consolidated balance sheets of NEXTLINK Communications, L.L.C. (a Washington limited liability company) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in members' equity (deficit) and cash flows for the years then ended and the period from inception (September 16, 1994) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NEXTLINK Communications, L.L.C. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended and the period from inception (September 16, 1994) to December 31, 1994 in conformity with generally accepted accounting principles.

                                              ARTHUR ANDERSEN LLP

Seattle, Washington
February 10, 1997

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                              1996        1995
                                                                                           -----------  ---------
                                                     ASSETS
Current assets:
  Cash and cash equivalents..............................................................  $    76,807  $   1,350
  Marketable securities..................................................................       47,713     --
  Accounts receivable, net...............................................................        7,008      3,563
  Other..................................................................................          607        746
  Pledged securities.....................................................................       39,770     --
                                                                                           -----------  ---------
      Total current assets...............................................................      171,905      5,659
Pledged securities.......................................................................       61,668     --
Property and equipment, net..............................................................       97,784     29,664
Goodwill, net............................................................................       24,110     12,137
Other intangible assets, net.............................................................       11,243      5,751
Other long-term assets, net..............................................................       23,973        250
                                                                                           -----------  ---------
      Total assets.......................................................................  $   390,683  $  53,461
                                                                                           -----------  ---------
                                                                                           -----------  ---------
                                    LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft.........................................................................  $   --       $   1,373
  Accounts payable.......................................................................       18,622      4,315
  Accrued expenses.......................................................................        4,112      1,266
  Accrued interest payable...............................................................        9,250     --
  Current portion of capital lease obligations...........................................        1,194     --
  Payable to affiliates..................................................................        1,500      4,937
                                                                                           -----------  ---------
      Total current liabilities..........................................................       34,678     11,891
Long-term liabilities:
  Long-term debt.........................................................................      350,000     --
  Capital lease obligations..............................................................        6,262     --
  Other..................................................................................       13,139      1,965
                                                                                           -----------  ---------
      Total liabilities..................................................................      404,079     13,856
Commitments and contingencies
Minority interests.......................................................................          308      2,886
Equity units subject to redemption (900,000 units outstanding as of December 31, 1996)...        4,950     --
Members' equity (deficit) (63,793,820 and 49,798,659 units outstanding as of December 31,
  1996 and 1995, respectively)...........................................................      (18,654)    36,719
                                                                                           -----------  ---------
      Total liabilities and members' equity (deficit)....................................  $   390,683  $  53,461
                                                                                           -----------  ---------
                                                                                           -----------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

       FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND FROM INCEPTION
                   (SEPTEMBER 16, 1994) TO DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                                                                     1996        1995       1994
                                                                                  ----------  ----------  ---------
Revenue.........................................................................  $   25,686  $    7,552  $  --
Costs and expenses:
  Operating.....................................................................      25,094       6,618        106
  Selling, general and administrative...........................................      31,353       9,563        232
  Deferred compensation.........................................................       9,914         375     --
  Depreciation..................................................................       6,640       1,125          7
  Amortization of intangible assets.............................................       3,700       2,333          7
                                                                                  ----------  ----------  ---------
      Total costs and expenses..................................................      76,701      20,014        352
                                                                                  ----------  ----------  ---------
Loss from operations............................................................     (51,015)    (12,462)      (352)
Interest income.................................................................      10,446      --         --
Interest expense................................................................     (30,876)       (499)    --
                                                                                  ----------  ----------  ---------
Loss before minority interests..................................................     (71,445)    (12,961)      (352)
Minority interests in loss of consolidated subsidiaries.........................         344         230          3
                                                                                  ----------  ----------  ---------
Net loss........................................................................  $  (71,101) $  (12,731) $    (349)
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

       FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND FROM INCEPTION
                   (SEPTEMBER 16, 1994) TO DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                                                                            UNITS        AMOUNT
                                                                                        -------------  ----------
BALANCE, INCEPTION (SEPTEMBER 16, 1994)...............................................       --        $   --
  Contributed capital.................................................................      1,021,305       1,021
  Net loss............................................................................       --              (349)
                                                                                        -------------  ----------

BALANCE, DECEMBER 31, 1994............................................................      1,021,305         672
  Contributed capital.................................................................     44,365,413      44,366
  Issuance of units for NEXTLINK Interactive acquisition..............................      4,411,941       4,412
  Net loss............................................................................       --           (12,731)
                                                                                        -------------  ----------

BALANCE, DECEMBER 31, 1995............................................................     49,798,659      36,719
  Contributed capital.................................................................      9,502,021       9,502
  Issuance of units for NEXTLINK Ohio acquisition.....................................        651,933         652
  Impact of recapitalization and merger of affiliates.................................      3,841,207       5,574
  Net loss............................................................................       --           (71,101)
                                                                                        -------------  ----------

BALANCE, DECEMBER 31, 1996............................................................     63,793,820  $  (18,654)
                                                                                        -------------  ----------
                                                                                        -------------  ----------

 The accompanying notes are an integral part of these consolidated statements.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

       FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND FROM INCEPTION
                   (SEPTEMBER 16, 1994) TO DECEMBER 31, 1994

                             (DOLLARS IN THOUSANDS)

                                                                                     1996        1995       1994
                                                                                  ----------  ----------  ---------
OPERATING ACTIVITIES:
Net loss........................................................................  $  (71,101) $  (12,731) $    (349)
Adjustments to reconcile net loss to net cash used in operating activities:
    Deferred compensation expense...............................................       9,914         375     --
    Equity in loss of affiliates................................................       1,100      --         --
    Depreciation and amortization...............................................      10,340       3,458         14
    Minority interest in loss of consolidated subsidiaries......................        (344)       (230)        (3)
Changes in assets and liabilities, net of effects from acquisitions:
    Accounts receivable.........................................................      (1,659)     (2,529)    --
    Other current assets........................................................         (42)       (638)    --
    Other long-term assets......................................................      (1,430)       (500)       (79)
    Accounts payable............................................................         993       2,163     --
    Accrued expenses............................................................       2,416       1,452         21
    Accrued interest payable....................................................       9,250      --         --
                                                                                  ----------  ----------  ---------
        Total adjustments.......................................................      30,538       3,551        (47)
                                                                                  ----------  ----------  ---------
Net cash used in operating activities...........................................     (40,563)     (9,180)      (396)
INVESTING ACTIVITIES:
    Purchase of property and equipment..........................................     (51,920)    (17,778)      (140)
    Net assets acquired in business and asset acquisitions......................     (15,169)    (17,639)      (460)
    Cash placed into escrow for business acquisition............................      (6,000)     --         --
    Investments in unconsolidated affiliates....................................      (4,953)     --         --
    Purchase of pledged securities..............................................    (117,688)     --         --
    Maturity of pledged securities..............................................      16,431      --         --
    Purchase of marketable securities,net.......................................     (47,713)     --         --
                                                                                  ----------  ----------  ---------
Net cash used in investing activities...........................................    (227,012)    (35,417)      (600)
FINANCING ACTIVITIES:
    Proceeds from issuance of senior notes......................................     350,000      --         --
    Capital contributions.......................................................       9,935      37,091      1,021
    Proceeds from payable to affiliates.........................................      28,766       7,458     --
    Repayment of payables to affiliates.........................................     (33,703)     --         --
    Bank overdraft..............................................................      (1,373)      1,373     --
    Costs incurred in connection with financing.................................      (9,822)     --         --
    Repayment of capital lease obligations......................................        (771)     --         --
                                                                                  ----------  ----------  ---------
Net cash provided by financing activities.......................................     343,032      45,922      1,021
                                                                                  ----------  ----------  ---------
Net increase in cash and cash equivalents.......................................      75,457       1,325         25
Cash and cash equivalents, beginning of period..................................       1,350          25     --
                                                                                  ----------  ----------  ---------
Cash and cash equivalents, end of period........................................  $   76,807  $    1,350  $      25
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
    Cash paid for interest, net of amount capitalized...........................  $   20,912  $       16  $  --
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

       FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND FROM INCEPTION
                   (SEPTEMBER 16, 1994) TO DECEMBER 31, 1994

                             (DOLLARS IN THOUSANDS)

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  (DOLLARS IN THOUSANDS)

Noncash investing and financing activities:

    During 1996 and 1995, the Company completed various acquisitions of businesses and assets (see Note 3). In connection with these acquisitions, the Company issued equity units and assumed liabilities as follows:

                                                                                               1996       1995
                                                                                             ---------  ---------
Fair value of tangible assets acquired.....................................................  $  12,579  $  11,500
Liabilities assumed........................................................................     (8,228)    (3,554)
Fair value of intangible assets acquired...................................................     16,420     19,335
                                                                                             ---------  ---------
                                                                                             $  20,771  $  27,281
                                                                                             ---------  ---------
                                                                                             ---------  ---------

Cash paid for assets.......................................................................  $  15,169  $  17,022
Deferred purchase consideration............................................................     --          3,000
Equity units issued:
  Company units issued (1).................................................................      5,602      4,412
  Subsidiary units and options issued......................................................     --          2,847
                                                                                             ---------  ---------
                                                                                             $  20,771  $  27,281
                                                                                             ---------  ---------
                                                                                             ---------  ---------

------------------------

(1) Company units issued in 1996 includes 900,000 Class A Units valued at $4,950 which are subject to redemption (see Note 3).

    During 1996, the Company acquired $1,377 in property and equipment under capital lease obligations, exclusive of property and equipment under capital lease obligations which were acquired in acquisitions.

    In January 1996, the Company recognized additional members' equity and goodwill of $5,574 and $2,907, respectively, and a reduction in minority interests of $2,667 relating to a recapitalization and merger of companies holding minority equity interests in certain subsidiaries of the Company, which exchanged these interests for Class A units of the Company.

    In December 1995, the Company issued 7,273,918 Class A Units to an affiliate in satisfaction of a payable of $7,274.

 The accompanying notes are an integral part of these consolidated statements.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ORGANIZATION:

    The consolidated financial statements include the accounts of NEXTLINK Communications, L.L.C., a Washington limited liability company, and its majority-owned subsidiaries (the Company). The Company, through predecessor entities, was formed on September 16, 1994 and, through its subsidiaries, provides competitive local telecommunications services in selected markets in the United States. The Company is a majority-owned subsidiary of Eagle River Investments, L.L.C. (Eagle River).

    Prior to January 31, 1997, the Company was organized and operated under a limited liability company agreement. The agreement provided, among other things, for specific allocation of net profits and losses to each member, allocations and distributions to members, and a preferred return to members on their respective contributions invested in the Company, as well as a return of their respective investments in the Company. On January 31, 1997, NEXTLINK Communications, L.L.C. merged with and into NEXTLINK Communications, Inc., a Washington corporation (the Incorporation). See Note 12 for further discussion. Unless otherwise indicated all information presented herein is presented for periods prior to the Incorporation, and therefore relate to the time that the Company was a limited liability company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION

    The Company's consolidated financial statements include 100% of the assets, liabilities and results of operations of subsidiaries in which the Company has a controlling interest of greater than 50%. The ownership interests of the other members or partners are reflected as minority interests. The Company's investments in entities in which it has voting interests of at least 20% but not more than 50% are accounted for using the equity method and investments in entities in which it has voting interests of not more than 20% are accounted for using the cost method. All significant intercompany accounts and transactions have been eliminated.

    REVENUE RECOGNITION

    The Company recognizes revenue on telecommunications and enhanced communications services in the period that service is provided.

    CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with original maturities of three months or less at the time of purchase.

    MARKETABLE SECURITIES

    Marketable securities consist of U.S. government securities and commercial paper with original maturities beyond three months, but less than 12 months. Marketable securities are stated at cost, adjusted for discount accretion and premium amortization. The securities in the Company's portfolio are classified as "held to maturity," as management has the intent and ability to hold those securities to maturity. The fair value of the Company's marketable securities approximates the carrying value.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PLEDGED SECURITIES

    In connection with the sale of Senior Notes (see Note 6), a portion of the net proceeds were utilized to purchase a portfolio consisting of U.S. government securities, which mature at dates sufficient to provide for payment in full of interest on the Senior Notes through April 15, 1999. The pledged securities are stated at cost, adjusted for premium amortization and accrued interest. The fair value of the pledged securities approximates the carrying value.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Direct costs of construction are capitalized, including $853,000 of interest costs related to construction during 1996. There were no interest costs capitalized prior to 1996. Depreciation is computed using the straight-line method over estimated useful lives beginning in the month an asset is put into service.

    Estimated useful lives of property and equipment are as follows:

Telecommunications switching and other equipment...  5-10 years
Fiber optic network................................  15-20 years
Office equipment, furniture and other..............  3-5 years
Leasehold improvements.............................  the lesser of the estimated useful lives
                                                     or
                                                     the terms of the
                                                     leases

    INTANGIBLE ASSETS

    Intangible assets primarily represent costs allocated in acquisitions to customer bases and contracts, software and related intellectual property and goodwill. Intangible assets are amortized using the straight-line method over the estimated useful lives of the assets as follows:

Customer contracts....................................  term of the contracts
Customer bases........................................  5 years
Software and related intellectual property............  5 years
Goodwill..............................................  15-20 years

    LONG-LIVED ASSETS

    The Company periodically reviews the carrying value of its long-lived assets, including property, equipment and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES

    The Company has been organized and operated under a limited liability company agreement structured in a manner that is intended to result in the classification of the Company as a partnership for federal income tax purposes. Accordingly, no provision for income taxes has been made. See Note 12 for discussion regarding the effect of the Incorporation.

    CONCENTRATION OF CREDIT RISK

    The Company is exposed to concentration of credit risk principally from accounts receivable. The Company had one customer whose revenue represented approximately 23% of the Company's 1996 revenue and three customers whose revenue each represented approximately 12-14% of the Company's 1995 revenue.

    ESTIMATES USED IN FINANCIAL STATEMENT PRESENTATION

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior period amounts in order to conform to the current presentation.

3. ACQUISITIONS:

    In December 1996, the Company acquired ITC, a switched-based long-distance reseller based in Salt Lake City, Utah. ITC has approximately 9,000 long-distance customers in Utah, Colorado, Arizona, New Mexico and Idaho. Consideration for the acquisition of ITC consisted of a cash payment of $4.0 million, of which $2.6 million was placed into escrow to be paid during 1998, plus the issuance of 900,000 Class A Units of the Company. The Company has granted the seller an option requiring the Company to repurchase the units at $11.50 per unit beginning three years from the date of the closing of the acquisition in the event that the Company has not completed a public offering of its equity securities prior to that time. The Company has valued the units, including the put option, at $4,950,000, or $5.50 per unit.

    In January 1996, the Company acquired certain assets of FoneNet, Inc. and U.S. Network, Inc. through NEXTLINK Ohio, L.L.C. NEXTLINK Ohio, L.L.C. is currently constructing fiber optic telecommunications systems for the Ohio region. Consideration for the purchase consisted of a cash payment of $9.6 million, the issuance of 651,933 Class A Units of the Company, valued at $651,933, plus the assumption of capital lease obligations of $6.1 million.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

3. ACQUISITIONS: (CONTINUED)
    In September 1995, the Company acquired certain assets of Sound Response Corporation and immediately contributed the assets to NEXTLINK Interactive, L.L.C. NEXTLINK Interactive, L.L.C. provides interactive voice response and debit card services. The total cost of the acquisition was approximately $12.2 million. Included in the cost of the acquisition are 4,411,941 Class A Units of the Company valued at $4,411,941 and $3.0 million of deferred purchase consideration payable to BWP, Inc. (formerly known as Sound Response Corporation) of which $1.5 million was paid during 1996 and $1.5 is payable during 1997.

    In May 1995, the Company acquired certain assets of City Signal, Inc. and Teledial America, Inc. relating to the Magic Number service, through NEXTLINK Solutions, L.L.C. These assets are used by NEXTLINK Solutions, L.L.C. to offer a virtual communications center for mobile professionals and workgroups. The total cost of the acquisition was approximately $617,000.

    In April 1995, the Company acquired the telecommunications business of Tel-West Central Services, Inc., a local exchange service reseller in Spokane, Washington, through acquisition of the ownership units of NEXTLINK Washington, L.L.C. The total cost of the acquisition was approximately $1.2 million.

    In January 1995, the Company acquired certain assets of City Signal, Inc. (which is also known as U.S. Signal) through NEXTLINK Tennessee, L.L.C, primarily consisting of an existing fiber optic telecommunications network in Memphis and another network then under development in Nashville. NEXTLINK Tennessee, L.L.C. is expanding the networks and is currently providing switched local and long-distance telecommunications services in these markets. The total cost of the acquisition was approximately $17.5 million. Included in the cost of the acquisition were 2,847,444 Class A Units and related options of NEXTLINK Tennessee, L.L.C. valued at $2,847,444.

    In September 1994, the Company acquired certain assets of Penns Light Communications, Inc. through NEXTLINK Pennsylvania, L.P. The total cost of the acquisition was approximately $460,000.

    The above described acquisitions have been accounted for as purchases and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of the acquisition, and the results of operations have been included in the accompanying consolidated financial statements since the dates of acquisition. The total purchase price in excess of the fair market value of the net assets acquired was recorded as goodwill. See
Note 10 for a discussion of valuation of Class A Units.

    The following unaudited pro forma information presents the results of the Company as if the above described acquisitions plus the Linkatel acquisition (see Note 12) had occurred as of the beginning of 1995. These results include certain adjustments consistent with the Company's accounting policies. These results are not necessarily indicative of the results that actually would have been attained if the acquisitions had been in effect at the beginning of 1995 or which may be attained in the future.

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1996        1995
                                                                       ----------  ----------

                                                                           (UNAUDITED, IN
                                                                             THOUSANDS)
Revenue..............................................................  $   36,105  $   25,620
Net loss.............................................................  $  (67,616) $  (15,992)

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

4. PROPERTY AND EQUIPMENT:

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1996       1995
                                                                                             ---------  ---------

                                                                                                (IN THOUSANDS)
Telecommunications networks................................................................  $  66,762  $  15,358
Office equipment, leasehold improvements, furniture and other..............................     18,097      3,710
                                                                                             ---------  ---------
                                                                                                84,859     19,068
Less accumulated depreciation..............................................................     (8,369)    (1,125)
                                                                                             ---------  ---------
                                                                                                76,490     17,943
Network construction in progress...........................................................     21,294     11,721
                                                                                             ---------  ---------
                                                                                             $  97,784  $  29,664
                                                                                             ---------  ---------
                                                                                             ---------  ---------

5. OTHER LONG-TERM ASSETS:

                                                                                                    DECEMBER 31,
                                                                                                --------------------
                                                                                                  1996       1995
                                                                                                ---------  ---------

                                                                                                   (IN THOUSANDS)
Financing costs...............................................................................  $   9,822  $  --
Cash held in escrow for acquisitions..........................................................      8,682     --
Equity investments............................................................................      3,853     --
Advances to business to be acquired...........................................................      1,490     --
Other noncurrent assets.......................................................................        854        250
                                                                                                ---------  ---------
                                                                                                   24,701        250
Less accumulated amortization.................................................................       (728)    --
                                                                                                ---------  ---------
                                                                                                $  23,973  $     250
                                                                                                ---------  ---------
                                                                                                ---------  ---------

    The Company's equity investments include (i) a 40% investment in Telecommunications of Nevada, L.L.C., which operates a fiber optic telecommunications network serving the Las Vegas market and (ii) a $3.2 million investment in convertible preferred stock of Intermind Corporation, representing a 13.6% voting interest. Intermind markets an interactive communications tool for the World Wide Web and intranet applications.

6. LONG-TERM DEBT:

    On April 25, 1996, the Company completed the issuance and sale of $350.0 million in principal amount of 12.5% Senior Notes due April 15, 2006. The Company used $117.7 million of the gross proceeds to purchase U.S. government securities, representing funds sufficient to provide for payment in full of interest on the Senior Notes through April 15, 1999 and used an additional $32.2 million to repay the advances and accrued interest from Eagle River. In addition, the Company incurred costs of $9.8 million in connection with the financing (including underwriter discounts and commissions). Interest payments on the Senior Notes are due semi-annually. As of December 31, 1996, the fair value of long-term debt approximated carrying value.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

6. LONG-TERM DEBT: (CONTINUED)
    The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2001 at the following prices (expressed in percentages of the principal amount thereof at stated maturity) if redeemed during the 12-month period beginning April 15 of the years indicated below, in each case together with interest accrued to the redemption date:

YEAR                                                                                   PERCENTAGE
-------------------------------------------------------------------------------------  -----------
2001.................................................................................     106.250%
2002.................................................................................     104.167%
2003.................................................................................     102.083%
2004 and thereafter..................................................................     100.000%

    The indenture pursuant to which the Senior Notes are issued contains certain covenants that, among other things, limits the ability of the Company and its subsidiaries to incur additional indebtedness, issue stock in subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company and its subsidiaries, and enter into certain mergers and consolidations.

    In the event of a change in control of the Company as defined in the indenture, holders of the Senior Notes will have the right to require the Company to purchase their Senior Notes, in whole or in part, at a price equal to 101% of the stated principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. The Senior Notes are senior unsecured obligations of the Company, and are subordinated to all current and future indebtedness of the Company's subsidiaries, including trade payables.

7. RELATED PARTY TRANSACTIONS:

    During 1995, Eagle River loaned the Company $7.3 million at an interest rate of prime plus 2%. On December 1, 1995, the note payable and accrued interest were converted to equity.

    Included in payable to affiliates is $1.5 million payable to a Company member in conjunction with the Sound Response Corporation acquisition. The amount is due September 1, 1997.

    The Company incurred expenses provided by an affiliate and minority member for administrative services as a result of a temporary agreement related to certain acquisitions. The Company recorded expenses in connection with fees to this affiliate of approximately $1.5 million in 1995.

8. COMMITMENTS AND CONTINGENCIES:

    Capitalized leases consist of leases of telecommunications equipment and fiber optic networks. The Company is also leasing premises under various operating leases which, in addition to rental payments, require payments for insurance, maintenance, property taxes and other executory costs related to the leases. The lease agreements have various expiration dates and renewal options through 2015.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

8. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Future minimum payments required under the capital leases and operating leases and agreements that have an initial or remaining noncancelable lease term in excess of one year at December 31, 1996 are summarized below:

                                                                         CAPITAL    OPERATING
YEARS ENDING DECEMBER 31,                                                LEASES      LEASES
----------------------------------------------------------------------  ---------  -----------
                                                                            (IN THOUSANDS)
1997                                                                    $   2,322   $   2,562
1998                                                                        2,310       2,568
1999                                                                        2,213       2,537
2000                                                                        1,921       2,338
2001                                                                          285       1,971
Thereafter............................................................      1,376       8,051
                                                                        ---------
Total minimum lease payments..........................................     10,427
Amounts representing interest.........................................     (2,971)
                                                                        ---------
Present value of future minimum lease payments........................      7,456
Less amounts due in one year..........................................     (1,194)
                                                                        ---------
                                                                        $   6,262
                                                                        ---------
                                                                        ---------

    Total rent expense amounted to $2,248,000, $579,000 and $18,000 in 1996, 1995 and 1994, respectively.

    The Company is obligated under a supply agreement with a telecommunications equipment vendor to purchase a certain dollar volume of equipment over the next four years in order to obtain special pricing. If the Company is unable to meet the required purchase commitment, the Company will be obligated to pay additional amounts for previous purchases.

9. EMPLOYEE BENEFIT PLAN:

    The Company offers a 401(k) Plan to eligible employees as part of a 401(k) Plan administered by an affiliate and Company member. All employees who have worked at least 1,000 hours and have attained the age of 21 are eligible to participate in the plan. Company contributions to the plan totaled $357,000 and $50,000 in 1996 and 1995, respectively.

10. MEMBERS' EQUITY:

    MEMBERSHIP UNITS

    The Company's limited liability company agreement provides for both Class A and Class B membership interests in the Company. Class A Unit holders are entitled to a preferred return on their investment in the Company plus a return of their capital upon the dissolution of the Company. Class B Units are granted in connection with the Company's Amended and Restated Equity Option Plan (EOP). Although Class B Units, when exercised, will constitute an ownership interest in the Company, the interest is limited to the appreciation in the value of the Company, that is the distributable profits interest,

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

10. MEMBERS' EQUITY: (CONTINUED)
if any, of the Company. On January 31, 1997, the Company merged with and into NEXTLINK Communications, Inc. (see Note 12).

    The valuation of membership units is determined by the EOP Administrative Committee. The value of Class A Units as of December 31, 1995 and 1996 was determined to be approximately $1.45 and $4.36, respectively, and the appreciation interest per unit for Class B Units was approximately $0.44 and $3.50 as of the same dates.

    RECAPITALIZATION

    Effective January 1, 1996, the Company merged four of its five operating subsidiaries with newly formed entities owned by the Company (the Recapitalization). As a result of these mergers, the entities and individuals holding minority interests in the subsidiaries exchanged these interests for 3,841,207 Class A Units of the Company (representing an approximate 5.9% ownership interest in the Company) which were valued at approximately $5.6 million. NEXTLINK Washington, L.L.C. did not participate in the merger. The transaction has been accounted for as a purchase of minority interests. Accordingly, the $2.9 million excess of the purchase price over the book value of the interests acquired was recorded as goodwill.

    In addition to the exchange of equity interests, the Company exchanged options to acquire equity interests in the subsidiaries for options to acquire Class B Units in the Company. In connection with this transaction, the Company issued 1,953,656 options with exercise prices of $0.01 and four-year vesting schedules. These options had substantially the same economic values and vesting schedules as the subsidiary options which were exchanged. These options are included in the summary of information regarding the EOP that follows.

    EQUITY OPTION PLANS

    The Company and certain of its subsidiaries provided for grants of equity option interests (EO Interests) during 1994 and 1995. The various option grants, including those granted pursuant to the Recapitalization, are considered compensatory and are accounted for similar to stock appreciation rights. The Company recognizes compensation expense over the vesting period based on the excess of the fair value of the Class B Units, as determined by the Administrative Committee, over the exercise price of the option and such expense is periodically adjusted for changes in the fair value of the Class B units.

    Effective January 1, 1996, the various option plans mentioned above were replaced by the EOP. The EOP provides for the grant of EO Interests in the Company. Options generally expire 15 years from the date of grant and vest 25% at the end of each of the next four years. Previously granted options continue to vest under their previous schedule which, in most cases, vested 20% at employment and 20% at the end of each subsequent year.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

10. MEMBERS' EQUITY: (CONTINUED)
    Information regarding the Company's EOP is summarized below:

                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                                    NUMBER        EXERCISE
                                                                   OF UNITS        PRICES
                                                                  -----------  --------------
Balance, inception (September 16, 1994).........................
  Granted.......................................................      898,996  $         0.01
                                                                  -----------
Balance, December 31, 1994......................................      898,996  $         0.01
  Granted.......................................................    1,135,176  $         0.01
  Granted pursuant to the Recapitalization......................    1,953,656  $         0.01
  Canceled......................................................     (375,000) $         0.01
                                                                  -----------
Balance, December 31, 1995......................................    3,612,828  $         0.01
  Granted.......................................................    1,031,002  $         0.85
  Canceled......................................................     (101,608) $         0.01
                                                                  -----------
Balance, December 31, 1996......................................    4,542,222  $         0.20
                                                                  -----------  --------------
                                                                  -----------  --------------

    Of the options outstanding at December 31, 1996, there were 4,383,722 with exercise prices ranging from $0.01 to $0.44 and 158,500 with an exercise price of $3.50.

    As of December 31, 1996, 1995 and 1994, there were 1,551,782, 805,864 and
59,149 options vested, respectively. For the same periods, the weighted average exercise for these vested options were $0.02, $0.01 and $0.01, respectively. The Company recorded $9,914,000 and $375,000 of deferred compensation expense related to the EOP during 1996 and 1995, respectively. Such deferred compensation is included in other long-term liabilities.

    On January 31, 1997, in conjunction with the Incorporation, the Company established a new stock option plan. All options previously outstanding will be regranted under the new plan with terms and conditions substantially the same as under the previous plan except that option holders will no longer have the option to require the Company to repurchase units for cash upon exercise of such units, nor will the Company have the option to repurchase exercised units for cash.

11. QUARTERLY SUMMARY OF OPERATIONS (UNAUDITED):

    The financial information presented below reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the results for the interim periods.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

11. QUARTERLY SUMMARY OF OPERATIONS (UNAUDITED): (CONTINUED)
    Summarized quarterly financial data for 1996 and 1995 is as follows (unaudited, in thousands):

                                                                   1996
                                               ---------------------------------------------
                                                  1ST        2ND         3RD         4TH
                                               ---------  ----------  ----------  ----------
Revenue......................................  $   5,370  $    6,671  $    6,919  $    6,726
Cost and expenses............................     12,041      15,415      23,050      26,195
                                               ---------  ----------  ----------  ----------
Loss from operations.........................     (6,671)     (8,744)    (16,131)    (19,469)
Other income (expense), net..................       (445)     (4,973)     (7,371)     (7,297)
                                               ---------  ----------  ----------  ----------
Net loss.....................................  $  (7,116) $  (13,717) $  (23,502) $  (26,766)
                                               ---------  ----------  ----------  ----------
                                               ---------  ----------  ----------  ----------


                                                                   1995
                                               ---------------------------------------------
                                                  1ST        2ND         3RD         4TH
                                               ---------  ----------  ----------  ----------
Revenue......................................  $     399  $    1,000  $    2,825  $    3,328
Cost and expenses............................      2,003       3,289       5,271       9,451
                                               ---------  ----------  ----------  ----------
Loss from operations.........................     (1,604)     (2,289)     (2,446)     (6,123)
Other income, net............................         43          36         (95)       (253)
                                               ---------  ----------  ----------  ----------
Net loss.....................................  $  (1,561) $   (2,253) $   (2,541) $   (6,376)
                                               ---------  ----------  ----------  ----------
                                               ---------  ----------  ----------  ----------

12. SUBSEQUENT EVENTS:

    INCORPORATION

    On January 31, 1997, the Company was merged into NEXTLINK Communications, Inc. (Communications), a Washington corporation in a tax-free transaction. In the merger, the Company's Class A membership interests were converted into shares of Class B common stock of Communications, and options to purchase Class B membership interests were converted into options to purchase shares of Class A common stock of Communications. Communications Class A common stock and Class B common stock will be identical in dividend and liquidation rights, and will vote together as a single class on all matters, except as otherwise required by applicable law, with the Class A shareholders entitled to cast one vote per share, and the Class B shareholders entitled to cast 10 votes per share. In calculating the number of shares of Communications common stock that each of the Company's Class A members received in the merger, the Company applied a formula that reflected each members' revalued capital account balance as of January 31, 1997. Class B membership options were converted on a one to one basis. After the incorporation, Communications had 100,000,000 and 83,123,084 shares of Class B common stock authorized and outstanding, respectively and 250,000,000 and 0 shares of Class A common stock authorized and outstanding, respectively with options to purchase 4,668,912 shares of Class A common stock outstanding. Communications also has 25,000,000 shares of Preferred Shares authorized, 5,700,000 are outstanding. See below under "Financing." The amount of Class B common stock outstanding excludes 3,571,364 shares of Class B common stock issuable upon exercise of an option granted to Mr. James F. Voelker, the Company's President.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

12. SUBSEQUENT EVENTS: (CONTINUED)
    The conversion of the Company to a taxable corporation will result in the Company recording fully reserved net deferred tax assets. Major items giving rise to deferred tax assets include deferred compensation and certain operating expenses capitalized for tax purposes. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realization of the net deferred tax assets. Accordingly, a valuation allowance will be provided for the net deferred tax assets of the Company.

    FINANCING

    On January 31, 1997, the Company completed the sale of 5.7 million units consisting of (i) 14% senior exchangeable redeemable preferred shares (Preferred Shares), liquidation preference $50 per share, and (ii) contingent warrants to acquire in the aggregate 5% of each class of outstanding junior shares (as defined) of the Company on a fully diluted basis as of February 1, 1998, which resulted in gross proceeds to the Company of $285 million and proceeds net of underwriting discounts, advisory fees and expenses of $274 million. Dividends on the Preferred Shares will accrue from January 31, 1997 and will be payable quarterly commencing on May 1, 1997 at an annual rate of 14% of the liquidation preference thereof. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to February 1, 2002 either in cash or by issuing additional Preferred Shares with an aggregate liquidation preference equal to the amount of such dividends. The Company is required to redeem all of the Preferred Shares outstanding on February 1, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption.

    Subject to certain conditions, the Preferred Shares are exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date, for the 14% senior subordinated notes (Senior Subordinated Notes) due February 1, 2009 of the Company. All terms and conditions of the Senior Subordinated Notes would be substantially the same as those of the Preferred Shares.

    The contingent warrants are only exercisable on any business day after February 1, 1998 if a Qualifying Event has not occurred on or prior to February 1, 1998. A Qualifying Event means a public equity offering (as defined) or one or more strategic equity investments (as defined) which in either case results in aggregate net proceeds to the Company of not less than $75 million.

    In the event of a change in control of the Company, the Company will be required to offer to purchase all of the then outstanding Preferred Shares at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption.

    ACQUISITION

    On February 4, 1997, the Company completed the acquisition of substantially all of the assets of Linkatel Pacific, L.P. (Linkatel), a Los Angeles-based competitive access telecommunications provider. At the time of acquisition, Linkatel operated an 80 mile fiber optic telecommunications network covering several markets in the Orange and Los Angeles county areas. The acquired assets consist primarily of fiber optic network equipment and rights-of-way. The Company plans to expand the network and add switching facilities in order to provide local dial tone services during 1997. The total purchase price of $42.5 million consisted of a cash payment of $36.1 million, the repayment of debt of $5.6 million and the assumption of net liabilities of $0.8 million.

                NEXTLINK COMMUNICATIONS, L.L.C. AND SUBSIDIARIES

                               DECEMBER 31, 1996

12. SUBSEQUENT EVENTS: (CONTINUED)
    The assets acquired and consideration given were as follows (in thousands):

Fair value of tangible assets and liabilities acquired............  $  12,003
Fair value of intangible assets acquired..........................     29,682
                                                                    ---------
                                                                    $  41,685
                                                                    ---------
                                                                    ---------

Cash paid for assets, including repayment of debt.................  $  41,685
                                                                    ---------
                                                                    ---------

                                  [LETTERHEAD]

INDEPENDENT AUDITORS' REPORT

To the Partners of Linkatel Pacific, L.P.:

    We have audited the accompanying balance sheets of Linkatel Pacific, L.P. (the Partnership), a California limited partnership and a development stage entity, as of December 31, 1996 and 1995, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1996, 1995 and 1994 and the cumulative period from July 21, 1993 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 and the cumulative period from July 21, 1993 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.

    On February 4, 1997, substantially all of the Partnership's assets were acquired by and liabilities assumed by an unrelated third party (Note 7), including obligations under the long-term loan agreement.

          [LOGO]

January 24, 1997, except for Note 7,
 as to which the date is
 February 4, 1997

  [LOGO]

                             LINKATEL PACIFIC, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                          (A DEVELOPMENT STAGE ENTITY)

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1995

                                                                                               1996       1995
                                                                                             ---------  ---------
                                                                                                (IN THOUSANDS)

                                          ASSETS
CURRENT ASSETS:
Cash and cash equivalents, including restricted cash of $500 (1996 and 1995) (Note 4)......  $     689  $   3,771
Accounts receivable........................................................................         22         14
Other current assets.......................................................................        222         99
                                                                                             ---------  ---------
    Total current assets...................................................................        933      3,884
NETWORK PLANT AND EQUIPMENT (Notes 4 and 5):
Plant......................................................................................      9,104      6,908
Telecommunications equipment...............................................................      2,339      2,061
Other equipment............................................................................        318        299
Network-in-progress........................................................................      3,964      2,867
                                                                                             ---------  ---------
    Total network plant and equipment......................................................     15,725     12,135
Less accumulated depreciation and amortization.............................................     (1,559)      (732)
                                                                                             ---------  ---------
    Network plant and equipment, net.......................................................     14,166     11,403
OTHER ASSETS:
Organization costs, net (Note 5)...........................................................        179        293
Unamortized debt issue costs, net..........................................................        211        266
Licenses, net..............................................................................         56         85
Other......................................................................................         81         89
                                                                                             ---------  ---------
    Total other assets.....................................................................        527        733
                                                                                             ---------  ---------
                                                                                             $  15,626  $  16,020
                                                                                             ---------  ---------
                                                                                             ---------  ---------
                             LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable and accrued liabilities (Note 5)..........................................  $   1,933  $   1,322
Note payable to NTFC (Note 4)..............................................................      5,555      5,260
                                                                                             ---------  ---------
    Total current liabilities..............................................................      7,488      6,582
DEFERRED CREDITS AND OTHER LIABILITIES.....................................................        137        141
ADVANCE FROM NEXTLINK (Note 4).............................................................      1,490
COMMITMENTS AND CONTINGENCIES (Note 6).....................................................
PARTNERS' CAPITAL (Note 5).................................................................      6,511      9,297
                                                                                             ---------  ---------
                                                                                             $  15,626  $  16,020
                                                                                             ---------  ---------
                                                                                             ---------  ---------

      See independent auditors' report and notes to financial statements.

                             LINKATEL PACIFIC, L.P.

                       (A CALIFORNIA LIMITED PARTNERSHIP)

                          (A DEVELOPMENT STAGE ENTITY)

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                  AND THE CUMULATIVE PERIOD FROM JULY 21, 1993

                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                                                                                     CUMULATIVE
                                                                                                       PERIOD
                                                                                                   FROM JULY 21,
                                                                                                   1993 (DATE OF
                                                                                                   INCEPTION) TO
                                                                                                    DECEMBER 31,
                                                                    1996       1995       1994          1996
                                                                  ---------  ---------  ---------  --------------
                                                                                  (IN THOUSANDS)
REVENUES--Telecommunications services...........................  $     165  $      62  $       3    $      230
COSTS AND EXPENSES (Notes 5 and 6):
Engineering.....................................................        688        409         43         1,176
Sales and marketing.............................................        175        211        215           601
General and administrative......................................        856        672        813         2,637
Depreciation and amortization...................................      1,010        781        287         2,078
                                                                  ---------  ---------  ---------       -------
    Total costs and expenses....................................      2,729      2,073      1,358         6,492
                                                                  ---------  ---------  ---------       -------
OPERATING LOSS..................................................     (2,564)    (2,011)    (1,355)       (6,262)
INTEREST (EXPENSE) INCOME, net..................................       (481)       (99)        93          (481)
                                                                  ---------  ---------  ---------       -------
NET LOSS........................................................  $  (3,045) $  (2,110) $  (1,262)   $   (6,743)
                                                                  ---------  ---------  ---------       -------
                                                                  ---------  ---------  ---------       -------

      See independent auditors' report and notes to financial statements.

                             LINKATEL PACIFIC, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                          (A DEVELOPMENT STAGE ENTITY)
                        STATEMENTS OF PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                  AND THE CUMULATIVE PERIOD FROM JULY 21, 1993
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                               LINKATEL               COLONY/LINKATEL               FIBRCOM
                                         COMMUNICATIONS, INC.          NETWORKS, INC.             INCORPORATED
                                         (GENERAL AND LIMITED       (GENERAL AND LIMITED      (GENERAL AND LIMITED
                                               PARTNER)                   PARTNER)                  PARTNER)             TOTAL
                                      --------------------------  ------------------------  ------------------------  -----------
                                       PARTNERSHIP                 PARTNERSHIP               PARTNERSHIP              PARTNERSHIP
                                          UNITS        AMOUNT         UNITS       AMOUNT        UNITS       AMOUNT       UNITS
                                      -------------  -----------  -------------  ---------  -------------  ---------  -----------
                                                                            (IN THOUSANDS)
BALANCE, July 21, 1993 (date of
  inception)........................       --         $  --            --        $  --           --        $  --          --
PARTNERS' CAPITAL CONTRIBUTIONS:
Cash (Note 1).......................            5             5             1            1            1            1           7
Property, organization costs,
  research and development, and
  expense reimbursement (Note 1)....        1,500           238           500          435          500          435       2,500
NOTE RECEIVABLE (Note 5)............                       (159)
NET LOSS............................                       (196)                       (65)                      (65)
                                           ------    -----------       ------    ---------       ------    ---------  -----------
BALANCE, December 31, 1993..........        1,505          (112)          501          371          501          371       2,507
PARTNERS' CAPITAL CONTRIBUTIONS:
Cash (Note 1).......................                                    3,505        3,505        3,505        3,505       7,010
Notes payable converted to capital
  (Note 1)..........................                                      500          500          500          500       1,000
INTEREST ON NOTE RECEIVABLE (Note
  5)................................                        (11)
NET LOSS............................                       (202)                      (530)                     (530)
                                           ------    -----------       ------    ---------       ------    ---------  -----------
BALANCE, December 31, 1994..........        1,505          (325)        4,506        3,846        4,506        3,846      10,517
PARTNERS' CAPITAL CONTRIBUTIONS--
Cash................................       --            --             2,025        2,025        2,025        2,025       4,050
INTEREST ON NOTE RECEIVABLE (Note
  5)................................                        (10)
NET LOSS............................                       (240)                      (935)                     (935)
                                           ------    -----------       ------    ---------       ------    ---------  -----------
BALANCE, December 31, 1995..........        1,505          (575)        6,531        4,936        6,531        4,936      14,567
PARTNERS' CAPITAL CONTRIBUTIONS--
Cash................................                                      135          135          135          135         270
INTEREST ON NOTE RECEIVABLE (Note
  5)................................                        (11)
NET LOSS............................                       (313)                    (1,366)                   (1,366)
                                           ------    -----------       ------    ---------       ------    ---------  -----------
BALANCE, December 31, 1996..........        1,505     $    (899)        6,666    $   3,705        6,666    $   3,705      14,837
                                           ------    -----------       ------    ---------       ------    ---------  -----------
                                           ------    -----------       ------    ---------       ------    ---------  -----------


                                       AMOUNT
                                      ---------

BALANCE, July 21, 1993 (date of
  inception)........................  $  --
PARTNERS' CAPITAL CONTRIBUTIONS:
Cash (Note 1).......................          7
Property, organization costs,
  research and development, and
  expense reimbursement (Note 1)....      1,108
NOTE RECEIVABLE (Note 5)............       (159)
NET LOSS............................       (326)
                                      ---------
BALANCE, December 31, 1993..........        630
PARTNERS' CAPITAL CONTRIBUTIONS:
Cash (Note 1).......................      7,010
Notes payable converted to capital
  (Note 1)..........................      1,000
INTEREST ON NOTE RECEIVABLE (Note
  5)................................        (11)
NET LOSS............................     (1,262)
                                      ---------
BALANCE, December 31, 1994..........      7,367
PARTNERS' CAPITAL CONTRIBUTIONS--
Cash................................      4,050
INTEREST ON NOTE RECEIVABLE (Note
  5)................................        (10)
NET LOSS............................     (2,110)
                                      ---------
BALANCE, December 31, 1995..........      9,297
PARTNERS' CAPITAL CONTRIBUTIONS--
Cash................................        270
INTEREST ON NOTE RECEIVABLE (Note
  5)................................        (11)
NET LOSS............................     (3,045)
                                      ---------
BALANCE, December 31, 1996..........  $   6,511
                                      ---------
                                      ---------

      See independent auditors' report and notes to financial statements.

                             LINKATEL PACIFIC, L.P.
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                          (A DEVELOPMENT STAGE ENTITY)

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                  AND THE CUMULATIVE PERIOD FROM JULY 21, 1993

                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                                                                                                    CUMULATIVE
                                                                                                                      PERIOD
                                                                                                                  FROM JULY 21,
                                                                                                                  1993 (DATE OF
                                                                                                                  INCEPTION) TO
                                                                                                                   DECEMBER 31,
                                                                                   1996       1995       1994          1996
                                                                                 ---------  ---------  ---------  --------------
                                                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.......................................................................  $  (3,045) $  (2,110) $  (1,262)   $   (6,743)
Depreciation and amortization..................................................      1,010        781        287         2,078
Write-off of organization costs................................................         20                                  20
Loss on disposal of fixed assets...............................................          5                                   5
Interest accrued on note receivable due from partner...........................        (11)       (10)       (11)          (32)
Interest accrued on note payable to NTFC.......................................        295        260                      555
Changes in operating assets and liabilities:
  Accounts receivable..........................................................         (8)       (10)         7           (22)
  Other assets.................................................................       (113)        23       (156)         (248)
  Accounts payable and accrued liabilities and other liabilities...............        607       (693)     1,681         2,059
                                                                                 ---------  ---------  ---------  --------------
    Net cash (used in) provided by operating activities........................     (1,240)    (1,759)       546        (2,328)

CASH FLOWS FROM INVESTING ACTIVITIES:
Network plant and equipment expenditures.......................................     (3,602)    (5,351)    (6,121)      (15,194)
Licenses.......................................................................                                            (24)
Organization costs.............................................................                                           (165)
                                                                                 ---------  ---------  ---------  --------------
    Net cash used in investing activities......................................     (3,602)    (5,351)    (6,121)      (15,383)

CASH FLOWS FROM FINANCING ACTIVITIES:
Partners' capital contributions................................................        270      4,050      7,010        11,337
Proceeds from advance from NextLink............................................      1,490                               1,490
Proceeds from notes payable to NTFC............................................                 5,000                    5,000
Proceeds from notes payable to partners........................................                                          1,000
Debt issue costs...............................................................                             (352)         (427)
                                                                                 ---------  ---------  ---------  --------------
    Net cash provided by financing activities..................................      1,760      9,050      6,658        18,400
                                                                                 ---------  ---------  ---------  --------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...........................  $  (3,082) $   1,940  $   1,083    $      689
CASH AND CASH EQUIVALENTS--
  Beginning of period..........................................................      3,771      1,831        748             0
                                                                                 ---------  ---------  ---------  --------------
CASH AND CASH EQUIVALENTS--
  End of period................................................................  $     689  $   3,771  $   1,831    $      689
                                                                                 ---------  ---------  ---------  --------------
                                                                                 ---------  ---------  ---------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--Interest paid................  $     226  $      66  $      53    $      345
                                                                                 ---------  ---------  ---------  --------------
                                                                                 ---------  ---------  ---------  --------------
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES:
During the years ended December 31, 1996 and 1995, accrued interest of $295 and
  $260, respectively, was added to the principal balance of the note payable to
  NTFC.
Partners' noncash capital contributions:
  Network-in-progress..........................................................                                     $      543
  Organization costs...........................................................                                            323
  Note receivable..............................................................                                            159
  Licenses.....................................................................                                             50
  Debt issue costs.............................................................                                             33
  Notes payable converted to partners' capital.................................                        $   1,000         1,000

      See independent auditors' report and notes to financial statements.

                             LINKATEL PACIFIC, L.P.

                       (A CALIFORNIA LIMITED PARTNERSHIP)

                          (A DEVELOPMENT STAGE ENTITY)

                         NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 1996 AND 1995 AND

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                  AND THE CUMULATIVE PERIOD FROM JULY 21, 1993

                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

1. ORGANIZATION

    Linkatel Pacific, L.P. (Linkatel) is a California limited partnership. Linkatel was formed on July 21, 1993 with LINKATEL Communications, Inc. (LCI), a California corporation, as both a general partner and a limited partner, and Colony/Linkatel Networks, Inc. (CLN), a California corporation, and FIBRCOM Incorporated (FIBRCOM), a Delaware corporation, as limited partners. On March 3, 1994, a California Public Utility Commission order was issued which authorized CLN and FIBRCOM to become general partners. Therefore, on April 11, 1994, an amendment to Certificate of Limited Partnership was executed and filed with the State of California adding CLN and FIBRCOM, both limited partners, as general partners. During 1994, each of the partners contributed $5,000 for its general partner interest.

    The partnership agreement requires CLN and FIBRCOM to make cash capital contributions collectively totaling $16,000,000. Simultaneous with the closing of the loan agreement described in Note 4, CLN and FIBRCOM each funded capital contributions consisting of $3,500,000 cash and conversion of notes payable of $500,000 to partners' capital in satisfaction of a portion of the partners' capital requirement. The remaining $8,000,000 capital commitment is to be contributed based on Linkatel's financial needs and in accordance with certain terms of the loan agreement. Effective with the sale of the Partnership's assets (Note 7), such capital commitment is no longer required.

    Partnership units were issued to the partners in accordance with the partnership agreement in exchange for cash, as well as for the agreed-upon value of property, organization costs, licenses, research and development, and expense reimbursement. Property, organization and license costs contributed were recorded by Linkatel at transferors' cost. Linkatel did not record any amounts for research and development costs incurred by LCI or for LCI expense reimbursement by CLN and FIBRCOM. Accumulated losses for the period from July 21, 1993 to December 31, 1996 were allocated based on the PRO RATA share of outstanding partnership units during the period.

2. BASIS OF PRESENTATION

    Linkatel was formed to build, own and operate a fiber-optic telecommunications alternative access network in the Los Angeles basin. Linkatel, which is a development stage entity, has devoted substantially all of its present efforts to establishing this business including obtaining adequate financing, obtaining regulatory approval, building the alternative access network, assessing market demand and obtaining customers. Linkatel will remain in the development stage until the network is built and sufficient customer demand is established.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH EQUIVALENTS--Linkatel considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    NETWORK PLANT AND EQUIPMENT--Additions are recorded at cost which generally includes materials, applicable labor, overhead and interest. Depreciation is computed generally using the straight-line

                             LINKATEL PACIFIC, L.P.

                       (A CALIFORNIA LIMITED PARTNERSHIP)

                          (A DEVELOPMENT STAGE ENTITY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      AS OF DECEMBER 31, 1996 AND 1995 AND

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                  AND THE CUMULATIVE PERIOD FROM JULY 21, 1993

                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) method over estimated useful lives ranging up to 20 years. Expenditures for maintenance and repairs are expensed as incurred.

    LICENSES--Licenses are recorded at cost and are amortized over five years.

    ORGANIZATION COSTS--Organization costs are recorded at cost and are amortized over five years.

    DEBT ISSUE COSTS--Debt issue costs are capitalized and are amortized over the term of the loan agreement, which is seven years.

    REVENUES--Telecommunications fees are recorded as revenue in the period the service is provided.

    INCOME TAXES--Linkatel is not a taxable entity for federal and state income tax purposes. Accordingly, no provision is made for income taxes in the accompanying financial statements since Linkatel's operations are reportable by its partners on their income tax returns.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

4. LOAN AGREEMENT

    Linkatel entered into a loan agreement, dated February 17, 1994, with a third-party finance company. The agreement provides that Linkatel may borrow principal not to exceed an aggregate of $25,000,000, plus up to $1,700,000 in capitalized interest. Loan proceeds are to be used solely for the purchase of equipment and services for Linkatel's fiber-optic transmission and communication system. Interest is to be accrued and added to principal during the first 12 months following the first borrowing date of each note (the Capitalized Interest Period) at the 90-day commercial paper rate plus 4.75% (10.21% at December 31,
1996). Monthly interest-only payments commence the month following the Capitalized Interest Period and will continue for 12 months, after which principal will be repaid in accordance with a 60-month amortization schedule. Standby fees are payable as consideration for the loan commitment. The fees are payable quarterly based on 0.35% per annum of the average portion which remains unborrowed during each calendar quarter. The loan agreement requires Linkatel to maintain a compensating balance of cash, cash equivalents or marketable securities of at least $500,000. Borrowings under the loan agreement are collateralized by the assets and revenues of Linkatel.

    A post-closing, post-initial funding condition included a requirement to obtain a second carrier agreement with a carrier from a specific listing of interexchange carriers. That second carrier agreement was executed on January 23, 1995. At December 31, 1994, there were certain events and conditions which constituted events of default under the loan agreement which if not cured by Linkatel or waived by

                             LINKATEL PACIFIC, L.P.

                       (A CALIFORNIA LIMITED PARTNERSHIP)

                          (A DEVELOPMENT STAGE ENTITY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      AS OF DECEMBER 31, 1996 AND 1995 AND

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                  AND THE CUMULATIVE PERIOD FROM JULY 21, 1993

                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

4. LOAN AGREEMENT (CONTINUED)
the lender could have prevented initial funding and terminated the loan agreement. In 1995 Linkatel obtained waivers by the lender of certain of the requirements of these provisions for the year ended December 31, 1994. Based on these events, initial funding under the loan agreement in the amount of $5,000,000 occurred in July 1995. During 1995, the lender agreed to waive payment of a portion of the standby fees until such time as the lender makes the remaining loan commitment available to Linkatel. At December 31, 1996, Linkatel is in default of various covenants under the loan agreement. Such events of default have not been cured by Linkatel or waived by the lender, including certain events of default existing at December 31, 1995 and 1994. All borrowings outstanding ($5,604,000, including accrued interest, at December 31, 1996) are considered current liabilities since the lender has the right to demand full and immediate payment.

    On September 30, 1996, Linkatel entered into an asset purchase agreement with an unrelated third-party (Nextlink Communications, LLC) (Nextlink) for the sale of Linkatel's assets (Note 7). In consideration of Linkatel granting limited operational and management authority to Nextlink during the interim period between the signing of the asset purchase agreement until the closing date (the Interim Period), Nextlink agreed to advance funds to Linkatel up to a maximum aggregate amount of $2,440,000 for the purpose of providing the necessary cash flow to cover the operating expenses and capital expenditures of Linkatel during the Interim Period. Advances of $1,490,000 at December 31, 1996 are unsecured and shall be liabilities of Linkatel assumed by Nextlink at the closing date (Note 7).

5. RELATED PARTY TRANSACTIONS

    During 1995 and 1994, KBLCOM Incorporated (KBLCOM), the parent company of FIBRCOM; The Providence Journal, the parent company of CLN; and LCI received fees for services provided to Linkatel. The statements of operations include $128,000 and $253,000 for financial and human resources services provided by KBLCOM in 1995 and 1994, respectively, and $6,000 and $78,000 for management services provided by LCI in 1995 and 1994, respectively. During 1995, Linkatel incurred $7,000 of expenses related to management services provided by The Providence Journal. At December 31, 1996 and 1995, network plant and equipment includes $96,000 and $96,000, respectively, of technical services provided by The Providence Journal and $217,000 and $217,000, respectively, of consulting services provided by LCI. At December 31, 1996 and 1995, network plant and equipment and organization costs include $113,000 and $113,000, respectively, of consulting services provided by TACAN Corporation, an affiliate of LCI.

    Linkatel holds a promissory note from LCI dated December 29, 1992 in the amount of $150,000 plus accrued interest. The interest rate on the note is 6% per annum, and unpaid interest is to be added to the principal on an annual basis. The outstanding loan amount and accrued interest have been deducted from LCI's partner's capital account. Distributions of earnings payable to LCI as well as distributions from certain other projects of which LCI is a partner are to be payable to Linkatel as payments on the note until the note is paid in full. Payments are to be allocated first to unpaid interest and then to principal. If the

                             LINKATEL PACIFIC, L.P.

                       (A CALIFORNIA LIMITED PARTNERSHIP)

                          (A DEVELOPMENT STAGE ENTITY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                      AS OF DECEMBER 31, 1996 AND 1995 AND

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                  AND THE CUMULATIVE PERIOD FROM JULY 21, 1993

                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

5. RELATED PARTY TRANSACTIONS (CONTINUED) distributions to LCI from Linkatel or the ventures specified in the agreement are insufficient to fully repay the promissory note by December 31, 2017, the remaining unpaid balance of principal and unpaid accrued interest are to be waived.

    Accounts payable and accrued liabilities at December 31, 1996 and 1995 include $52,000 and $52,000, respectively, due to KBLCOM.

6. COMMITMENTS

    Linkatel has entered into renewable commitments for the rental of poles and conduit which are based on the actual number of poles and conduit used by the operation. Such commitments resulted in $333,000, $124,000 and $14,000 of rent expense in 1996, 1995 and 1994, respectively.

    Linkatel has noncancelable operating leases involving certain real property. Future minimum lease payments under those noncancelable operating leases are as follows: (In thousands)

                                                                                 (IN THOUSANDS)
1997..........................................................................      $     253
1998..........................................................................            254
1999..........................................................................            153
2000..........................................................................              5
                                                                                        -----
Total payments required.......................................................      $     665
                                                                                        -----
                                                                                        -----

    Rent expense under these leases in 1996, 1995 and 1994 was approximately $229,000, $213,000 and $92,000, respectively.

    As of February 17, 1994, effective date of the loan agreement (described in Note 4), Linkatel committed to purchase certain transmission and cable products and associated services totaling $18,777,000. The commitment may be modified with appropriate written requests and approvals. The remaining commitment as of December 31, 1996 is $13,005,000 (Note 7).

7. SUBSEQUENT EVENT

    On February 4, 1997, substantially all of the Partnership's assets were acquired by and liabilities assumed by Nextlink for a total purchase price of $42,500,000 less the amount of certain assets and liabilities (as defined). Effective with the sale of the Partnership's assets and assumption of liabilities by Nextlink, the Partnership's purchase commitment under the loan agreement had been canceled.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
  Sound Response Corporation:

    We have audited the accompanying balance sheets of Sound Response Corporation (an Oregon corporation) as of August 31, 1995, and December 31, 1994 and 1993, and the related statements of operations, changes in shareholders' equity and cash flows for the eight months ended August 31, 1995, and for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sound Response Corporation as of August 31, 1995, and December 31, 1994 and 1993, and the results of its operations and its cash flows for the eight months ended August 31, 1995, and for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Seattle, Washington,

March 22, 1996

                           SOUND RESPONSE CORPORATION

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                          AUGUST 31,    --------------------------
                                                                             1995           1994          1993
                                                                         -------------  -------------  -----------
                                ASSETS
CURRENT ASSETS:
  Cash.................................................................  $     688,963  $     113,842  $    34,221
  Accounts receivable, net of allowance for uncollectible accounts of
    $40,000, $0 and $0, respectively...................................      2,377,956        651,378      379,155
  Receivable from shareholder..........................................       --               30,615      --
  Other current assets.................................................         12,935          7,334        2,612
                                                                         -------------  -------------  -----------
      Total current assets.............................................      3,079,854        803,169      415,988
PROPERTY AND EQUIPMENT, net (Note 2)...................................      1,368,361        421,578      256,533
OTHER ASSETS, net......................................................       --                  900        1,500
                                                                         -------------  -------------  -----------
      Total assets.....................................................  $   4,448,215  $   1,225,647  $   674,021
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------
                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdraft.......................................................  $    --        $    --        $    36,074
  Accounts payable.....................................................      1,891,300        330,646      170,003
  Payroll accruals.....................................................       --              106,188      --
  Telecom accruals.....................................................       --               42,561      --
  Current portion of long-term liabilities.............................         29,123         10,632       26,193
  Deferred revenue.....................................................       --             --            175,000
                                                                         -------------  -------------  -----------
      Total current liabilities........................................      1,920,423        490,027      407,270
LONG-TERM LIABILITIES:
  Notes payable........................................................         53,385         44,963       56,158
  Loans from shareholders..............................................       --              156,295      154,419
                                                                         -------------  -------------  -----------
      Total long-term liabilities......................................         53,385        201,258      210,577
                                                                         -------------  -------------  -----------
      Total liabilities................................................      1,973,808        691,285      617,847
                                                                         -------------  -------------  -----------
COMMITMENTS AND CONTINGENCIES (Note 4)
SHAREHOLDERS' EQUITY:
  Common stock, no par value; 21,000,000 shares authorized:
    Class A Common Stock, 4,000,000 issued and outstanding at August
      31, 1995 and 2,000,000 issued and outstanding at December 31,
      1994 and 1993....................................................       --             --            --
    Class B Common Stock, 262,500, 185,000 and 110,000 issued and outstanding at August 31, 1995, December 31, 1994 and 1993,
      respectively.....................................................       --             --            --
  Paid-in capital......................................................        240,500        240,500       98,000
  Retained earnings (deficit)..........................................      2,233,907        293,862      (41,826)
                                                                         -------------  -------------  -----------
      Total shareholders' equity.......................................      2,474,407        534,362       56,174
                                                                         -------------  -------------  -----------
      Total liabilities and shareholders' equity.......................  $   4,448,215  $   1,225,647  $   674,021
                                                                         -------------  -------------  -----------
                                                                         -------------  -------------  -----------

      The accompanying notes are an integral part of these balance sheets.

                           SOUND RESPONSE CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                          EIGHT
                                                                         MONTHS              YEARS ENDED
                                                                          ENDED              DECEMBER 31,
                                                                       AUGUST 31,    ----------------------------
                                                                          1995           1994           1993
                                                                      -------------  -------------  -------------
REVENUE.............................................................  $   8,285,795  $   3,232,907  $   1,888,805
                                                                      -------------  -------------  -------------
COST AND EXPENSES:
    Operating.......................................................      2,565,889        885,781        606,690
    Selling, general and administrative.............................      3,330,860      1,889,106      1,094,155
    Depreciation and amortization...................................        151,328        102,012         70,410
                                                                      -------------  -------------  -------------
                                                                          6,048,077      2,876,899      1,771,255
                                                                      -------------  -------------  -------------
INCOME FROM OPERATIONS..............................................      2,237,718        356,008        117,550
INTEREST EXPENSE....................................................         16,848         20,320         17,563
                                                                      -------------  -------------  -------------
NET INCOME..........................................................  $   2,220,870  $     335,688  $      99,987
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                           SOUND RESPONSE CORPORATION
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                  SHARES OUTSTANDING
                                          -----------------------------------
                                                                                             RETAINED        TOTAL
                                          CLASS A VOTING   CLASS B NONVOTING    PAID-IN      EARNINGS    SHAREHOLDERS'
                                           COMMON STOCK       COMMON STOCK      CAPITAL     (DEFICIT)        EQUITY
                                          ---------------  ------------------  ----------  ------------  --------------
BALANCE, JANUARY 1,
  1993..................................         20,000            --          $   10,000  $   (101,813)  $    (91,813)
    Common stock split on 100:1 basis...      2,000,000            --              --           --             --
    Cancellation of original Class A
      stock.............................        (20,000)           --              --           --             --
    Dividends declared at $0.02 per
      share.............................        --                 --              --           (40,000)       (40,000)
    Issuance of nonvoting stock.........        --                110,000          88,000       --              88,000
    Net income..........................        --                 --              --            99,987         99,987
                                          ---------------      ----------      ----------  ------------  --------------
BALANCE, DECEMBER 31,
  1993..................................      2,000,000           110,000          98,000       (41,826)        56,174
    Issuance of nonvoting stock.........        --                 75,000         142,500       --             142,500
    Net income..........................        --                 --              --           335,688        335,688
                                          ---------------      ----------      ----------  ------------  --------------
BALANCE, DECEMBER 31,
  1994..................................      2,000,000           185,000         240,500       293,862        534,362
    Dividends declared at $0.07 per
      share.............................        --                 --              --          (152,950)      (152,950)
    Common stock split on 2:1 basis.....      2,000,000           185,000          --           --             --
    Cancellation of nonvoting stock.....        --               (107,500)         --           --             --
    Dividends declared at $0.03 per
      share.............................        --                 --              --          (127,875)      (127,875)
    Net income..........................        --                 --              --         2,220,870      2,220,870
                                          ---------------      ----------      ----------  ------------  --------------
BALANCE, AUGUST 31,
  1995..................................      4,000,000           262,500      $  240,500  $  2,233,907   $  2,474,407
                                          ---------------      ----------      ----------  ------------  --------------
                                          ---------------      ----------      ----------  ------------  --------------

   The accompanying notes are an integral part of these financial statements.

                           SOUND RESPONSE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                             EIGHT
                                                                            MONTHS             YEARS ENDED
                                                                             ENDED             DECEMBER 31,
                                                                          AUGUST 31,    --------------------------
                                                                             1995           1994          1993
                                                                         -------------  ------------  ------------
OPERATING ACTIVITIES:
    Net income.........................................................  $   2,220,870  $    335,688  $     99,987
                                                                         -------------  ------------  ------------
    Adjustments to reconcile net income to net cash provided by operating activities--
      Noncash compensation.............................................         30,615       142,500       106,000
      Depreciation and amortization....................................        151,328       102,012        70,410
      Changes in assets and liabilities:
        Accounts receivable............................................     (1,726,578)     (272,223)     (310,666)
        Other current assets...........................................         (5,601)      (35,337)       (2,612)
        Bank overdraft.................................................       --             (36,074)       36,074
        Accounts payable...............................................      1,560,655       160,642       124,852
        Accrued expenses...............................................       (148,749)      130,750       (62,264)
        Deferred revenue...............................................       --            (175,000)      175,000
                                                                         -------------  ------------  ------------
                                                                              (138,330)       17,270       136,794
                                                                         -------------  ------------  ------------
          Net cash provided by operations..............................      2,082,540       352,958       236,781
                                                                         -------------  ------------  ------------
INVESTING ACTIVITIES:
    Purchase of property and equipment.................................     (1,042,019)     (266,457)     (125,231)
                                                                         -------------  ------------  ------------
FINANCING ACTIVITIES:
    Dividends paid.....................................................       (280,825)      --            (40,000)
    Proceeds from lines of credit......................................      1,360,000       --            --
    Payments on notes payable..........................................        (28,280)       (6,880)       (3,306)
    Payments on loans from shareholders................................       (156,295)      --            (43,086)
    Payments on lines of credit........................................     (1,360,000)      --            --
                                                                         -------------  ------------  ------------
          Net cash used in financing activities........................       (465,400)       (6,880)      (86,392)
                                                                         -------------  ------------  ------------
NET INCREASE IN CASH...................................................        575,121        79,621        25,158
CASH, beginning of year................................................        113,842        34,221         9,063
                                                                         -------------  ------------  ------------
CASH, end of year......................................................  $     688,963  $    113,842  $     34,221
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
    Cash paid for interest:............................................  $      16,848  $     18,444  $     17,563
                                                                         -------------  ------------  ------------
                                                                         -------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                           SOUND RESPONSE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

    The financial statements include the accounts of Sound Response Corporation, an Oregon S corporation. The Company was formed August 12, 1991, and is principally engaged in the ownership and operation of enhanced or intelligent communications services.

  REVENUE RECOGNITION

    The Company recognizes revenue in the period that service is provided. Bad debt expense of $40,000, $28,739 and $2,952 are included in selling, general and administrative expenses for the periods ended August 31, 1995, December 31, 1994 and 1993, respectively. The Company determined that no allowance for uncollectible accounts was required at December 31, 1994 and 1993.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Provisions for depreciation are computed using the straight-line method over estimated useful lives, which range from five to seven years, beginning in the month an asset is put into service. Leasehold improvements are amortized using the straight-line method over the term of the lease.

  INCOME TAXES

    The Company has been organized and operated under a subchapter S tax status structured in a manner that is intended to result in the classification of the Company as a partnership for federal income tax purposes. Accordingly, no provision for income taxes has been made.

  CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the dispersion of the Company's customer base among different industries and remedies provided by terms of contracts and statutes.

    Certain of the Company's customers provide a significant portion of the Company's revenues. Customers providing more than 10% of the Company's revenues during the periods ending August 31, 1995, December 31, 1994 and 1993 are as follows:

                                                                   EIGHT
                                                                  MONTHS              YEAR ENDED
                                                                   ENDED             DECEMBER 31,
                                                                AUGUST 31,     ------------------------
                                                                   1995           1994         1993
                                                              ---------------     -----        -----
Number of customers.........................................             2              2            3
Percentage of revenues......................................            97%            42%          71%

                           SOUND RESPONSE CORPORATION

                                AUGUST 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PROPERTY AND EQUIPMENT:

                                                                                      DECEMBER 31,
                                                                                ------------------------
                                                                  AUGUST 31,
                                                                     1995          1994         1993
                                                                 -------------  -----------  -----------
Network equipment..............................................  $   1,519,199  $   605,415  $   348,272
Furniture......................................................        124,450       35,934       26,620
Software.......................................................         59,363      --           --
Leasehold improvements.........................................         35,548      --            16,664
                                                                 -------------  -----------  -----------
                                                                     1,738,560      641,349      391,556
Less--accumulated depreciation.................................        370,199      219,771      135,023
                                                                 -------------  -----------  -----------
                                                                 $   1,368,361  $   421,578  $   256,533
                                                                 -------------  -----------  -----------
                                                                 -------------  -----------  -----------

3.  LONG TERM DEBT:

    A summary of the Company's outstanding long-term debt is as follows:

                                                                                      DECEMBER 31,
                                                                                ------------------------
                                                                   AUGUST 31,
                                                                      1995         1994         1993
                                                                   -----------  -----------  -----------
Notes payable to shareholders; interest at 9%; interest payments
  due monthly; principal due 180 days following demand...........   $  --       $   156,295  $   154,419
Note payable to shareholder; interest at 8%; principal and
  interest due March 30, 1994....................................      --           --            18,000
Note payable for equipment; interest at 26.36%; graduated
  principal plus interest payments due monthly until maturity on
  August 1, 1998.................................................      33,748        55,595       64,351
Note payable for equipment; interest at 15.8%; graduated
  principal plus interest payments due monthly until maturity on
  April 1, 1998..................................................      48,760       --           --
                                                                   -----------  -----------  -----------
                                                                       82,508       211,890      236,770
Less--current maturities.........................................     (29,123)      (10,632)     (26,193)
                                                                   -----------  -----------  -----------
                                                                    $  53,385   $   201,258  $   210,577
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

                           SOUND RESPONSE CORPORATION

                                AUGUST 31, 1995

3.  LONG TERM DEBT: (CONTINUED)
    During 1995, the Company entered into several operating line-of-credit agreements with interest rates ranging from 9.5% to 10.5%. All agreements were cancelled as of August 31, 1995.

    The Company's future minimum payments under its long-term debt agreements are as follows:

YEAR ENDING DECEMBER 31,
-------------------------------------------------------------------------------------------------------
Remainder of 1995......................................................................................  $   7,569
1996...................................................................................................     31,158
1997...................................................................................................     36,397
1998...................................................................................................      7,384
                                                                                                         ---------
                                                                                                         $  82,508
                                                                                                         ---------
                                                                                                         ---------

4.  COMMITMENTS AND CONTINGENCIES:

    The Company is leasing premises under various operating leases which, in addition to rental payments, require payments for insurance, maintenance, property taxes and other executory costs related to the leases. The lease agreements have various expiration dates and renewal options through 2001.

    Future minimum payments required under operating leases and agreements that have an initial or remaining noncancellable lease term in excess of one year at August 31, 1995 are summarized below:

YEAR ENDING DECEMBER 31,
---------------------------------------------------------------------------------------------------
Remainder of 1995..................................................................................  $      66,403
1996...............................................................................................        285,744
1997...............................................................................................        285,744
1998...............................................................................................        285,744
1999...............................................................................................        282,576
Thereafter.........................................................................................        394,216
                                                                                                     -------------
                                                                                                     $   1,600,427
                                                                                                     -------------
                                                                                                     -------------

    Total rent expense amounted to approximately $115,000 for the eight months ended August 31, 1995 and $78,000 and $51,000 for the years ended December 31, 1994 and 1993, respectively.

5. EMPLOYEE STOCK AWARD PLAN:

    During 1993, the Company established the Key Employee Stock Award Plan (the
Plan). During the eight months ended August 31, 1995 and the years ended December 31, 1994 and 1993, 2,500, 75,000 and 110,000 shares were awarded, respectively. Compensation expense was recorded upon award of the shares. Compensation expense of $0, $142,500 and $88,000 was recognized in the eight months ended August 31, 1995 and the years ended December 31, 1994 and 1993, respectively. The Plan was terminated as of August 31, 1995.

                           SOUND RESPONSE CORPORATION

                                AUGUST 31, 1995

6. SUBSEQUENT EVENT:

    In September 1995, NEXTLINK Communications, L.L.C. (NEXTLINK) acquired certain assets of the Company and immediately contributed the assets to NEXTLINK Interactive, L.L.C. NEXTLINK Interactive, L.L.C. provides interactive nationwide voice response and debit card services. The total cost of the acquisition was approximately $12,193,000. Included in the cost of the acquisition are 4,411,941 units of NEXTLINK valued at $4,411,941 and $3,000,000 of deferred purchase consideration payable to BWP, Inc. (formerly known as Sound Response Corporation). In addition, NEXTLINK made a distribution of $905,000 to BWP, Inc., in 1996 to satisfy certain liabilities in connection with the acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
  Tel-West Central Services, Inc.:

    We have audited the accompanying balance sheets of Tel-West Central Services, Inc. (a Washington corporation) as of March 31, 1995, and September 30, 1994 and 1993, and the related statements of operations, changes in shareholders' equity and cash flows for the six months ended March 31, 1995, and for the years ended September 30, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tel-West Central Services, Inc. as of March 31, 1995, and September 30, 1994 and 1993, and the results of its operations and its cash flows for the six months ended March 31, 1995, and for the years ended September 30, 1994 and 1993 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Seattle, Washington,
May 9, 1996

                        TEL-WEST CENTRAL SERVICES, INC.

                                 BALANCE SHEETS

                                                                                               SEPTEMBER 30,
                                                                              MARCH 31,   ------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------

                                  ASSETS
CURRENT ASSETS:
  Cash.....................................................................  $     2,624  $     3,826  $     3,294
  Accounts receivable, net of allowance for doubtful accounts of $0, $5,000
    and $0, respectively...................................................      163,743       53,005       32,865
  Receivables from related parties.........................................       58,604       59,734       62,278
                                                                             -----------  -----------  -----------
                                                                                 224,971      116,565       98,437
PROPERTY AND EQUIPMENT, net................................................      306,042      250,038       67,588
                                                                             -----------  -----------  -----------
      Total assets.........................................................  $   531,013  $   366,603  $   166,025
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
                   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................................  $   170,492  $    83,723  $    15,765
  Payroll accruals.........................................................        7,627       17,612           93
  Accrued taxes payable....................................................       13,739        2,653        4,462
  Line of credit...........................................................        9,177        9,177      --
  Current portion of notes payable--affiliates.............................      112,183       25,041      --
  Current portion of notes payable--others.................................       14,524       14,109       18,663
                                                                             -----------  -----------  -----------
                                                                                 327,742      152,315       38,983
LONG-TERM LIABILITIES:
  Notes payable--affiliates................................................      205,414      219,497      --
  Notes payable--others....................................................       14,917       21,736       51,443
                                                                             -----------  -----------  -----------
                                                                                 220,331      241,233       51,443
                                                                             -----------  -----------  -----------
      Total liabilities....................................................      548,073      393,548       90,426
                                                                             -----------  -----------  -----------
SHAREHOLDERS' EQUITY:
  Common stock, no par value, and paid-in capital; 50,000 shares
    authorized, issued and outstanding.....................................       63,298       63,298       63,298
  Retained earnings (deficit)..............................................      (80,358)     (90,243)      12,301
                                                                             -----------  -----------  -----------
      Total shareholders' equity...........................................      (17,060)     (26,945)      75,599
                                                                             -----------  -----------  -----------
      Total liabilities and shareholders' equity...........................  $   531,013  $   366,603  $   166,025
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

      The accompanying notes are an integral part of these balance sheets.

                        TEL-WEST CENTRAL SERVICES, INC.
                            STATEMENTS OF OPERATIONS

                                                                                SIX
                                                                              MONTHS            YEAR ENDED
                                                                               ENDED           SEPTEMBER 30,
                                                                             MARCH 31,   -------------------------
                                                                               1995          1994         1993
                                                                            -----------  ------------  -----------
REVENUE...................................................................  $   472,083  $    523,625  $   216,183
                                                                            -----------  ------------  -----------
COST AND EXPENSES:
    Operating.............................................................      361,479       421,391      147,001
    Selling, general and administrative...................................       61,143       168,187       24,921
    Depreciation..........................................................       20,991        22,393       25,627
                                                                            -----------  ------------  -----------
                                                                                443,613       611,971      197,549
                                                                            -----------  ------------  -----------
INCOME (LOSS) FROM OPERATIONS.............................................       28,470       (88,346)      18,634
INTEREST EXPENSE..........................................................       18,585        14,198        4,083
                                                                            -----------  ------------  -----------
INCOME (LOSS) BEFORE TAXES................................................        9,885      (102,544)      14,551
PROVISION FOR INCOME TAXES................................................      --            --             2,250
                                                                            -----------  ------------  -----------
NET INCOME (LOSS).........................................................  $     9,885  $   (102,544) $    12,301
                                                                            -----------  ------------  -----------
                                                                            -----------  ------------  -----------

   The accompanying notes are an integral part of these financial statements.

                        TEL-WEST CENTRAL SERVICES, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                        COMMON STOCK
                                                 --------------------------               RETAINED        TOTAL
                                                    SHARES                    PAID-IN     EARNINGS    SHAREHOLDERS'
                                                  OUTSTANDING     AMOUNT      CAPITAL    (DEFICIT)        EQUITY
                                                 -------------  -----------  ---------  ------------  --------------
BALANCE, October 1, 1992.......................       50,000     $  --       $  63,298  $    --        $     63,298
    Net income.................................       --            --          --            12,301         12,301
                                                 -------------       -----   ---------  ------------  --------------
BALANCE, September 30, 1993....................       50,000        --          63,298        12,301         75,599
    Net income.................................       --            --          --          (102,544)      (102,544)
                                                 -------------       -----   ---------  ------------  --------------
BALANCE, September 30, 1994....................       50,000        --          63,298       (90,243)       (26,945)
    Net income.................................       --            --          --             9,885          9,885
                                                 -------------       -----   ---------  ------------  --------------
BALANCE, March 31, 1995........................       50,000     $  --       $  63,298  $    (80,358)  $    (17,060)
                                                 -------------       -----   ---------  ------------  --------------
                                                 -------------       -----   ---------  ------------  --------------

   The accompanying notes are an integral part of these financial statements.

                        TEL-WEST CENTRAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                            SIX MONTHS          YEAR ENDED
                                                                              ENDED           SEPTEMBER 30,
                                                                            MARCH 31,    ------------------------
                                                                               1995          1994         1993
                                                                           ------------  ------------  ----------
OPERATING ACTIVITIES:
  Net income (loss)......................................................  $      9,885  $   (102,544) $   12,301
                                                                           ------------  ------------  ----------
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities--
    Depreciation and amortization........................................        20,991        22,393      25,627
    Gain on asset sale...................................................       --               (965)     --
    Changes in assets and liabilities:
      Accounts receivable................................................      (110,738)      (20,140)    (16,233)
      Accounts payable...................................................        86,768        67,959         413
      Accrued expenses...................................................         1,101        15,709       4,555
                                                                           ------------  ------------  ----------
                                                                                 (1,878)       84,956      14,362
                                                                           ------------  ------------  ----------
        Net cash provided by (used in) operating activities..............         8,007       (17,588)     26,663
                                                                           ------------  ------------  ----------
INVESTING ACTIVITIES:
  Purchase of property and equipment.....................................       (76,994)     (228,878)     (6,588)
                                                                           ------------  ------------  ----------
FINANCING ACTIVITIES:
  Proceeds from notes payable-affiliates.................................        84,800       252,790      --
  Proceeds from notes payable-other......................................       --            --           55,425
  Payments on notes payable-affiliates...................................       (11,741)       (8,252)     --
  Payments on notes payable-other........................................        (6,404)      (13,223)    (26,907)
  Proceeds from line of credit...........................................       --              9,177      --
  Decrease (increase) in receivables from related parties................         1,130         6,506     (46,255)
                                                                           ------------  ------------  ----------
        Net cash provided by (used in) financing activities..............        67,785       246,998     (17,737)
                                                                           ------------  ------------  ----------
Net (decrease) increase in cash..........................................        (1,202)          532       2,338
CASH, beginning of year..................................................         3,826         3,294         956
                                                                           ------------  ------------  ----------
CASH, end of year........................................................  $      2,624  $      3,826  $    3,294
                                                                           ------------  ------------  ----------
                                                                           ------------  ------------  ----------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest.................................................  $     18,585  $     14,198  $    4,083
  Cash paid for taxes....................................................       --              2,250      --

   The accompanying notes are an integral part of these financial statements.

                        TEL-WEST CENTRAL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

    The financial statements include the accounts of Tel-West Central Services, Inc., (the Company) a Washington corporation. The Company was formed September 8, 1992, and is principally engaged in the ownership and operation of fiber-optic telecommunications services.

  REVENUE RECOGNITION

    The Company recognizes revenues in the period that service is provided. Provisions for bad debts of $0, $5,000 and $0 are included in selling, general and administrative expenses for the periods ended March 31, 1995, September 30, 1994 and September 30, 1993, respectively. The Company determined an allowance for doubtful accounts was not required at March 31, 1995 and September 30, 1994 and 1993.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Provisions for depreciation are computed using the straight-line method over estimated useful lives (from five to seven years) beginning in the month an asset is put into service.

  INCOME TAXES

    The Company accounts for deferred taxes using the asset and liability method.

  CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the dispersion of the Company's customer base among different industries and remedies provided by terms of contracts and statutes.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        TEL-WEST CENTRAL SERVICES, INC.

                                 MARCH 31, 1995

2. PROPERTY AND EQUIPMENT:

                                                                                               SEPTEMBER 30,
                                                                              MARCH 31,   ------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
Switch equipment...........................................................  $   351,124  $   190,088  $    97,034
Furniture and fixtures.....................................................       16,844       16,392        2,448
Vehicles...................................................................      --           --            28,995
                                                                             -----------  -----------  -----------
                                                                                 367,968      206,480      128,477
Less--accumulated depreciation.............................................      (99,313)     (78,322)     (60,889)
                                                                             -----------  -----------  -----------
                                                                                 268,655      128,158       67,588
Work in process............................................................       37,387      121,880      --
                                                                             -----------  -----------  -----------
                                                                             $   306,042  $   250,038  $    67,588
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

3. LONG TERM DEBT:

    A summary of the Company's outstanding long-term debt is as follows:

                                                                                               SEPTEMBER 30,
                                                                              MARCH 31,   ------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
Notes payable to affiliates:
  Note payable to affiliate; interest at 11.5%; graduated principal plus
    interest payments due monthly until maturity on February 20, 2001......  $   131,013  $   138,538  $   --
  Note payable to affiliate; interest at 11.5%; graduated principal plus
    interest payments due monthly until maturity on October 20, 2001.......      101,784      106,000      --
  Note payable to affiliate; interest at 12%; interest-only payments due
    bi-weekly until maturity on December 21, 1994..........................       55,000      --           --
  Notes payable to officers; non-interest bearing; due upon sale of assets
    of the Company (April 1, 1995).........................................       29,800      --           --
                                                                             -----------  -----------  -----------
                                                                                 317,597      244,538      --
  Less current maturities..................................................      112,183       25,041      --
                                                                             -----------  -----------  -----------
                                                                             $   205,414  $   219,497  $   --
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

Notes payable to others:
  Note payable to commercial bank; interest at prime plus 2.5%; graduated principal plus interest payments due monthly until maturity on February
    10, 1997...............................................................  $    29,441  $    35,845  $    48,075
  Note payable to credit union; interest at 6.5%; graduated principal plus
    interest payments due monthly until maturity on January 27, 1997.......      --           --            22,031
                                                                             -----------  -----------  -----------
                                                                                  29,441       35,845       70,106
  Less current maturities..................................................       14,524       14,109       18,663
                                                                             -----------  -----------  -----------
                                                                             $    14,917  $    21,736  $    51,443
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                        TEL-WEST CENTRAL SERVICES, INC.

                                 MARCH 31, 1995

3. LONG TERM DEBT: (CONTINUED)
    The Company's future minimum payments under its long-term debt agreements are as follows:

YEAR ENDING MARCH 31,
---------------------------------------------------------------------------------
    1996.........................................................................  $   126,707
    1997.........................................................................       45,621
    1998.........................................................................       34,426
    1999.........................................................................       38,602
    2000.........................................................................       43,282
    Thereafter...................................................................       58,400
                                                                                   -----------
                                                                                   $   347,038
                                                                                   -----------
                                                                                   -----------

4. LINE OF CREDIT:

    The Company had an operating line of credit with a commercial bank. As of March 31, 1995, the credit line was $10,000 and the unused borrowing capacity was $823. The line of credit bore interest at the bank's prime plus 2.5%. The interest rate was 11.0% and 9.75% as of March 31, 1995 and September 30, 1994, respectively. There were no borrowings under the credit line as of September 30, 1993. The line of credit was collateralized by the assets of the Company and matured on May 1, 1995.

5. RELATED PARTY TRANSACTIONS:

    The Company purchased certain telecommunications equipment from and sold equipment to a company which is affiliated with the Company's president and principal shareholder. Purchases in the amount of $372, $14,315 and $7,785 were made from this affiliated company during the six months ended March 31, 1995 and the years ended September 30, 1994 and 1993, respectively. Sales to this affiliated company were $3,437, $39,486 and $10,622 during the six months ended March 31, 1995 and the years ended September 30, 1994 and 1993, respectively.

6. COMMITMENTS AND CONTINGENCIES:

    The Company leased premises under an operating lease which, in addition to rental payments, required payments for insurance, maintenance, property taxes and other executory costs related to the lease. The lease agreement expires on December 31, 1998.

    Future minimum payments required under the operating lease are summarized below:

YEAR ENDING MARCH 31,
-----------------------------------------------------------------------------------
    1996...........................................................................  $   9,060
    1997...........................................................................      9,060
    1998...........................................................................      9,060
    1999...........................................................................      6,795
                                                                                     ---------
                                                                                     $  33,975
                                                                                     ---------
                                                                                     ---------

    Total rent expense amounted to approximately $4,900, $5,800 and $0 for the six months ended March 31, 1995, and for the years ended September 30, 1994 and 1993, respectively.

                        TEL-WEST CENTRAL SERVICES, INC.

                                 MARCH 31, 1995

7. INCOME TAXES:

    Significant components of deferred income tax assets are as follows:

                                                                                                    SEPTEMBER 30,
                                                                                     MARCH 31,   --------------------
                                                                                       1995        1994       1993
                                                                                    -----------  ---------  ---------
Deferred tax assets:
    Net operating loss carryforwards..............................................   $  13,900   $  15,400  $  --
    Valuation allowance...........................................................     (13,900)    (15,400)    --
                                                                                    -----------  ---------        ---
                                                                                     $  --       $  --      $  --
                                                                                    -----------  ---------        ---
                                                                                    -----------  ---------        ---

    For tax purposes, the Company had available at March 31, 1995, net operating loss carryforwards for regular tax purposes of approximately $93,000 which will expire in 2009. The change in valuation allowance was a decrease of $1,500 in the six months ended March 31, 1995 and an increase of $15,400 in the year ended September 30, 1994.

    Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realization of the net deferred tax asset. Such factors include recurring operating losses resulting primarily from the development of the Company's network and expected increased competition. Accordingly, a valuation allowance has been provided for the deferred tax assets of the Company.

    The difference between the statutory tax rate for small businesses of approximately 15% and the tax provision recorded by the Company is due to the Company's full valuation allowance against its deferred tax assets.

8. SUBSEQUENT EVENT:

    In April 1995, NEXTLINK Washington, L.L.C. acquired certain assets and liabilities of the Company. NEXTLINK Washington, L.L.C. operates a local exchange service business in Spokane, Washington, and is constructing fiber-optic telecommunications networks in this region. The total cost of the acquisition was approximately $1,151,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To NEXTLINK Communications, L.L.C.:

    We have audited the accompanying summary of revenue and direct operating expenses of City Signal, Inc., Tennessee Operations (the Division) for the years ended December 31, 1994 and 1993. This summary is the responsibility of the Division's management. Our responsibility is to express an opinion on this summary based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall summary presentation. We believe that our audits provide a reasonable basis for our opinion.

    The summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-4 of NEXTLINK Communications, L.L.C.) as described in Note 1 and is not intended to be a complete presentation of the Division's results of operations.

    In our opinion, the summary referred to above presents fairly, in all material respects, the revenue and direct operating expenses of the Division for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Seattle, Washington,
June 28, 1996

                    CITY SIGNAL, INC., TENNESSEE OPERATIONS

                SUMMARY OF REVENUE AND DIRECT OPERATING EXPENSES

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                         1994            1993
                                                                                     -------------  --------------
Revenue............................................................................  $   1,676,408  $      148,163
Direct operating expenses:
  Costs of revenue.................................................................        676,551         101,807
  Selling, general and administrative expenses.....................................        890,473         824,664
  Depreciation.....................................................................        667,288         377,723
                                                                                     -------------  --------------
    Total direct operating expenses................................................      2,234,312       1,304,194
                                                                                     -------------  --------------
Excess of direct operating expenses over revenue...................................  $    (557,904) $   (1,156,031)
                                                                                     -------------  --------------
                                                                                     -------------  --------------

          The accompanying notes are an integral part of this summary.

                    CITY SIGNAL, INC., TENNESSEE OPERATIONS

         NOTES TO THE SUMMARY OF REVENUE AND DIRECT OPERATING EXPENSES

                           DECEMBER 31, 1994 AND 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION

    The accompanying summary of revenue and direct operating expenses for City Signal, Inc., Tennessee Operations (the Division) was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Division's results of operation.

    In January 1995, NEXTLINK Communications, L.L.C. acquired certain assets (herein referred to as the Tennessee Operations) of City Signal, Inc. (which is also known as U.S. Signal) through NEXTLINK Tennessee, L.L.C. NEXTLINK Tennessee, L.L.C. provides fiberoptic telecommunications networks and is currently providing services as well as constructing fiberoptic telecommunications systems for the Memphis and Nashville, Tennessee, metropolitan markets.

    NEXTLINK Communications, L.L.C., a Washington limited liability company (the Company), through predecessor entities, was formed on September 16, 1994 and is principally engaged in the ownership and operation of telecommunications services and enhanced or intelligent communications services. The Company is a majority-owned subsidiary of Eagle River Investments, L.L.C.

    City Signal, Inc. began operating in Tennessee in the fourth quarter of 1993. Their operations consisted of providing telecommunication access services in competition with the incumbent local exchange carrier.

  REVENUE RECOGNITION

    The Division's revenue consists principally of telecommunications access charges billed to customers and sales of telecommunications equipment and related installation services. The Division recognized revenue on telecommunications access charges in the period that service was provided. Sales of telecommunications equipment and related installation services are recorded when the goods and services are delivered.

  PROPERTY AND EQUIPMENT

    Provisions for depreciation are computed using the straight-line method over estimated useful lives (from five to 15 years) beginning in the year an asset is placed into service. Leasehold improvements are amortized using the straight-line method over the terms of the leases.

  INCOME TAXES

    As discussed above, the accompanying summary shows only the revenue and direct operating expenses of the Division. Accordingly, no provision for income taxes is reflected therein.

  ESTIMATES USED IN THIS PRESENTATION

    The preparation of this summary in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    CITY SIGNAL, INC., TENNESSEE OPERATIONS

                           DECEMBER 31, 1994 AND 1993

2. BASIS OF PRESENTATION:

    The summary of revenue includes the Division's revenues from services provided to customers beginning with the commencement of service in the fourth quarter of 1993. Costs of revenue consist primarily of network transmission charges and the costs of telecommunications equipment sold, related installation costs and ongoing node site location and right of way rental expenses. Selling, general and administrative expenses consist of those costs directly attributable to and incurred by the Division. City Signal, Inc., during 1994 and 1993, provided certain support activities of a general and administrative nature for its various operations, including the Division. No allocation of expenses incurred by City Signal, Inc., has been reflected in this summary.

3. COMMITMENTS AND CONTINGENCIES:

    The Division leased certain node site locations and office premises under various operating leases which, in addition to rental payments, require payments for insurance, maintenance, property taxes and other executory costs related to the leases. These agreements had various expiration dates and renewal options through 2015.

    The node site location and right of way rental expenses are recorded as costs of revenue and amounted to approximately $382,000 in 1994 and were immaterial in 1993. The office premises rent expenses are recorded as selling, general and administrative expenses and amounted to approximately $90,000 and $26,600 in 1994 and 1993, respectively.

                                                       ANNEX A TO THE PROSPECTUS

                                    GLOSSARY

    CAP (COMPETITIVE ACCESS PROVIDER)--A company that provides its customers with an alternative to the ILEC for local private line and special access telecommunications services.

    CENTRAL OFFICES--The switching centers or central switching facilities of the LECs.

    CO-CARRIER STATUS--A regulatory scheme under which the ILEC is required to integrate new, competing providers of local exchange service, such as the Company, into the systems of traffic exchange, inter-carrier compensation, and other inter-carrier relationships that already exist among ILECs in most jurisdictions.

    COLLOCATION--The ability of a CLEC such as the Company to connect its network to the ILECs central offices. Physical collocation occurs when a CLEC places its network connection equipment inside the ILEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the ILEC permits a CLEC to connect its network to the ILEC's central offices on comparable terms, even though the CLEC's network connection equipment is not physically located inside the central offices.

    DEDICATED--Telecommunications lines dedicated or reserved for use by particular customers and charged on a flat, usually monthly basis.

    DIGITAL--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

    DS-0, DS-1, DS-3--The standard circuit capacity classifications. Each of these transmission services can be provided using the same type of fiber optic cable, but offer different bandwidth (that is, capacity), depending upon the individual needs of the end-user. A DS-0 is a dedicated circuit that is considered to meet the requirements of usual business communications, with transmission capacity of up to 64 kilobits of bandwidth per second (that is, a voice grade equivalent circuit). This service offers a basic low capacity dedicated digital line for connecting telephones, fax machines, personal computers and other telecommunications equipment. A DS-1 is a high speed digital circuit typically linking high volume customer locations to long distance carriers or other customer locations. Typically utilized for voice transmissions as well as the interconnection of LANs, DS-1 service accommodates transmission speeds of up to 1.544 megabits per second, which is the equivalent of 24 voice grade equivalent circuits. DS-3 service provides a very high capacity digital circuit with transmission capacity of 45 megabits per second, which is equivalent to 28 DS-1 circuits or 672 voice grade equivalent circuits. This is a digital service used by long distance carriers for central office connections and by some large commercial users to link multiple sites.

    ETHERNET--A local area network technology used for connecting computers, printers, workstations, terminals, etc., within the same building. Ethernet operates over twisted wire or coaxial cable at speeds up to 100 megabits per second. Ethernet is the most popular LAN technology.

    FCC--The United States Federal Communications Commission.

    FDDI (FIBER DISTRIBUTED DATA INTERFACE)--Based on fiber optics, FDDI is a 100 megabit per second local area network technology used to connect computers, printers, and workstations at very high speeds. FDDI is also used as backbone technology to interconnect other LANs.

    FIBER MILE--The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route mile" below.

    INTERCONNECTION DECISIONS--Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other large ILECs to provide interconnection in ILEC central offices to any CAP, long distance carrier or end-user seeking such interconnection for the provision of interstate special access and switched access transport services.

    KILOBIT--One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "kilobits per second." One kilobit is approximately sufficient to encode a standard telegram.

    LANS (LOCAL AREA NETWORKS)--The interconnection of computers for the purpose of sharing files, programs and various devices such as printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

    LOCAL EXCHANGE--A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

    LEC (LOCAL EXCHANGE CARRIER)--A company providing local telephone services.

    LINE--an electrical path between a LEC central office and a subscriber.

    LONG DISTANCE CARRIERS (INTEREXCHANGE CARRIERS)--Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

    MEGABIT--One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second." One megabit is approximately sufficient to encode a 3 inch by 5 inch photograph.

    NUMBER PORTABILITY--The ability of an end-user to change local exchange carriers while retaining the same telephone number.

    POPS (POINTS OF PRESENCE)--Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

    PUC (PUBLIC UTILITY COMMISSION)--A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

    PRIVATE LINE--A dedicated telecommunications connection between end-user locations.

    PUBLIC SWITCHED NETWORK--That portion of a ILEC's network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the public switched network is generally switched at the ILEC's central offices.

    RECIPROCAL COMPENSATION--The compensation paid to and from a new competitive local exchange carrier and the ILEC for termination of a local call on each other's networks.

    ROUTE MILE--The number of miles of the telecommunications path in which the Company-owned or leased fiber optic cables are installed.

    SPECIAL ACCESS SERVICES--The lease of private, dedicated telecommunications lines or "circuits" along the network of a ILEC or a CAP, which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end-user to a long distance carrier POP.

    SWITCH--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

    SWITCHED ACCESS SERVICES--Transmission of switched calls through the local switched network for the purpose of originating or terminating toll calls. Long distance companies pay switched access charges to the ILECs for each switched call originated or terminated on the ILEC's network.

    SWITCHED ACCESS TRANSPORT SERVICES--Transportation of switched traffic along dedicated lines between the ILEC central offices and long distance carrier POPs.

    SWITCHED TRAFFIC--Telecommunications traffic along the public switched network that is charged on a per-minute or other range sensitive basis. This traffic is generally switched at the ILEC's central offices.

    TOKEN RING--A local area network technology used to interconnect personal computers, file servers, printers, and other devices. Token Ring LANs typically operate at either 4 megabits per second or 16 megabits per second.

                         NEXTLINK COMMUNICATIONS, INC.

    All tendered Old Preferred Shares, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                               The Exchange Agent
                           for the Exchange Offer is

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                                   2 Broadway
                            New York, New York 10004
                      Attention: Reorganization Department
                           Phone: (212)509-4000 x535
                               Fax: (212)509-5150

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and By-laws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

    The Company's By-laws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the "Washington Business Act") of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contains a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts of omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

    The Company intends to enter into separate indemnification agreements with each of its directors and executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:

       1   --Purchase Agreement, dated as of January 21, 1997, by and among the Company and the
             Initial Purchasers.
      3.1  --Articles of Incorporation of the Company.
      3.2  --By-laws of the Company
      4.1  --Form of Exchange Note Indenture, by and among the Company and United States Trust
             Company of New York, as trustee, relating to the Exchange Notes, including form of
             Exchange Notes.
      4.3  --Certificate of Designations of the Powers, Preferences and Relative,
             Participating, Optional and Other Special Rights of 14% Senior Exchangeable
             Redeemable Preferred Shares and Qualifications, Limitations and Restrictions
             thereof.
      4.4  --Form of stock certificate of 14% Senior Exchangeable Redeemable Preferred Shares.
     *5.1  --Opinion of Willkie Farr & Gallagher.
     *5.2  --Opinion of Davis Wright Tremaine, LLP.
     10.1  --Stock Option Plan of the Company.
     10.2  --Management Agreement, dated as of April 30, 1996, by and between NEXTLINK
             Management Services, L.L.C. and Telecommunications of Nevada, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 of NEXTLINK
             Communications, L.L.C. (the predecessor of the Company) file no. 333-4603)

     10.3  --Warrant Agreement, dated as of January 31, 1997, by and between the Company and
             Continental Stock Trust & Transfer Company, as warrant agent.
     10.4  --Registration Rights Agreement dated as of January 15, 1997, between the Company and the signatories listed therein.
     10.5  --Preferred Exchange and Registration Rights Agreement, dated as of January 31,
             1997, by and among the Company and the Initial Purchasers.
      12   --Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
      21   --Subsidiaries of the Registrant.
     23.1  --Consent of Arthur Andersen LLP.
     23.2  --Consent of Deloitte & Touche LLP.
    *23.3  --Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit
             5.1).
    *23.4  --Consent of Davis Wright Tremaine, LLP (included in their opinion filed as Exhibit
             5.2).
      24   --Powers of Attorney (included on signature pages).
     *25   --Statement on Form T-1 of Eligibility of Trustee.
     99.1  --Form of Letter of Transmittal.
     99.2  --Form of Notice of Guaranteed Delivery.
     99.3  --Form of Letter to Clients.
     99.4  --Form of Letter to Nominees.

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules:

    All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on March 13, 1997.

                                NEXTLINK COMMUNICATIONS, INC.

                                By:              /s/ CRAIG O. MCCAW
                                     -----------------------------------------
                                                   Craig O. McCaw
                                           Title: CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of NEXTLINK Communications, Inc., do hereby severally constitute and appoint James F. Voelker and R. Bruce Easter, Jr., and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-4, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
      /s/ CRAIG O. MCCAW        Chief Executive Officer and
------------------------------    Director                     March 13, 1997
        Craig O. McCaw

                                Vice President, Chief
    /s/ KATHLEEN H. ISKRA         Financial Officer
------------------------------    (Principal Financial         March 13, 1997
      Kathleen H. Iskra           Officer and Principal
                                  Accounting Officer)

     /s/ JAMES F. VOELKER       President (Principal
------------------------------    Executive Officer) and       March 13, 1997
       James F. Voelker           Director

     /s/ DENNIS WEIBLING        Director
------------------------------                                 March 13, 1997
       Dennis Weibling

       /s/ SCOT JARVIS          Director
------------------------------                                 March 13, 1997
         Scot Jarvis

     /s/ C. JAMES JUDSON        Director
------------------------------                                 March 13, 1997
       C. James Judson

    /s/ WILLIAM A. HOGLUND      Director
------------------------------                                 March 13, 1997
      William A. Hoglund